UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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UNITED STATIONERS INC.

(Name of Registrant as Specified In Its Charter)

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United Stationers Inc. One Parkway North Boulevard, Suite 100 Deerfield, Illinois 60015

March 30, 2011

Dear Stockholder:

On behalf of the Board of Directors and management of United Stationers Inc., I cordially invite you to attend the 2011 Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, May 11, 2011, at 2:00 p.m. Central Time, at the Company’s offices located at One Parkway North Boulevard, Deerfield, Illinois.

At this year’s Annual Meeting, the matters to be considered by stockholders are the election of three directors each to serve for a three-year term expiring in 2014, the ratification of the selection of the Company’s independent registered public accountants for 2011, the approval of the Amended and Restated 2004 Long-Term Incentive Plan, an advisory vote on executive compensation, an advisory vote on the frequency of advisory votes on executive compensation and the transaction of such other business as may properly come before the meeting. The Board of Directors has unanimously recommended a vote “FOR” election of the nominees named in the accompanying Proxy Statement, “FOR” ratification of the selection of independent registered public accountants, “FOR” approval of the Amended and Restated 2004 Long-Term Incentive Plan, “FOR” approval of our executive compensation and for every year as the frequency of advisory votes on executive compensation.

Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying Proxy Statement and vote promptly. To ensure that your shares are represented at the meeting, we recommend that you submit a proxy to vote your shares through the Internet by following the instructions set forth in the Notice of Internet Availability of Proxy Materials. You may also vote by telephone or mail by requesting a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote. The Notice of Internet Availability of Proxy Materials contains instructions on how to request paper copies of the proxy materials. This way, your shares will be voted even if you are unable to attend the meeting. This will not, of course, limit your right to attend the meeting or prevent you from voting in person at the meeting if you wish to do so.

Your Directors and management look forward to personally meeting those of you who are able to attend.

Sincerely yours,

Frederick B. Hegi, Jr.
Chairman of the Board

United Stationers Inc. One Parkway North Boulevard, Suite 100 Deerfield, Illinois 60015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 11, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2011

•	The proxy statement and Form 10-K to security holders are available at www.unitedstationers.com/investor/annualmeeting

The 2011 Annual Meeting of Stockholders of United Stationers Inc. will be held on Wednesday, May 11, 2011, at 2:00 p.m. Central Time, at the Company’s offices located at One Parkway North Boulevard, Deerfield, Illinois for the following purposes:

1. To elect three Class I directors each to serve for a three-year term expiring in 2014;

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accountants for 2011;

3. To approve the Amended and Restated 2004 Long-Term Incentive Plan;

4. To cast an advisory vote on executive compensation;

5 To cast an advisory vote on the frequency of advisory votes on executive compensation; and

6.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors has unanimously recommended a vote “FOR” election of these nominees, “FOR” ratification of the selection of independent registered public accountants, “FOR” approval of the Amended and Restated 2004 Long-Term Incentive Plan, “FOR” approval of executive compensation and for every year as the frequency of advisory votes on executive compensation.

The record date for the Annual Meeting is the close of business on Monday, March 14, 2011. Only stockholders of record as of that time and date are entitled to notice of, and to vote at, the meeting. Record holders of the Company’s Common Stock as of the record date may submit their proxies by following the voting instructions set forth in the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

Eric A. Blanchard
Secretary

March 30, 2011

United Stationers Inc.
One Parkway North Boulevard, Suite 100
Deerfield, Illinois 60015

PROXY STATEMENT

March 30, 2011

PROXY AND VOTING INFORMATION

The Board of Directors of United Stationers Inc. (referred to as “we” or the “Company” in this Proxy Statement) is soliciting your proxy for use at our 2011 Annual Meeting of Stockholders and any adjournments or postponements thereof (the “Annual Meeting”).

What is a Notice of Internet Availability of Proxy Materials

Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies to our stockholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet as well as vote your shares online. You may also vote by telephone or mail by requesting a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote. The Notice of Internet Availability of Proxy Materials contains instructions on how to request paper copies of the proxy materials. We expect to commence mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about March 30, 2011.

Who May Vote

Holders of record of our Common Stock at the close of business on Monday, March 14, 2011 (the “Record Date”) may vote at the Annual Meeting. On that date, 23,162,519 shares of our Common Stock were issued and outstanding. Each share entitles the holder to one vote.

How to Vote

If you are a holder of record of our Common Stock (that is, the shares are registered by our transfer agent directly in your own name) on the Record Date, you may submit a proxy with your voting instructions, by the respective applicable deadline shown on the Notice of Internet Availability of Proxy Materials or proxy card, using any of the following methods:

•	Through the Internet: Go to the website http://www.proxyvote.com and follow the instructions on the Notice of Internet Availability of Proxy Materials to view the proxy materials online and vote your shares through the Internet.

•	By Telephone:

•	You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by telephone.

•	Please review the Notice of Internet Availability of Proxy Materials for instructions on how to order paper copies of the proxy materials.

•	By Mail:

•	You must request a paper copy of the proxy materials, which will include a proxy card with instructions on how to vote by mail.

•	Please review the Notice of Internet Availability of Proxy Materials for instructions on how to order paper copies of the proxy materials.

If you choose to submit your proxy with voting instructions by telephone or through the Internet, you will be required to provide your assigned control number shown on the Notice of Internet Availability of Proxy Materials or proxy card before your proxy and voting instructions will be accepted. Once you have indicated how you want to vote in accordance with those instructions, you will receive confirmation that your proxy has been submitted successfully by telephone or through the Internet.

If you hold your shares of our Common Stock in “street name” through a broker, bank, custodian, fiduciary or other nominee, you should review the separate Notice of Internet Availability of Proxy Materials supplied by that firm to determine whether and how you may vote by mail, telephone or through the Internet. To vote these shares, you must use the appropriate voting instruction form or toll-free telephone number or website address specified on that firm’s voting instruction form for beneficial owners.

How Proxies Work

Giving your proxy means that you authorize the persons named as proxies to vote your shares at the Annual Meeting in the manner you direct. If you hold any shares in the Company’s Employee Stock Purchase Plan (“ESPP”), your proxy (whether given by mailing the proxy card or voting by telephone or through the Internet) will also serve as voting instructions to Computershare Trust Company, as nominee holder under the ESPP, with respect to the shares allocated to your account in the ESPP.

If you sign and return a proxy card, or use telephone or Internet voting, but do not specify how you want to vote your shares, the proxies will vote your shares “FOR” the election of each of the three director nominees, “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accountants for 2011, “FOR” approval of the Amended and Restated 2004 Long-Term Incentive Plan, “FOR” approval of executive compensation and for every year as the frequency of advisory votes on executive compensation. If you specify how you want to vote your shares on some matters but not others, the proxies will vote your shares as directed on the matters that you specify and as indicated above on the other matters described in this proxy statement. However, if you hold shares in the ESPP, Computershare Trust Company, as nominee holder under the ESPP, will not vote shares allocated to your ESPP account unless you indicate your voting instructions. The proxies will also vote your shares in their discretion on any other business that may properly come before the meeting.

Revocation of Proxies

If you have voted by submitting a proxy, you may revoke your proxy at any time before it is exercised at the Annual Meeting by any of the following methods:

•	Requesting and submitting a new proxy card that is properly signed with a later date;

•	Voting again at a later date by telephone or through the Internet — your latest voting instructions submitted before the deadline for telephone or Internet voting, 11:59 p.m. Eastern Time on May 10, 2011, will be counted and your earlier instructions revoked;

•	Sending a properly signed written notice of your revocation to the Secretary of the Company at United Stationers Inc., One Parkway North Boulevard, Suite 100, Deerfield, Illinois 60015-2559; or

•	Voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself revoke an earlier submitted proxy.

A proxy card with a later date or written notice of revocation shall not constitute a revocation of a previously submitted proxy unless it is received by the Secretary of United Stationers Inc. before the previously submitted proxy is exercised at the Annual Meeting.

Quorum

To conduct the business of the Annual Meeting, we must have a quorum. Under our current Bylaws, a quorum for the Annual Meeting requires the presence, in person or by proxy, of the holders of a majority of the 23,162,519 shares of our Common Stock issued and outstanding on the Record Date.

In general, a broker who holds securities as a nominee in street name has limited authority to vote on matters submitted at a stockholders’ meeting in the absence of specific instructions from the beneficial owner. In the absence of instructions from the beneficial owner or authorization from the regulatory agency of which the broker is a member to vote on specific matters without the need to obtain instructions from the beneficial owner, a broker will specify a “non-vote” on those matters. Brokers are typically permitted to vote for the ratification of the selection of independent registered public accountants if they have not received instructions from the beneficial owner; however, brokers may not vote on the other matters described in this Proxy Statement without specific instructions from the beneficial owner. Under Delaware law and our Bylaws, we count instructions to withhold voting authority for director nominees, any abstentions and broker non-votes as present at meetings of our stockholders for the purpose of determining the presence of a quorum.

Required Votes

The nominees for director will be elected by a plurality of the votes cast at the Annual Meeting. This means that the three nominees who receive the greatest number of votes will be elected as directors. Broker non-votes and instructions to withhold authority to vote for one or more nominees are not counted for this purpose and will not affect the outcome of this election.

Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accountants will require the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote on such matter. Abstentions will be counted as represented and entitled to vote for purposes of determining the total number of shares that are represented and entitled to vote with respect to this proposal. As a result, an abstention from voting on this proposal will have the same effect as a vote “AGAINST” the matter. Broker non-votes will not be considered as represented and entitled to vote with respect to this proposal and will have no effect on the voting on this matter.

Approval of the Amended and Restated 2004 Long-Term Incentive Plan will require the affirmative vote of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote on such matter. Abstentions will be counted as represented and entitled to vote for purposes of determining the total number of shares that are represented and entitled to vote with respect to this proposal. As a result, an abstention from voting on this proposal will have the same effect as a vote “AGAINST” the matter. Broker non-votes will not be considered as represented and entitled to vote with respect to this proposal and will have no effect on the voting on this matter.

The vote on the approval of our executive compensation is advisory and non-binding. However, we will consider our stockholders to have approved our executive compensation if the number of votes “FOR” this proposal exceeds the number of votes “AGAINST” this proposal. Accordingly, abstentions and broker non-votes will not affect the outcome of this advisory vote.

The vote on frequency of advisory votes on executive compensation is advisory and non-binding. However, we will consider our stockholders to have selected the frequency option that receives the most votes. Accordingly, abstentions and broker non-votes will not affect the outcome of this advisory vote.

We do not know of any other matters to be submitted for stockholder action at the Annual Meeting.

Costs of Proxy Solicitation

We will bear the costs of soliciting proxies for the Annual Meeting. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic communication by our directors, officers and other employees. Directors, officers and other employees of the Company who participate in soliciting proxies will not receive any additional compensation from the Company for doing so. Upon request, we will reimburse brokers, banks, custodians and other nominee record holders for their out-of-pocket expenses in forwarding proxy materials to their principals who are the beneficial owners of our Common Stock as of the Record Date.

PROPOSAL 1: ELECTION OF DIRECTORS

General

The Company’s business and affairs are managed under the direction of our Board of Directors. The Board has responsibility for establishing broad corporate policies relating to the Company’s overall performance rather than day-to-day operating details.

Our Board of Directors currently consists of ten members. The Board is divided into three classes, each of which is elected for a three-year term. The terms of the four current Class I Directors expire in 2011. Richard W. Gochnauer and Daniel J. Good, who have served on the Board since 2002 and 1995, respectively, and currently serve as Class I Directors are both retiring from the Board and will not stand for reelection at the Annual Meeting. Robert B. Aiken, Jr., who was appointed to the Board of Directors as a Class I Director in December 2010 will be a nominee as a Class I Director at the Annual Meeting for election to a three-year term expiring in 2014. P. Cody Phipps, who will be elected to the position of Chief Executive Officer effective as of the Annual Meeting, is also a nominee as a Class I Director at the Annual Meeting for election to a three-year term expiring in 2014. Jean S. Blackwell, who is a current Class I Director, is standing as a nominee at the Annual Meeting for reelection to a three-year term expiring in 2014.

The nominees have indicated that they are willing and able to serve as Company Directors. If any nominee becomes unavailable for election for any reason, the persons named as proxies in the enclosed proxy card will have discretionary authority to vote the shares they represent for any substitute nominee designated by the Board of Directors, upon recommendation of the Governance Committee.

Information regarding each of the Director nominees and the Directors continuing in office, including his or her age, principal occupation, other business experience during at least the last five years, directorships in other publicly held companies during the last five years and period of service as a Company Director, is set forth below. Also included below is a discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the Director nominee or Director should serve on the Board.

Director Nominees

The nominees for election as Class I Directors at this year’s Annual Meeting, each to serve for a three-year term expiring in 2014, are set forth below:

Robert B. Aiken, Jr. (48) was elected by the Company’s Board of Directors to join the Board in December 2010. Mr. Aiken has not yet been appointed to serve on Board committees. Mr. Aiken is Managing Director of Capwell Partners LLC, a private-equity firm focused on companies offering health and wellness products and services. Mr. Aiken has been in the private-equity business since February 2010. Prior to that time, Mr. Aiken was the President and Chief Executive Officer of U.S. Foodservice, one of the country’s premier foodservice distributors. Mr. Aiken joined U.S. Foodservice in 2004 and held several senior executive positions including President and Chief Operating Officer and Executive Vice President of Strategy and Governance, before being named Chief Executive Officer in 2007. From 2000 until 2004, Mr. Aiken also served as President and Principal of Milwaukee Sign Co., a privately-held manufacturing firm. From 1994 to 2000, Mr. Aiken was an executive with Specialty Foods Corporation, where he held several positions, including President and Chief Executive Officer of Metz Baking Company. Early in Mr. Aiken’s career, he worked as a business lawyer. Since February 2010, Mr. Aiken has served as a Director of Red Robin Gourmet Burgers, where he is Chair of the Nominating & Governance Committee. Mr. Aiken brings to the Board of Directors experience as a chief executive officer of a corporation with significant operations and a large, labor-intensive workforce. He has in-depth experience in operations, sales force effectiveness, supply chain and private label products. Mr. Aiken also holds accounting and law degrees.

Jean S. Blackwell (56) was elected to the Company’s Board of Directors in May 2007. Ms. Blackwell serves as Chair of the Human Resources Committee and is a member of the Audit Committee. Ms. Blackwell is the Chief Executive Officer of the Cummins Foundation and Executive Vice President, Corporate Responsibility of Cummins Inc. (“Cummins”). From 2003 until her appointment in 2008 to her current position, Ms. Blackwell served as the Executive Vice President and Chief Financial Officer for Cummins. Ms. Blackwell also served as Vice President and General Counsel; Vice President, Human Resources; and Vice President, Cummins Business Services. Ms. Blackwell was appointed as Executive Vice President of Cummins in 2005. Prior to

joining Cummins, Ms. Blackwell was a partner in the Indianapolis law firm of Bose McKinney & Evans and also worked for the State of Indiana as Budget Director and for the State Lottery Commission as Executive Director. She has also served as a director of The Phoenix Companies, a life insurance company. Ms. Blackwell has an in-depth knowledge of the business operations of a publicly-traded company from her long tenure at Cummins and a strong financial acumen from her senior management experience. Through her experiences, as well as serving on our Audit Committee and her previous service as Chair of the audit committee of The Phoenix Companies, she has a thorough understanding of financial reporting of a public company and is well-versed in internal controls. Ms. Blackwell also brings significant knowledge of Human Resource practices to her position as Chair of the Company’s Human Resource Committee, having served as Vice President of Human Resources at Cummins.

P. Cody Phipps (49) will be promoted to President and Chief Executive Officer effective as of the 2011 Annual Meeting. He currently serves as President and Chief Operating Officer, a position he has held since September, 2010. Mr. Phipps served as the Company’s President, United Stationers Supply from October 2006 to September 2010. He joined the Company in August 2003 as its Senior Vice President, Operations. From 1990 until joining the Company, Mr. Phipps was a partner at McKinsey & Company, Inc., a global management consulting firm. During his tenure at McKinsey, he became a leader in the firm’s North American Operations Effectiveness Practice. He co-founded and led its Service Strategy and Operations Initiative, which focused on driving significant operational improvements in complex service and logistics environments. Prior to joining McKinsey, Mr. Phipps worked as a consultant with The Information Consulting Group, a systems consulting firm, and prior to that time, as an IBM account marketing representative. At the Company, as well as in his prior positions, Mr. Phipps has demonstrated his ability to build high performance teams, develop and execute growth strategies, drive operational excellence, lead improvements and new developments in service capabilities, and increase customer satisfaction. In addition, as President and Chief Executive Officer of the Company, he will be uniquely positioned to understand our business and contribute to the Board’s strategic guidance to management.

THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED TO SERVE AS A CLASS I DIRECTOR.

Continuing Directors

The other Directors, whose terms will continue after this year’s Annual Meeting, are as follows:

Class II Directors — Continuing in Office until 2012 Annual Meeting

Daniel J. Connors (52) was elected to the Company’s Board of Directors in July 2008. Mr. Connors is a member of the Finance and Governance Committees. Mr. Connors is the Chief Executive Officer of Physiotherapy Associates, a leading provider of outpatient physical therapy services. Prior to this appointment in 2007, Mr. Connors served as the Chief Executive Officer of Wire One Communications, Inc., a leading provider of videoconferencing solutions. He left the company after selling it to British Telecom in May 2008. Prior to Wire One, Mr. Connors served as the Executive Vice President and Chief Administrative Officer of Kinko’s, Inc. until its sale to FedEx Corporation. Mr. Connors also spent a number of years with Bain & Company, working in the firm’s Dallas, London and Munich offices, where he assisted clients with growth strategies, restructuring and turnaround situations. Mr. Connors began his career as a Captain in the U.S. Air Force, serving at the Pentagon in Washington D.C. Mr. Connors has significant knowledge in the areas of retailing and business-to-business services, with functional expertise in technology solutions, marketing, sales, distribution, logistics, offshore sourcing and customer service. Mr. Connors holds two law degrees and an MBA.

Charles K. Crovitz (57) was elected to the Company’s Board of Directors in October 2005. Mr. Crovitz serves as Chair of the Technology Advisory Committee and is a member of the Human Resources Committee. In September 2007, Mr. Crovitz was appointed as the Interim Chief Executive Officer of The Children’s Place Retail Stores, Inc., a children’s clothing and accessories retailer, which position he held until January, 2010. Prior to this appointment, Mr. Crovitz was a member of the executive leadership team of Gap Inc. from 1993 until 2003, most recently serving as Executive Vice President and Chief Supply Chain Officer. During his 10-year career with Gap, Mr. Crovitz was also Executive Vice President, Supply Chain and Technology and Senior Vice President, Strategy and Business Development. Prior to that, he held various positions with Safeway Inc., including serving as a member of the operating committee, Senior Vice President and Chief

Information Officer, and Vice President, Director of Marketing for Safeway Manufacturing Group. Mr. Crovitz also spent several years with McKinsey & Company where he was an Engagement Manager, leading client service teams in retailing, forest products, steel, and personal computer industries. He currently is, and has over the past five years served as, a board member for The Children’s Place Retail Stores, Inc. Mr. Crovitz’ responsibility for information technology during his tenure at Gap and his experience in supply chain management are particularly relevant to the strategic direction of the Company. His extensive operating experience allows him to make significant contributions to the Company’s continuing efforts to pursue growth strategies, increase productivity and reduce its cost structure. Mr. Crovitz also holds an MBA and a law degree.

Frederick B. Hegi, Jr. (67) was elected to the Company’s Board of Directors in March 1995 and has served as its Chairman since November 1996. Mr. Hegi serves as Chair of the Executive Committee and is a member of the Governance and Finance Committees. Mr. Hegi is a founding partner of Wingate Partners, a private investment firm, including the indirect general partner of Wingate Partners II, L.P., positions he has held since 1987. Mr. Hegi is currently and has over the past five years served as a director of Drew Industries Incorporated, a company that produces a broad array of components for manufactured housing and recreational vehicle industries, and as a director of Texas Capital Bancshares, Inc., a bank holding company. During Mr. Hegi’s tenure on the Board, he has acquired an in-depth knowledge of the operations of the Company. His broad experiences in managing operating companies, corporate financing and transactions and strategic planning make him an effective Chairman of the Board.

Class III Directors — Continuing in Office until 2013 Annual Meeting

Roy W. Haley (64) was elected to the Company’s Board of Directors in March 1998. Mr. Haley serves as Chair of the Audit Committee. Mr. Haley is the Executive Chairman and, until September, 2009, was the Chief Executive Officer of WESCO International, Inc., a wholesale supplier of electrical and other industrial supplies and services. Prior to joining WESCO in February 1994, he was President and Chief Operating Officer of American General Corporation, one of the nation’s largest consumer financial services organizations. In addition to his service as a director of WESCO, Mr. Haley served as a director of Cambrex Corporation, a supplier of pharmaceutical and life science industry products and services, for twelve years until his retirement in April 2010. He also served as a director of the Federal Reserve Bank of Cleveland until his retirement in December 2010. Mr. Haley has a history of public company leadership with significant knowledge and operating experience in a distribution company as Chairman and Chief Executive Officer of WESCO International, Inc. This experience allows him to provide highly informed guidance and counsel regarding the operations and value proposition of a wholesale supplier supplemented with his direct knowledge of the Company’s lines of products. Mr. Haley serves as the Chair of the Company’s Audit Committee, which position he has held at the pleasure of the Board for the past 11 years, and as the Chair of the Audit Committee of Cambrex Corporation. Mr. Haley is also designated as one of the financial experts on the Audit Committee. Through his present and past business experiences, Mr. Haley has acquired significant understanding and experience in financial matters of a publicly traded company, internal controls and the functions of an Audit Committee.

Benson P. Shapiro (69) was elected to the Company’s Board of Directors in November 1997. Dr. Shapiro serves as Chair of the Governance Committee and is a member of the Executive Committee. Dr. Shapiro has served on the faculty of Harvard University for 39 years. He currently is The Malcolm P. McNair Professor of Marketing Emeritus at the Harvard Business School and the President of B.P. Shapiro, Inc., a business consulting firm that he founded in 1972. He has served as a consultant to over 300 companies including startups, medium-size firms and large international corporations. He has taught a wide variety of MBA courses including Industrial Marketing, Sales Management, Creative Marketing Strategy and Integrated Product Line Management. Leveraging his academic and consulting experiences, Dr. Shapiro brings a significant understanding of marketing strategy and sales management to the Board’s deliberations with particular strengths in pricing, product line planning and marketing organizations. Dr. Shapiro’s experience as a consultant and long service as a Company director contributes to his engagement on governance and compliance matters, making him an effective Chair of the Governance Committee.

Alex D. Zoghlin (41) was re-elected to the Company’s Board of Directors in May 2008. Mr. Zoghlin serves as a member of the Human Resources and Technology Advisory Committees. Mr. Zoghlin is the Chief Executive Officer of VHT, Inc., a marketing services provider for the real estate industry, a position he has held since

2009. He previously served on the Board from November of 2000 until May 2006. He resigned at that time to focus primarily on building G2 Switchworks, a Chicago-based travel/technology firm, where he was President and Chief Executive Officer until its change of ownership in 2008. He previously served as Chairman, President and Chief Executive Officer of neoVentures Inc., a venture capital investment company for emerging technology companies. Prior to that, he was Chief Technology Officer of Orbitz, LLC, a consumer-oriented travel industry portal backed by major airline companies. Mr. Zoghlin has a history of demonstrated leadership in e-commerce and technology. His experience in programming, developing and implementing web-based solutions makes Mr. Zoghlin a particularly effective member of our Technology Advisory Committee, which provides critical guidance on the Company’s portfolio of information technology assets and systems.

GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles

The Company is committed to the use of sound corporate governance principles and practices in the conduct of its business. The Company’s Board has adopted the United Stationers Inc. Corporate Governance Principles (the “Governance Principles”) to address certain fundamental corporate governance issues. The Governance Principles provide a framework for Company governance activities and initiatives and cover, among other topics, Director independence and qualifications, Board and Committee composition and evaluation, Board access to members of management and independent outside advisors, Board meetings (including meetings in executive session without management present) and succession planning. These principles also provide for the separation of the position of Chairman of the Board, who would normally serve as the Company’s lead independent Director, from that of Chief Executive Officer. The Governance Principles are included under “Corporate Governance” as part of the “Investor Information” section available through the Company’s website at http://www.unitedstationers.com. Neither the Governance Principles nor any other information contained on or available through the Company’s website and referred to in this Proxy Statement is incorporated by reference in, or considered to be part of, this Proxy Statement.

Code of Conduct

The Company’s Board of Directors also has adopted the United Stationers Inc. Code of Business Conduct (the “Code of Conduct”). The Code of Conduct applies to all Directors, officers and employees, and covers topics such as compliance with laws and regulations, proper use of the Company’s assets, treatment of confidential information, ethical handling of actual or apparent conflicts of interest, accurate and timely public disclosures, prompt internal reporting of violations and accountability for adherence to its guidelines. A copy of the Code of Conduct is included under “Corporate Governance” as part of the “Investor Information” section available through the Company’s website at http://www.unitedstationers.com.

Board Independence

The Company’s Board of Directors has affirmatively determined that all of its members and the nominees, other than Mr. Gochnauer, the Company’s current Chief Executive Officer, and Mr. Phipps, who will serve as the Company’s President and Chief Executive Officer as of the 2011 Annual Meeting, are independent within the meaning of the Company’s independence standards set forth in its Governance Principles. The Company’s Governance Principles incorporate the director independence standards of The NASDAQ Stock Market, Inc. (“NASDAQ”), and reflect the Board’s policy that a substantial majority of the Directors who serve on the Company’s Board should be independent Directors. Indeed, for a number of years, a substantial majority of the Company’s Board of Directors has been comprised of independent Directors. In determining that Mr. Haley is independent, the Board considered that Mr. Haley is the Executive Chairman of WESCO International, Inc. (“WESCO”) and that WESCO purchased $1.1 million of products from ORS Nasco, Inc. and Lagasse, Inc., each wholly-owned subsidiaries of the Company, during 2010. The amount of purchases was less than 5% of gross revenues of each of ORS Nasco, Inc. and Lagasse, Inc. The Board concluded that such transactions constituted an insignificant percentage of WESCO’s purchases and the Company’s sales, that Mr. Haley had no direct involvement in such transactions and that such transactions, therefore, did not affect Mr. Haley’s independence. Based on the same information and the representations from the Company’s management that such transactions were in the ordinary course of business at the same prices and on the same terms as are available to customers of the Company generally, the Audit Committee of the Board, with

Mr. Haley abstaining, concluded that such transactions were exempt under the Company’s related person transaction approval policy.

Board Leadership Structure

The Company’s Bylaws call for the Chairman of the Board to be elected by the Board from among its members and to have the powers and duties customarily associated with the position of a non-executive Chairman. Consistent with the Company’s Corporate Governance Principles, the Board expects that in most circumstances the only member of the Company’s management who would be invited to serve on the Board would be the Company’s chief executive officer. However, the Company’s Bylaws also provide that, while the Chairman may hold an officer position, under no circumstances may the Chairman also serve as the President or Chief Executive Officer of the Company. The Chairman of the Board normally will serve as the Company’s lead independent Director and chairs executive sessions of the Board. Since 1996, Frederick B. Hegi, Jr. has served as the Company’s independent Chairman.

These principles are further enhanced in the Company’s Corporate Governance Principles which assist the Board in the exercise of its responsibilities and in serving the best interests of the Company and its stockholders. This structure is intended to serve as a framework within which the Board may conduct its business in accordance with applicable laws, regulations and other corporate governance requirements.

Board Diversity

The Governance Committee is responsible for evaluating potential candidates for Board membership. In its evaluation process, the Committee considers such factors as the experience, background, skill sets, gender, and racial makeup of the current Board as well as candidate’s individual qualities in these areas. The Committee does not have a separate policy on diversity. However, pursuant to the Company’s Corporate Governance Principles, diversity is one of the criteria to be considered for board membership. For this purpose, the Committee considers diversity broadly as set forth above. The Governance Committee believes we have attracted directors representing a diverse base of experience, skills and perspectives.

The Board’s Role in Risk Management

The Board of Directors takes an active role in risk oversight of the Company both as a full Board and through its Committees.

Strategic risk, which relates to the Company properly defining and achieving its high-level goals and mission, as well as operating risk, the effective and efficient use of resources and pursuit of opportunities, are regularly monitored and managed by the full Board through the Board’s regular and consistent review of the Company’s operating performance and strategic plan. For example, at each of the Board’s five regularly scheduled meetings throughout the year, management provides the Board presentations on the Company’s various business units as well as the Company’s performance as a whole. In addition, the Board discusses risks related to the Company’s business strategy at the Board’s strategic planning meetings every year in July and October and at other meetings as appropriate. Similarly, significant transactions, such as acquisitions and financings, are brought to the Board and Finance Committee for approval.

Reporting risk and compliance risk are primarily overseen by the Audit Committee. Reporting risk relates to the reliability of the Company’s financial reporting, and compliance risk relates to the Company’s compliance with applicable laws and regulations. The Audit Committee meets at least four times per year and, pursuant to its charter and established processes, receives input directly from management as well as the Company’s independent registered public accounting firm, Ernst & Young LLP, regarding the Company’s financial reporting process, internal controls and public filings. The Company’s internal audit function performs an annual risk assessment to refresh its ongoing risk-based work plan which includes coverage of financial, operational and compliance risks, reporting results to the Audit Committee on a regular basis. The Company’s Compliance Committee and Enterprise Risk Management Committee, both consisting of senior level staff from the legal, finance, human resources and information technology departments, as well as each business unit, meet regularly to address compliance issues and other enterprise-wide risks and identify any additional actions required to mitigate these risks. Both of these management committees report their results to the Audit Committee. The Audit Committee also receives regular updates from the Company’s in-house attorneys regarding any Hotline reports, Code of Conduct issues or other legal compliance concerns. See “Board

Committees — Audit Committee” below for further information on how the Audit Committee fulfills, and assists the Board of Directors’ oversight of, reporting and compliance risks.

Additionally, the Finance Committee, Technology Advisory Committee and Human Resources Committee each provides risk oversight and monitoring with respect to the Company’s capital structure and corporate finance, deployment of technology and structure of compensation programs, respectively. See the individual descriptions of these committees for further information regarding their roles.

Executive Sessions

Non-management Directors meet regularly in executive sessions without management. In accordance with the Company’s Governance Principles, executive sessions are held at least four times a year. The Company’s independent Chairman of the Board presides at such sessions.

Self-Evaluation

The Board and each of the Audit, Governance, Human Resources, Finance and Technology Advisory Committees conduct an annual self-evaluation, as contemplated by the Company’s Governance Principles and the charters of such Board committees. The Board also obtains peer evaluations of individual Director performance in the course of its self-evaluation process.

Board Meetings and Attendance

The Board of Directors held seven meetings during 2010. During this period, each Director attended more than 75% of the aggregate number of meetings of the Board of Directors and of the Board Committees on which he or she served.

Board Committees

General

The Board of Directors has established six standing committees — an Audit Committee, a Governance Committee, a Human Resources Committee, a Finance Committee, a Technology Advisory Committee and an Executive Committee. The Governance Committee serves as and performs the functions of a Board nominating committee. Each of the standing committees operates under a written charter adopted by the Board. The charters for the committees are included under “Corporate Governance” as part of the “Investor Information” section available through the Company’s website at http://www.unitedstationers.com.

The membership of and number of meetings held by each such standing committee during 2010 are as follows:

Audit Committee — 12 meetings	Governance Committee — 13 meetings
Roy W. Haley — Chair	Benson P. Shapiro — Chair
Jean S. Blackwell	Daniel J. Connors
Daniel J. Good	Frederick B. Hegi, Jr.
Human Resources Committee — 7 meetings	Executive Committee — 0 meetings
Jean S. Blackwell — Chair	Frederick B. Hegi, Jr. — Chair
Charles K. Crovitz	Richard W. Gochnauer
Alex D. Zoghlin	Benson P. Shapiro
Finance Committee — 11 meetings	Technology Advisory Committee — 5 meetings
Daniel J. Good — Chair	Charles K. Crovitz — Chair
Daniel J. Connors	Alex D. Zoghlin
Frederick B. Hegi, Jr.	Noah T. Maffitt (1)

(1)	On February 23, 2010, Noah T. Maffitt became a member of the Technology Advisory Committee. He resigned from the Board of Directors on October 20, 2010.

Audit Committee

The Board has determined that all of the above members of the Audit Committee are independent pursuant to NASDAQ’s current listing standards and Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). No member of the Audit Committee received any compensation from the Company during 2010 other than for services as a member of the Board or one or more of its committees. The Board also has determined that all Audit Committee members are financially literate and at least two members have financial management expertise, in accordance with NASDAQ listing standards. In addition, the Board of Directors has determined that Robert B. Aiken, Jr., Roy W. Haley and Jean S. Blackwell qualify as “audit committee financial experts” within the meaning of applicable Securities and Exchange Commission (“SEC”) regulations.

The principal functions of the Audit Committee involve assisting the Company’s Board of Directors in fulfilling its oversight responsibilities relating to: (1) the integrity of the Company’s financial statements; (2) the soundness of the Company’s internal control systems; (3) assessment of the independence, qualifications and performance of the Company’s independent registered public accountants; (4) performance of the internal audit function; and (5) the Company’s legal, regulatory and ethical compliance programs. The Audit Committee’s twelve meetings during 2010 included reviews with management and the Company’s independent registered public accountants regarding the Company’s financial statements before their inclusion in the Company’s annual and quarterly reports filed with the SEC. For additional information, see “Report of the Audit Committee.”

The Audit Committee operates under a written charter most recently amended as of July 13, 2010. The charter was last reviewed by the Committee in July 2010. The charter is included under “Corporate Governance” as part of the “Investor Information” section available through our website at http://www.unitedstationers.com.

Governance Committee

The Governance Committee evaluates corporate governance principles and makes recommendations to the full Board regarding governance matters, including evaluating and recommending Director compensation, overseeing the evaluation by the Board of Directors of the performance of the Company’s Chief Executive Officer and the Board and reviewing succession planning with respect to the Chief Executive Officer. The Company’s Board has determined that all of the members of the Governance Committee are independent pursuant to current NASDAQ listing standards. In performing the functions of a nominating committee, the Governance Committee reviews and makes recommendations to the full Board concerning the qualifications and selection of Director candidates, including any candidates that may be recommended by Company stockholders.

The Governance Committee operates under a written charter most recently amended as of May 15, 2003. The charter was last reviewed by the Committee in December 2010. The charter is included under “Corporate Governance” as part of the “Investor Information” section available through our website at http://www.unitedstationers.com.

Human Resources Committee

The Human Resources Committee of the Board of Directors generally acts as a Board compensation committee. It reviews and approves or makes recommendations to management and the Board of Directors with respect to compensation, employment agreements and benefits applicable to executive officers. The Human Resources Committee also oversees the development and administration of compensation and benefits.

The Human Resources Committee operates under a written charter most recently amended as of July 13, 2010. The charter was last reviewed by the Committee in July 2010. The charter is included under “Corporate Governance” as part of the “Investor Information” section available through our website at http://www.unitedstationers.com.

The Human Resources Committee is required by its charter to meet at least three times per year. During 2010, the Human Resources Committee had seven meetings and met in executive session when necessary with only the independent committee members and the independent Chairman of the Board present during executive session. The agendas, meetings and calendar are developed and set by the Chair of the Human

Resources Committee with input from the Human Resources Department and the Chief Executive Officer. The Chairman, Chief Executive Officer, other members of management and outside advisors may be invited to attend all or a portion of a Human Resources Committee meeting, other than an executive session of the Human Resources Committee members, depending on the nature of the agenda items. Neither the Chief Executive Officer nor any other member of management votes on items before the Human Resources Committee; however, the Human Resources Committee and the Board of Directors solicit the views of the Chief Executive Officer on compensation matters, including the compensation of our executive officers.

Among its executive compensation oversight responsibilities, the Human Resources Committee approves the base salaries, annual incentive compensation targets, benefits and perquisites of our executive officers, other than the Chief Executive Officer whose compensation is approved by the Governance Committee with input from the Human Resources Committee. The Human Resources Committee generally oversees the development and administration of our compensation and benefits plans, programs and practices, and reviews and makes determinations based on applicable data and analysis. Recommendations are made by the Committee to the Board on overall compensation and benefits objectives. With respect to our annual incentive programs, the Human Resources Committee approves performance targets under our Amended and Restated 2004 Long-Term Incentive Plan or criteria applicable to other executive officer bonuses and reviews attainment of such targets or satisfaction of other relevant criteria. The Human Resources Committee also administers and approves equity grants to our executive officers under our Amended and Restated 2004 Long-Term Incentive Plan. The Committee also advises and consults with the Governance Committee and the Board on non-employee director compensation.

In 2010, at the request of the Board, management conducted a risk analysis of compensation policies and practices. The Human Resources Committee received a report from management regarding its analysis of whether the Company’s compensation policies and practices for all employees, including executive officers, are reasonably likely to incentivize employees to take excessive risks or other actions inconsistent with Company policy that would result in a material adverse effect on the Company. Management identified all compensation policies and practices, analyzed whether they might motivate employees to take inappropriate risks and also considered internal controls that mitigate any such risks. After completion of this analysis, management reported to the Committee its conclusion that none of the Company’s compensation policies and practices is reasonably likely to incentivize employees to take excessive risks that would result in a material adverse effect on the Company, and the Committee concurred with management.

The Human Resources Committee may establish its own procedural rules except as otherwise prescribed by the Company’s Bylaws, applicable law or the NASDAQ listing standards. The Human Resources Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Human Resources Committee, subject to such terms and conditions (including required reporting back to the full Committee) as the Human Resources Committee may prescribe.

The Human Resources Committee has the authority to retain directly (and terminate the engagement of) any outside compensation consultants, outside counsel or other advisors that the Human Resources Committee in its discretion deems appropriate to assist it in the performance of its functions, with the sole authority to approve related retention terms and fees for any such advisors. We will provide for appropriate funding, as determined by the Human Resources Committee, for payment of compensation to such outside advisors the Human Resources Committee retains.

The Human Resources Committee has engaged the services of an independent consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook”). During the last fiscal year, F.W. Cook provided the Human Resources and Governance Committees with updates on compensation trends and regulatory developments, advice on proxy disclosures with regard to compensation matters and other assistance in related items as requested by the Committees including review of various materials prepared for the Committee by management. In completing its work, F.W. Cook was engaged directly on behalf of the Committees, did no other work for the Company or any of its senior executives, and had no other ties to the Company.

For additional information, see “Executive Compensation — Compensation Discussion and Analysis — Use of Consultants.”

Executive Committee

The Executive Committee has the authority to act upon any corporate matters that require Board approval, except where Delaware law requires action by the full Board or where the matter is required to be approved by a committee of independent Directors in accordance with applicable regulatory requirements.

Finance Committee

The purpose of the Finance Committee is to review and provide guidance to the Company’s Board of Directors and management with respect to the Company’s present and future capital structure, requirements and opportunities, as well as plans, strategies, policies, proposals and transactions related to corporate finance, including potential acquisitions and divestitures.

Technology Advisory Committee

The purpose of the Technology Advisory Committee is to assist the Company’s Board of Directors in fulfilling its oversight responsibilities relating to: (1) assessment and management of the Company’s portfolio of information technology (“IT”) assets and systems; (2) promotion of an effective, efficient, scalable, flexible, secure and reliable IT infrastructure that enables the Company to execute against goals and plans to achieve business success, position the company for competitive advantage and enhance the Company’s interactions with all of its customers; (3) consideration of the impact of emerging IT developments that may affect the Company’s IT systems or business; (4) evaluation and oversight of the Company’s eBusiness strategy and technology-based marketing efforts; and (5) alignment of the Company’s IT strategic direction, investment needs and priorities with its overall business visions, goals and strategies.

Consideration of Director Nominees

Mr. Robert B. Aiken, Jr. is a nominee for Director at the 2011 Annual Meeting of Stockholders. During 2010 the Board obtained recommendations from the Board members for possible candidates to join the Board. Mr. Aiken was one of the candidates recommended and thereafter joined the Board of Directors in December 2010. Mr. Aiken was elected as a Class I Director in order that, as a matter of good governance, he would stand for reelection before the stockholders at the 2011 Annual Meeting.

Mr. P. Cody Phipps is a nominee for Director at the 2011 Annual Meeting of Stockholders. Effective as of the 2011 Annual Meeting, Mr. Phipps will assume the role of Chief Executive Officer for the Company and as such has been nominated as a candidate for the Board.

The Governance Committee periodically assesses the Board’s size and composition and whether there may be any near-term vacancies on the Board due to retirement or otherwise. The Governance Committee uses a variety of methods to identify and evaluate potential Director nominees when the need for a new or additional Director is identified. It may seek or receive candidate recommendations from other Board members, members of the Company’s senior management, stockholders or other persons. In addition, if and when it deems appropriate, the Governance Committee may retain an independent executive search firm to assist it in identifying potential Director candidates. Any such candidates may be evaluated at regular or special meetings of the Governance Committee and the Governance Committee may solicit input from other Directors.

In evaluating any identified or submitted candidates for the Board, the Governance Committee seeks to achieve a balance of knowledge, skills, experience and capability on the Board and to address the Board membership criteria set forth in the Company’s Governance Principles. In addition, the Governance Committee believes that candidates must have high personal and professional ethics and integrity, with values compatible with those of the Company; broad and substantial experience at a senior managerial or policy-making level as a basis for contributing wisdom and practical insights; the ability to make significant contributions to the Company’s success; and sufficient time to devote to their duties as a Director. In addition, the Governance Committee believes it is important that each Director represent the interests of all stockholders.

The Governance Committee’s policy is to consider properly submitted stockholder nominations for Director candidates in the same manner as a committee-recommended nominee. To recommend any qualified candidate for consideration by the Governance Committee, a stockholder should submit a supporting written statement to the Company’s Secretary at United Stationers Inc., One Parkway North Boulevard, Deerfield,

Illinois 60015-2559 in accordance with the procedures described later in this Proxy Statement under the heading “Stockholder Proposals”. This written statement must contain: (i) as to each nominee, his or her name and all such other information as would be required to be disclosed in a proxy statement with respect to the election of such person as a Director pursuant to the Exchange Act; (ii) the name and address of the stockholder providing such recommendation, a representation that the stockholder is the record owner of shares entitled to vote at the meeting, the number of shares owned, the period of such ownership and a representation that the stockholder intends to appear in person or by proxy to nominate the person specified in the statement; (iii) whether the nominee meets the objective criteria for independence of directors under applicable NASDAQ listing standards and the Company’s Governance Principles; (iv) a description of all arrangements or understandings, and any relationships, between the stockholder and the nominee or any other person or persons (naming such person(s)) pursuant to which the nomination is to be made by the stockholder; and (v) the written consent of each nominee to serve as a Director if so elected.

Communications with the Board and Annual Meeting Attendance

Any stockholder who desires to contact the Company’s Chairman of the Board, who serves as its lead independent Director, or the other members of the Board of Directors may do so by writing to: Chairman of the Board, or Board of Directors, United Stationers Inc., One Parkway North Boulevard, Deerfield, Illinois 60015-2559. All such written communications will be forwarded to and collected by the Company’s Secretary and delivered in the form received to the Chairman of the Board or, if so addressed or deemed appropriate based on the facts and circumstances outlined in the communication, to another member of the Board or a chair of one of its standing committees. However, unsolicited advertisements, invitations or promotional materials may not be forwarded to Directors, in the discretion of the Secretary.

Directors are encouraged to attend annual meetings of the Company’s stockholders. All of the Company’s Directors then serving on the Board of Directors attended the 2010 Annual Meeting of Stockholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the background and objectives of our compensation programs for senior management and the material elements of the compensation of each of the executive officers identified in the following table, to whom we refer as our named executive officers:

Name	Title

Richard W. Gochnauer	Chief Executive Officer
Victoria J. Reich	Senior Vice President and Chief Financial Officer
P. Cody Phipps	President and Chief Operating Officer
Stephen A. Schultz	Group President, Lagasse and ORS Nasco
Todd A. Shelton	President, United Stationers Supply

Executive Summary

The main elements of our compensation program are base salary, annual cash bonus and long-term equity incentive awards. We target base salary at the fiftieth percentile for comparable positions at companies in our peer group and general industry. When we deliver targeted financial results, we aim to provide total compensation (including base salary, cash bonus, equity awards and other compensation) at or slightly above the fiftieth percentile of our peer group and general industry. We seek to pay our executives fairly while challenging them to achieve incentive performance targets that exceed industry performance expectations. In fiscal year 2010, incentive compensation (annual cash bonus and equity awards) accounted for approximately 74% of the total compensation of Mr. Gochnauer and 62% of the average total compensation of our other named executive officers, consistent with the Human Resources Committee’s objective of promoting a “pay for performance” culture by putting a greater percentage of executives’ compensation at risk.

Despite a challenging economic environment, we delivered a strong financial performance in fiscal year 2010. Our net income and return on invested capital, adjusted to exclude items discussed in more detail below, grew 12%, and 44 basis points (“bps”), respectively, Our total cost as a percentage of net sales (Total Cost Factor), adjusted to exclude items discussed in more detail below, improved by 12 bps. Our earnings per share grew 12%, and we generated cash flow of $114.8 million from operations. In addition, our total annual shareholder returns for the fiscal years 2010, 2009 and 2008 were 12%, 40% and (28%), respectively. This compares to total shareholder returns of the S&P 500 Index of 13.1%, (6.5%) and (23%) over the same periods. Our Human Resources Committee took into consideration several factors to determine 2010 compensation, including our financial and business results, individual performance and competitive data. We review our compensation programs annually and make changes as appropriate to further align our executive compensation structure with our stockholders’ interests and current market practices. The Human Resources Committee made the following executive compensation decisions in or with respect to 2010:

•	Approved 2010 performance goals for our annual cash bonus plan, including adjusted net income of $103.7 million, adjusted ROIC of 10.47% and adjusted Total Cost Factor of 15.29% at the corporate level, consistent with our Board-approved business plan.

•	Approved target incentives for 2010 cash bonuses ranging from 50% to 80% of base salary for Mr. Gochnauer and the other named executive officers.

•	Approved merit pay increases to our named executive officers that reflected an assessment of individual performance and, in some cases, increased responsibilities associated with job promotions or a desire to bring the executive’s salary more in line with our compensation philosophy.

•	Approved fiscal year 2010 cash bonus payouts that were paid at 100.48% of target for corporate level metrics, consistent with the design and goals of our bonus plan.

•	Certified that the Company’s economic profit in 2010 resulted in all restricted stock units granted in March 2009 being earned and approximately one-third of the target restricted shares granted in March 2010 being vested.

•	Granted annual equity incentives to our named executive officers that were consistent with our compensation philosophy and an assessment of individual performance and expected future contributions.

•	Eliminated the officer healthcare expense reimbursement program and made modest adjustments to base salaries to reflect the average value of such benefit to the participants, effective January 1, 2011.

•	Updated the Company’s stock ownership guidelines for Directors and executive officers to increase the retention guideline and to revise to market levels the equity ownership values.

•	Approved amendments to the Executive Employment Agreements of all named executive officers (other than Mr. Gochnauer and Ms. Reich who have announced plans to leave the Company in 2011) to eliminate the “gross-up” payment to cover any excise tax in the event of a Change of Control and provide that the Company may recover any cash or equity awarded to the executive under certain circumstances in connection with an accounting restatement by the Company.

We believe our executive pay is reasonable and provides appropriate incentives to our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions. We evaluate annually the major risks to our business, including how risks taken by management could impact the value of executive compensation. The changes we made to our compensation program build upon our solid compensation governance framework and pay for performance philosophy, which are demonstrated by the following:

•	Significant stock ownership guidelines that are met or exceeded by each of our named executive officers and Directors (other than Mr. Aiken, who recently joined the Board of Directors).

•	A prohibition in the Company’s insider trading policy against hedging the economic risk of ownership of our stock by executives and Directors.

•	Absence of any executive perquisites other than an annual cash allowance and modestly enhanced insurance benefits.

•	Review of both the external marketplace and internal comparisons among the executive team in order to factor in internal equity considerations when making compensation determinations.

•	The Human Resources Committee’s engagement of its own independent consultant that does not provide any services to management and had no prior relationship with any of our named executive officers.

•	A strong risk management program with specific responsibilities assigned to management, the Board of Directors and its committees.

Objectives and Design of Our Compensation Program

The Company’s executive compensation is designed to attract talented executives, to reward them fairly for their contributions to the Company, and to retain those individuals who perform at or above our expectations. In addition, our executive compensation program is intended to support our strategic objectives and align the interests of our executives and our stockholders. Our executive compensation program consists of base salary, annual cash incentives, and long-term equity incentives, as well as benefits that are generally available to our salaried employees and certain perquisites. We believe that spreading compensation across three primary components — annual base salary, annual cash incentive that is tied to operating and financial performance, and long-term incentives that reward our executives based on our stock price performance — provides a desirable balance of fixed and at-risk compensation, balances short-term and long-term goals, aligns the interests of management and stockholders, and allows us to offer a compensation package that is competitive in the marketplace.

The Company’s management has retained Aon Hewitt Associates, a human resources consulting firm (“Aon Hewitt”), to provide management with information and advise management on executive compensation matters. Aon Hewitt has provided information, which management has validated and updated through additional sources, about the total compensation — including base salary, annual incentive compensation and long-term incentive compensation — paid to executives performing comparable jobs at companies included in a comparator group of companies or those generally included in Aon Hewitt’s general industry database (collectively, the “Compensation Data”). The Human Resources Committee has separately retained an independent consultant, F. W. Cook, to advise the Committee on compensation matters. For additional information about consulting services provided by F. W. Cook and Aon Hewitt, see “— Use of Consultants.”

To determine what similar companies are paying for similar positions in the outside labor market, management has reviewed the Compensation Data relating to a comparator group consisting of companies that are comparable to us in revenue or number of employees, companies that are in similar industries to ours, and other wholesalers. The Board of Directors reviewed the recommendations of management and selected the following seventeen companies for our 2010 comparator group:

Comparator Company	Revenue	Type of Industry	Employee Count

Anixter International Inc.	$5,500,000,000	Distribution — communication products	7,811
Avnet Inc.	$19,200,000,000	Distribution — electronic components and computer products	14,200
Brightpoint, Inc.	$3,600,000,000	Distribution — mobile phones and other wireless products	2,705
Cardinal Health, Inc.	$98,500,000,000	Distribution — pharmaceuticals and other medical supplies	31,200
CDW Corporation	$8,100,000,000	Retail — technology products	6,850
Fastenal Company	$2,300,000,000	Distribution — fasteners and other products	13,285
Genuine Parts Co.	$10,100,000,000	Retail — auto parts	29,000
Ingram Micro Inc.	$34,600,000,000	Distribution — computer products	13,750
Insight Enterprises, Inc.	$4,800,000,000	Distribution — computer hardware and software	4,898
Office Depot, Inc.	$12,100,000,000	Retail — office products	41,000
OfficeMax	$7,200,000,000	Retail — office products	31,000
Patterson Companies, Inc.	$3,200,000,000	Distribution — dental products	6,890
Staples, Inc.	$24,300,000,000	Retail — office products	91,095

Comparator Company	Revenue	Type of Industry	Employee Count

Sysco Corporation	$37,200,000,000	Distribution — food service	46,000
Tech Data Corporation	$22,100,000,000	Distribution — computer products	7,600
W. W. Grainger, Inc.	$7,200,000,000	Distribution — facilities maintenance and other products	18,000
WESCO International, Inc.	$5,100,000,000	Distribution — electrical products	6,100
50th Percentile:	$8,100,000,000		13,750
United Stationers Inc.	$4,800,000,000		5,700

Because of the large variances in revenue among the Company, the companies in our comparator group, and the other companies in Aon Hewitt’s general industry database, regression analysis — a statistical technique for investigating and modeling the relationship between variables — is used to estimate the effect that revenue variances have on executive compensation and to adjust the Compensation Data for such variances among the companies. This adjusted data is used to create marketplace compensation profiles for our executives. Our total compensation mix is targeted at setting base salary at the fiftieth percentile of these marketplace compensation profiles and setting short-term and long-term target incentives at or slightly above the fiftieth percentile. We may depart from these targets when appropriate based on the experience level of an individual, his or her contributions to the Company, market factors, or other considerations. No significant departures from these targets were made for any of the named executive officers in 2010. In general, we believe our targets allow us to recruit, motivate, and retain the executive talent necessary to develop and execute our strategy.

Elements of Compensation

The primary elements of executive compensation are base salary, annual cash incentive awards and long-term equity incentive awards under our Amended and Restated 2004 Long-Term Incentive Plan (“LTIP”). The Governance Committee of our Board of Directors oversees the annual evaluation of Mr. Gochnauer’s performance and determines his annual base salary adjustments and annual cash and long-term incentive targets with input from the Human Resources Committee. Mr. Gochnauer annually reviews the performance of all other executive officers and makes recommendations to the Human Resources Committee with respect to their base salary adjustments and annual cash and long-term incentive targets. The Human Resources Committee approves the final base salary adjustments and incentive targets of the other named executive officers and exercises its discretion in modifying any recommended adjustments or incentive targets.

The following table summarizes each element of our executive compensation program, its purpose and role within our total compensation program, and how the element is designed and compensation levels are determined:

Base Salary

Purpose and Role within Total
Compensation Package	Design and Determination

Provide fixed compensation to attract, motivate and retain executive talent.	Base salaries are reviewed annually based on the following factors:
Must generally be competitive and internally equitable to attract and retain talent. Foundation of total pay, as annual and long-term incentive targets are established as a percentage of base salary.
•  The median base salaries for executives with similar responsibilities based on the Compensation Data
•  Adjustments to reflect an individual executive’s responsibilities, experience, job performance and contribution to overall business goals
•  The median merit (annual) increase percentage projected to be made in the current year by comparator companies and by general industry
•  Internal equity among company executives

Annual Cash Incentive Awards

Purpose and Role within Total
Compensation Package	Design and Determination

Reward performance against established business goals and accomplishments in a given year.

Motivate executives to achieve financial and strategic annual objectives.

Focus executives appropriately on those short-term results that are closely tied to long-term stockholder value creation.
Each named executive officer’s annual cash incentive award target is set as a percentage of his or her base salary. Each executive’s annual cash incentive award payout is determined by multiplying the dollar value of his or her incentive target by the actual award payout percentage.

Target percentages are generally set at or slightly above the median for annual cash incentives awarded to similar level positions based on the Compensation Data, subject to adjustment by the Human Resources Committee to reflect the executive’s responsibilities, job performance, experience and contribution to overall business goals. Mr. Phipps’ target incentive was increased from 65% to 80% upon his promotion to President and Chief Operating Officer as of September 1, 2010. Mr. Shelton’s target incentive was increased from 50% to 65% upon his promotion to President, United Stationers Supply, effective September 1, 2010. No other adjustments were made in 2010.

The Human Resources Committee approved five 2010 performance objectives, including Company adjusted net income, total cost as a percentage of sales, adjusted return on invested capital, OSHA recordable index, and lost time severity index.

The 2010 target financial performance factors were established at levels that were consistent with our expectation that our long-term diluted earnings per share percentage growth rate will be in the mid-teens. The 2010 target safety performance factors were selected to encourage continuous safety improvement and to foster a strong safety culture. The threshold, target and maximum levels of each performance factor are set each year with the following objectives: the relative difficulty of achieving each level is consistent from year to year; the target level is both challenging and achievable, reflects the midpoint of planned Company performance and generally exceeds industry performance expectations; the performance ranges within which minimum and maximum incentive payouts can be earned are consistent with the range of financial results within which performance is expected to occur; and a minimum payment is made to reward partial achievement of the targets and a maximum payment rewards attainment of an aggressive, but potentially achievable, level of performance. For a description of the performance factors and the threshold, target and maximum goals established by the Committee for 2010, see “ — 2010 Annual Cash Incentive Objectives and Payout”.

Purpose and Role within Total
Compensation Package	Design and Determination

If the Human Resources Committee determines that external changes or other unanticipated business conditions materially affected the fairness of the performance factors or unduly influenced our ability to meet them, the Committee retains the discretion to increase or decrease the performance objectives, except no adjustment by the Committee may increase the annual incentive paid to a named executive officer if the award is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Code”). The Committee adjusted the 2010 performance factors to eliminate the net positive impact on net income, Total Cost Factor and ROIC of several non-recurring events, including the reversal of liabilities related to a change in the Company’s vacation pay policy, the elimination of a post-retirement medical plan and the charge for an early retirement program and workforce realignment.

Long Term Equity Incentive Awards

Purpose and Role within Total
Compensation Package	Design and Determination

Reward stockholder value creation as reflected in stock price appreciation. Vesting provisions and terms of non-qualified stock options, restricted stock and restricted stock units are consistent with promoting a long-term management perspective.

Create direct link between compensation of executives and interests of stockholders with awards that derive value based on our stock price.

Reward performance against long-term financial objectives.

Encourage long-term planning.

Retain executives during the vesting period.
Two equity grants, each of which was targeted to provide 50% of the 2010 LTIP economic value target approved for each executive, were made to the named executive officers in 2010. The first grant, effective March 1, 2010, was a restricted stock unit award which vests in three annual increments targeted at 1/3 of the number of units granted, but ranging from (i) 0 to 50% of the number of units granted based on the Company’s achievement of economic profit within a projected range for 2010; (ii) 0 to 100% of the number of units granted (less any previously-vested units) based on the Company’s achievement of cumulative economic profit within a projected range for the years 2010 and 2011; and (iii) 0 to 150% of the number of units granted (less any previously-vested units) based on the Company’s achievement of economic profit within a projected range for the years 2010 through 2012. The second grant, effective September 1, 2010, was a restricted stock award which vests in three substantially equal annual increments, except that if the aggregate diluted earnings per share of the Company for the four quarters preceding a vesting date do not exceed $1.00, the restricted stock scheduled to vest on that date will be forfeited. (The $1.00 earnings per share requirement is designed to assure tax deductibility as described below. See “— Tax Deductibility.”) To convert the economic value of the restricted stock unit awards or restricted stock awards into the target number of restricted stock units or the number of restricted shares granted, respectively, the economic value of the award was divided by the closing price of our common stock on the effective date of the grant.
The economic values of named executive officers’ total LTIP awards are generally targeted at or slightly above the median value of equity awards to executives in similar positions based on comparator group and general industry compensation data, subject to adjustment by the Committee to reflect the executive’s responsibilities, job performance and contribution to overall business goals, as well as the Company’s desire to retain executives. The economic profit performance target for the March 1, 2010 restricted stock unit award reflected the midpoint of planned Company performance, which exceeded industry performance expectations.

Purpose and Role within Total
Compensation Package	Design and Determination

In addition to granting stock-based awards annually to existing executives and upon the hiring of new executives, management may recommend and the Committee may grant special stock-based awards to retain or reward executives. No such grants to named executive officers were made in 2010.

Perquisities and Other Benefits

Purpose and Role within Total
Compensation Package	Design and Determination

Provide a complete and competitive compensation package that supports our goal of attracting and retaining key executive talent.	Cash allowances are provided in lieu of separate perquisite programs such as auto allowances, financial planning reimbursements, physical examination reimbursements, and supplemental liability insurance. The Chief Executive Officer recommends, and the Committee approves, perquisite allowances based on the Compensation Data.
Provide competitive benefits to promote the health, well-being, and financial security of our executives.	Other executive benefits include:
•  Officer healthcare expense reimbursement program, which allows executives to be reimbursed for 100% of eligible covered healthcare expenses not paid by the general employee health plan — this benefit was terminated as of January 1, 2011
•  Group life insurance and accidental death and dismemberment insurance equal to 2 1/2 times the executive’s base salary, up to a maximum benefit of $1.2 million
•  $300,000 of business travel insurance and long-term disability insurance equal to 60% of executive’s annual base salary, up to a maximum of $15,000 per month — this benefit was reduced to 40% of the executive’s annual base salary as of January 1, 2011

Our executives are eligible to participate in all of our other employee benefit plans, such as medical, dental, vision and 401(k) plan. Executives hired prior to January 1, 2008 are also eligible to receive a pension benefit from our frozen pension plan. Mr. Gochnauer will be provided a non-qualified retirement benefit equal to the additional pension benefit from five years of additional age and service credits. See “Executive Compensation — Retirement Benefits.”

Employment Contracts

Purpose and Role within Total
Compensation Package	Design and Determination

Contractually set forth the compensation, benefits and duties, including restrictive covenants, of executives.	These Agreements set forth each executive’s initial annual salary, benefits during employment and post-termination benefits, including in the event of a Change of Control.
Help assure retention of executive experience, skills, knowledge, and background for the benefit of the Company, and the efficient achievement of the long-term strategy of the Company.	The benefit levels and triggering events have been established to be competitive with the general industry based on publicly available data.

Based on its evaluation of the factors listed above — including base salaries and annual and long-term incentive compensation at comparator companies; each named executive officer’s individual responsibilities, job performance and contribution to achievement of business objectives; alignment of executives’ and stockholders’ interests; and attracting, motivating and retaining executive talent — the Human Resources

Committee believes the amounts paid to each named executive officer and the targets established for each named executive officer for 2010 were appropriate.

2010 Base Salary Adjustments

In providing input to the Governance Committee to establish Mr. Gochnauer’s new base salary as of April 1, 2010, the Human Resources Committee reviewed the Compensation Data, as well as benchmark data compiled from other external sources, relating to the Chief Executive Officer position. Such information reflected that Mr. Gochnauer’s base salary was at the median. After consideration of the report and the performance of objectives by Mr. Gochnauer during the previous year, the Governance Committee approved a 1.7% increase in Mr. Gochanuer’s base salary as of April 1, 2010.

The Human Resources Committee set the 2010 base salary increases of the other named executive officers based on recommendations from Mr. Gochnauer. In making his salary evaluations, Mr. Gochnauer assessed each executive’s responsibilities, job performance and contributions to overall business goals, including evaluating the executives in relation to the entire executive team. Based on these factors, Mr. Gochnauer recommended to the Human Resources Committee salary increases for the other named executive officers that ranged from 2.0% to 3.0%. After considering Mr. Gochnauer’s recommendations, the Human Resources Committee approved his proposed merit increases for the named executive officers. On September 1, 2010, in connection with his promotion to President, Supply Division, Mr. Shelton’s base salary was increased by 29.8% to reflect his additional responsibilities. Also on September 1, 2010, Mr. Phipp’s base salary was increased by 21.7% to reflect his new responsibilities as President and Chief Operating Officer of the Company. The resulting base salaries were generally consistent with the median base salaries for executives with similar responsibilities based on the Compensation Data.

2010 Annual Cash Incentive Awards

Under the 2010 Management Cash Incentive Plan (“MIP”) established pursuant to the LTIP, executives are eligible to receive annual cash bonuses based on the Company’s achievement of specific performance objectives. During the first quarter of 2010, the Human Resources Committee established the following threshold, target, and maximum levels, as well as the actual performance level, and the percentage of target payout for each of the 2010 MIP performance objectives:

2010 Performance Objectives	Weight	Threshold	Target	Maximum	Actual	% Achievement

Adjusted Net Income	45.0%	$88,100,000	$103,700,000	$114,100,000	$105,567,000	117.95%
Total Cost as a % of Net Sales	25.0%	15.77%	15.29%	15.05%	15.41%	74.88%
Adjusted Return on Invested Capital	25.0%	9.74%	10.47%	10.95%	10.54%	114.71%
OSHA Recordable Index	3.5%	2.26	2.15	1.95	2.27	0.00%
Lost-Time Severity Index	1.5%	N/A	15.00	9.00	22.00	0.00%
Total	100.0%	N/A	N/A	N/A	N/A	100.48%

(1)	Mr. Phipps’ 2010 MIP payout was based 70% on Company performance against MIP objectives and 30% on United Stationers Supply Division performance against comparable objectives for United Stationers Supply Division from January through August, 2010, except that, with respect to United Stationers Supply Division performance objectives, the adjusted net income objective was replaced by United Stationers Supply Division earnings before interest and taxes, defined as net sales minus total cost of sales minus operating expenses, as derived from the Company’s reported earnings and adjusted for the same items as affected adjusted net income. From September through December, 2010, Mr. Phipps’ 2010 MIP payout was based solely on Company performance against MIP objectives.

(2)	Mr. Schultz’ 2010 MIP payout was based 50% on Company performance against MIP objectives, 25% on Lagasse, Inc. performance against its objectives and 25% on ORS Nasco performance against its objectives. The Lagasse, Inc. and ORS Nasco performance objectives were comparable to Company objectives, except that the adjusted net income Company objective was replaced by earnings before interest and taxes of Lagasse, Inc. or ORS Nasco, as the case may be, with earnings before interest and taxes being defined as net sales minus total cost of sales minus operating expenses, as derived from the Company’s reported earnings and adjusted for the same items as affected adjusted net income.

(3)	Mr. Shelton’s 2010 MIP payout was based 30% on Company performance against MIP objectives and 70% on Lagasse, Inc. performance against comparable objectives for Lagasse, Inc. from January through August, 2010, except that, with respect to the Lagasse, Inc. performance objectives, the adjusted net income objective was replaced by Lagasse, Inc. earnings before interest and taxes, defined as net sales minus total cost of sales minus operating expenses, as derived from the Company’s reported earnings and adjusted for the same items as affected adjusted net income. From September through December, 2010, Mr. Shelton’s 2010 MIP payout was based 70% on Company performance against MIP objectives and 30% on United Stationers Supply Division performance against comparable objectives for United Stationers Supply Division, except that, with respect to United Stationers Supply Division performance objectives, the adjusted net income objective was replaced by United Stationers Supply Division earnings before interest and taxes, defined as net sales minus total cost of sales minus operating expenses, as derived from the Company’s reported earnings and adjusted for the same items as affected adjusted net income.

For purposes of the 2010 MIP, adjusted net income was defined by the Human Resources Committee to mean net income as reported in our audited financial statements, adjusted for the following (net of tax): the vacation pay policy change, the early retirement/workforce realignment and post-retirement medical plan termination. Total cost was defined as operating expenses plus cost components of gross margin covering occupancy, advertising materials, distress loss, net delivery freight and net advertising freight (excluding the vacation pay policy change, early retirement/workforce realignment and post-retirement medical plan termination). Adjusted return on invested capital was determined by dividing adjusted after-tax earnings from continuing operations by our twelve-month average of total assets (excluding cash) minus current liabilities (excluding debt), deferred taxes and long-term liabilities (adjusted for the carrying value within the Company’s Other Comprehensive Income of the assets and liabilities associated with pension plans, post-retirement benefit plans and interest rate swap agreements and excluding the impact of the vacation pay policy change, early retirement/workforce realignment and post-retirement medical plan termination). The last two MIP performance objectives reflected our safety performance, as measured by the frequency of reportable incidents (as defined by Occupational Health and Safety Administration (“OSHA”) guidelines) and the number of lost time days, from which the Lost Time Severity Index is calculated. We believe this mix of performance measures encourages employees to focus appropriately on the Company’s key financial and strategic objectives.

Payment of awards under the 2010 MIP was based upon the level of achievement of each objective. The payout on each performance objective could range from 0% to 200% of the target award related to that objective, depending on whether our performance on that objective is below threshold (payout of 0%); between threshold and target (payout greater than 0% but less than 100%); between target and maximum (payout between 100% and 200%); or at or above maximum (payout of 200%).

Each named executive officer’s 2010 annual incentive target was set as a percentage of his or her base salary that generally reflected the median award target for executives with similar responsibilities based on the Compensation Data. Each executive’s actual incentive payout was determined by multiplying the dollar value of his or her incentive target by the actual award payout percentage. The 2010 targets for the named executive officers and the actual incentives paid to the executives are listed in the following table:

			2010
	2010	2010	Incentive Award	2010
	Incentive Target	Incentive	as a Percent of	Incentive
Name	(% of Base Salary)	Target ($)	Target (%)	Paid ($)

Richard W. Gochnauer	80	729,000	100.48	732,499
Victoria J. Reich	65	274,641	100.48	275,960
P. Cody Phipps	65/80 (1)	371,278	106.11 (2)	393,956
Stephen A. Schultz	65	250,705	105.99	265,722
Todd A. Shelton	50/65 (1)	188,385	81.48 (2)	153,491

(1)	On September 1, 2010, in connection with his promotion to President and Chief Operating Officer, Mr. Phipps’ 2010 incentive target was increased from 65% to 80% of his base salary on a pro-rated basis for the year. On September 1, 2010, in connection with his promotion to President, United Stationers

Supply, Mr. Shelton’s 2010 incentive target was increased from 50% to 65% of his base salary on a pro-rated basis for the year.

(2)	2010 Incentive Target ($) is a calculation which reflects pro-ration of the various base salaries and annual incentive targets for these executives based on mid-year position changes.

The annual cash incentive award payout has been at or above the overall target level twice in the last five years, but during that period we have never achieved the maximum performance level. The annual incentive payout percentage over the past five years has ranged from approximately 20% to 164% of participants’ target award opportunity. The Committee generally attempts to set the minimum, target and maximum levels so the relative difficulty of achieving the target level is consistent from year to year, based on our financial plan for the year.

2010 Long Term Incentive Equity Awards

The Human Resources Committee approved the following long term incentive equity award grants to all executive officers, effective on the dates indicated during 2010:

•	March 1, 2010 Restricted Stock Unit Awards, approved at the February 2010 meeting of the Committee, were designed to provide economic value equal to 50% of the 2010 LTIP economic value target approved for each executive; and

•	September 1, 2010 Restricted Stock Awards, approved at the July 2010 meeting of the Committee, were designed to deliver 50% of the 2010 LTIP economic value target approved for each executive.

In addition to granting stock-based awards annually to existing executives and upon the hiring of new executives, management may recommend and the Committee may grant special stock-based awards to retain or reward executives. No such grants were made in 2010 to named executive officers.

For 2010, the LTIP economic value targets were generally set at the median amounts for executives with similar responsibilities based on the Compensation Data. The consistent grant level among the executive officers other than Mr. Gochnauer was intended to create internal pay equity among our executive officers.

2011 Compensation Program

The Committee approved the following aspects of the 2011 compensation program for executive officers:

•	Annual salary adjustments as of April 1, 2011 based on a 2.5% budget guideline, including .5% provided only to high performers, and generally consistent with the design features and determination processes used in 2010;

•	Annual cash incentive awards reflecting individual incentive targets, performance objectives and other design features generally consistent with those provided in the 2010 MIP, except for the elimination of the safety metric and the increase of the weighting of the ROIC metric from 25% to 30% in the 2011 MIP; and

•	March 1, 2011 Restricted Stock Unit Awards designed to deliver 50% of the 2011 economic value target approved for each executive and having terms generally the same as those set forth in the March 1, 2010 grant, each such award to vest annually up to 50% of the target units (with a maximum payout of 150% of the target units) to the extent earned based on the Company’s cumulative economic profit during the 3-year performance period beginning January 1, 2011.

Stock Ownership Guidelines

We believe that the Company and its stockholders are best served by managing the business with a long-term perspective while delivering strong annual results. We believe that stock ownership is an important tool to strengthen the alignment of interests of stockholders, Directors, and executive officers. Accordingly, in 2007 the Board of Directors adopted stock ownership guidelines for Directors and for all executive officers. The guidelines, as amended in 2010 after a review of peer practices, specify that each Director and executive officer should retain 100 percent of any shares of Company common stock acquired through equity-based grants made by the Company after May 1, 2004 under our incentive plans, until he or she attains and continues to maintain stock, restricted stock, restricted stock units and vested stock option ownership having a value equal to at least the multiple of cash retainer or annual base salary set forth in the table below. As of

March 1, 2011, all of the Directors and executive officers had attained such ownership (other than Mr. Aiken, who recently joined the Board of Directors). All Directors and executive officers fully complied with the retention aspects of the stock ownership guidelines in 2010.

Name	Salary Multiple

Directors	Five x annual cash retainer
Richard W. Gochnauer	Five x base salary
Victoria J, Reich	Three x base salary
P. Cody Phipps	Three x base salary
Stephen A. Schultz	Three x base salary
Todd A. Shelton	Three x base salary

The value of all of the following types of Company stock, stock units or stock options owned by or granted to the participant qualifies toward the participant’s attainment of the target multiple of pay:

•	Vested and unvested restricted stock/stock units

•	Shares owned outright/shares beneficially owned

•	Shares owned through the Company’s employee stock purchase plan or 401(k) plan

•	Shares attained through a deferred stock unit plan

•	Vested in-the-money stock options reflecting the gross value equal to the spread between the strike price (closing stock price on the date of grant) and the fair market value

The Board and the Committee may reduce future long-term incentive grants or other compensation provided to executives who do not comply with the guidelines. Under our insider trading policy, Directors and executive officers, as well as other employees, are prohibited from selling short or trading or purchasing “put” or “call” options on our common stock.

Employment Contracts

We have entered into employment agreements with each of the named executive officers. The named executive officers’ benefits in the event of a change of control have a “double trigger,” meaning the executives are not automatically entitled to any benefits upon a change of control. Rather, they are entitled to receive severance following a change of control only if, within the period of time specified in their respective employment contracts, their employment is terminated by the Company without cause or by the executive for good reason. We believe these change of control severance terms help maintain the named executive officers’ objectivity in decision-making and provide another vehicle to align the interests of the named executive officers with the interests of our stockholders. We also believe that the double-trigger for severance in the case of a change of control encourages executives to remain with us through the closing of a change of control transaction, providing stability at a critical time. We amended the employment agreement with each named executive officer, except Mr. Gochnauer and Ms. Reich, to among other things conform them to a consistent form, eliminate the excise tax gross-up payment to cover any excise tax imposed on the executive by Section 4999 of the Code in the event of a Change of Control, and provide that the Company may recover any cash or equity awarded to the executive under certain circumstances in connection with an accounting restatement by the Company.

Tax Deductibility

Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executives to $1 million annually, unless certain requirements are satisfied. To maximize the corporate tax deduction, our MIP and our LTIP are designed to comply with the requirements of Section 162(m) of the Code and were approved by our stockholders. As the $1 million limit does not apply to compensatory amounts that qualify as performance-based compensation under Section 162(m), performance-based awards made pursuant to these plans are intended to qualify for corporate tax deductibility.

We intend to use performance-based compensation to minimize the effect of the limits imposed by Section 162(m) to the extent that compliance with Code requirements does not conflict with our compensation objectives. In some cases, however, we believe the loss of some portion of a corporate tax deduction may be necessary and appropriate in order to attract and retain qualified executives.

Use of Consultants

Management retained Aon Hewitt Associates in 2010 to provide industry and comparator group compensation market data and analysis. In addition, Aon Hewitt Associates provided consulting services to management, including consulting on compensation and benefits plan design, individual job compensation analysis, pension calculations, long-term incentive calculations including fair value calculations using Aon Hewitt’s proprietary method, and annual Chief Executive Officer compensation.

The Human Resources Committee retained the services of F.W. Cook in 2010 to advise the Committee in connection with its review of management recommendations with respect to base salary adjustments, annual cash incentive awards and long-term incentive equity awards for executive officers, and inform the Committee of regulatory developments and implications.

Other Matters

In October 2010, the Human Resources Committee adopted amendments to the LTIP and amended and restated the Company’s Deferred Compensation Plan and the Governance Committee adopted amendments to the Nonemployee Directors’ Deferred Stock Compensation Plan in order to conform those plans with guidance issued by the Internal Revenue Service with respect to Section 409A under the Code.

Human Resources Committee Report

The Human Resources Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K.

The Human Resources Committee:

Jean S. Blackwell, Chair
Charles K. Crovitz
Alex D. Zoghlin

Summary Compensation Table

The following table summarizes the compensation of the principal executive officer (CEO), principal financial officer (CFO), and the next three highest compensated executive officers who were serving as such at December 31, 2010.

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
			Stock	Incentive Plan	Compensation	All Other
Name and Principal		Salary(1)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total
Position	Year	($)	($)	($)	($)	($)	Compensation ($)

Richard W. Gochnauer	2010	911,250	2,050,026	732,499	17,620	32,290	3,743,685
Chief Executive Officer	2009	882,001	2,305,091	—	29,534	34,224	3,250,850
	2008	890,500	967,504	161,765	28,823	32,548	2,081,140
Victoria J. Reich	2010	422,525	510,033	275,960	9,866	28,458	1,246,842
Senior Vice President	2009	407,680	614,636	—	8,116	25,106	1,055,538
And Chief Financial	2008	412,000	247,503	56,132	20,700	30,010	766,345
Officer
P. Cody Phipps	2010	504,504	622,043	393,956	12,579	28,967	1,562,049
President and Chief Operating Officer	2009	469,018	725,929	—	12,065	25,714	1,232,726
	2008	471,816	288,010	69,638	12,308	29,954	871,726
Stephen A. Schultz	2010	385,700	467,529	265,722	6,270	30,520	1,155,741
Group President,	2009	372,399	481,227	—	7,777	28,421	889,824
Lagasse and ORS Nasco	2008	331,975	254,539	195,477	6,836	31,973	820,800
Todd A. Shelton	2010	336,771	282,536	153,491	—	27,499	800,297
President, United Stationers Supply

(1)	Reflects base salary amounts earned during 2010, including any portions deferred under the 401(k) Savings Plan and the Deferred Compensation Plan of the Company’s wholly owned subsidiary, United Stationers Supply Co. (“USSC”).

(2)	Amounts shown are based upon the grant date fair value of equity awards computed in accordance with Financial Standards Board Accounting Standards Codification (ASC) Topic 718, Compensation — Stock Compensation and represent the maximum value assuming the highest level of performance. See Note 3, “Share-Based Compensation”, to the Company’s audited financial statements contained in our annual reports on Form 10-K for the years ended December 31, 2010, 2009, and 2008, for a discussion of the assumptions used in calculating these values.

(3)	The amounts shown represent annual cash incentives earned based on 2010 performance and paid in March of 2011. These amounts were paid under the MIP pursuant to the Company’s LTIP: see “— Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Awards: 2010 Annual Cash Incentive Awards.”

(4)	This amount represents the change in value under the Company’s Pension Plan, except for Mr. Shelton who is not eligible for the Plan. Earnings on deferred compensation are not reflected in this column because the investment options under the non-qualified Deferred Compensation Plan are the same choices available to all employees under the 401(k) Savings Plan and the named executive officers do not receive preferential earnings on their investments.

(5)	The amounts shown for 2010 include the following:

			Officer Health Care
			Benefits and Other	Total “All Other
	401(k) Match	Cash Perquisite	Perquisites	Compensation”
Name	($)	Allowance ($)	($)	($)

Richard W. Gochnauer	7,350	24,000	940	32,290
Victoria J. Reich	7,350	20,000	1,108	28,458
P. Cody Phipps	7,350	20,000	1,617	28,967
Stephen A. Schultz	7,350	20,000	3,170	30,520
Todd A. Shelton	7,350	18,000	2,149	27,499

Grants of Plan-Based Awards During 2010

The compensation plans under which the grants in the following table were made are described under ‘‘— Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards” and “— Compensation Discussion and Analysis — Elements of Compensation — 2010 Long Term Incentive Equity Awards.” The LTIP permits different types of awards, including but not limited to stock options, restricted stock awards, stock appreciation rights, cash incentives awards, and performance based awards. The LTIP requires that in the event of a corporate transaction involving the Company (including without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), outstanding equity awards (including outstanding awards under the Prior Equity Plans) will be proportionately adjusted.

		Committee
		of the	Estimated Future Payouts Under			Estimated Future Payouts
		Board of	Non-Equity Incentive Plan			Under Equity Incentive Plan			Grant Date Fair Value
		Directors	Awards(1)			Awards(2)(3)			of Stock and Option
	Grant	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	($)

Richard W. Gochnauer	3/1/2010	2/23/2010	—	—	—	—	16,855	25,283	1,000,007
	9/1/2010	7/13/2010	—	—	—	—	21,839	21,839	1,050,019
			—	729,000	1,458,000	—	—	—	—

Victoria J. Reich	3/1/2010	2/23/2010	—	—	—	—	4,214	6,321	250,017
	9/1/2010	7/13/2010	—	—	—	—	5,408	5,408	260,017
			—	274,641	549,282	—	—	—	—

P. Cody Phipps	3/1/2010	2/23/2010	—	—	—	—	4,922	7,383	292,022
	9/1/2010	7/13/2010	—	—	—	—	6,864	6,864	330,021
			—	371,278	742,556	—	—	—	—

Stephen A. Schultz	3/1/2010	2/23/2010	—	—	—	—	3,919	5,879	232,514
	9/1/2010	7/13/2010	—	—	—	—	4,888	4,888	235,015
			—	250,705	501,410	—	—	—	—

Todd A. Shelton	3/1/2010	2/23/2010	—	—	—	—	2,318	3,477	137,527
	9/1/2010	7/13/2010	—	—	—	—	3,016	3,016	145,009
			—	188,385	376,770	—	—	—	—

(1)	These columns indicate the range of payouts targeted for 2010 performance under the Company’s MIP as described in “— Compensation Discussion and Analysis — Elements of Compensation — 2010 Annual Cash Incentive Awards.” The 2011 bonus payments for 2010 performance were made pursuant to the metrics described in “— Compensation Discussion and Analysis — Elements of Compensation — 2010 Annual Cash Incentive Awards” and are disclosed in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	Restricted stock unit (“RSU”) awards granted pursuant to the Company’s LTIP on March 1, 2010 vest in three annual increments on each December 31st to the extent the Company achieves its cumulative economic profit goal for the period ending on such date each year. Participants may earn a threshold of zero to a maximum of 150% of their target equity incentive award over the three-year period. See “— Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards” for more information.

(3)	Restricted stock awards granted pursuant to the Company’s LTIP on September 1, 2010 vest in three substantially equal annual increments, except that if the aggregate diluted earnings per share for the four quarters preceding a vesting date do not exceed $1.00, the stock award scheduled to vest on that date will be forfeited. See “— Compensation Discussion and Analysis — Elements of Compensation — Long Term Equity Incentive Awards” for more information.

Outstanding Equity Awards at December 31, 2010

	Option Awards				Stock Awards(1)
						Equity Incentive
		Number of			Equity Incentive Plan	Plan Awards:
		Securities			Awards: Number of	Market or Payout
		Underlying			Unearned Shares,	Value of Unearned
		Unexercised			Units or Other	Shares, Units or
		Options	Option	Option	Rights That Have	Other Rights That
	Grant	Exercisable	Exercise	Expiration	Not Vested	Have Not Vested
Name	Date	(#)	Price ($)	Date	(2)(#)	(3)($)

Richard W. Gochnauer	9/1/2005	79,845	46.59	9/1/2015	—	—
	9/1/2006	84,802	45.98	9/1/2016	—	—
	9/1/2007	59,565	59.02	9/1/2017	—	—
	9/1/2008	—	—	—	6,505	415,084
	1/1/2009	—	—	—	19,260	1,228,981
	3/2/2009	—	—	—	16,567	1,057,140
	9/1/2009	—	—	—	14,692	937,497
	3/1/2010	—	—	—	11,237	717,033
	9/1/2010	—	—	—	21,839	1,393,547
Victoria J. Reich	7/24/2007	50,000	66.17	7/24/2017	—	—
	9/1/2007	14,477	59.02	9/1/2017	—	—
	9/1/2008	—	—	—	1,664	106,180
	1/1/2009	—	—	—	4,928	314,456
	3/2/2009	—	—	—	5,744	366,525
	9/1/2009	—	—	—	3,674	234,438
	3/1/2010	—	—	—	2,810	179,306
	9/1/2010	—	—	—	5,408	345,084
P. Cody Phipps	8/18/2003	32,000	40.00	8/18/2013	—	—
	9/1/2004	23,000	41.38	9/1/2014	—	—
	9/1/2005	20,283	46.59	9/1/2015	—	—
	9/1/2006	26,093	45.98	9/1/2016	—	—
	9/1/2007	17,794	59.02	9/1/2017	—	—
	9/1/2008	—	—	—	1,937	123,600
	1/1/2009	—	—	—	5,734	365,887
	3/2/2009	—	—	—	7,158	456,752
	9/1/2009	—	—	—	4,290	273,745
	3/1/2010	—	—	—	3,282	209,424
	9/1/2010	—	—	—	6,864	437,992
Stephen A. Schultz	9/1/2007	8,747	59.02	9/1/2017	—	—
	3/4/2008	—	—	—	750	47,858
	9/1/2008	—	—	—	954	60,875
	1/1/2009	—	—	—	2,822	180,072
	3/2/2009	—	—	—	5,247	334,811
	9/1/2009	—	—	—	3,416	217,975
	3/1/2010	—	—	—	2,613	166,736
	9/1/2010	—	—	—	4,888	311,903
Todd A. Shelton	9/1/2004	7,000	41.38	9/1/2014	—	—
	9/1/2005	7,791	46.59	9/1/2015	—	—
	9/1/2006	10,496	45.98	9/1/2016	—	—
	9/1/2007	4,784	59.02	9/1/2017	—	—
	3/4/2008	—	—	—	250	15,953
	9/1/2008	—	—	—	646	41,221
	1/1/2009	—	—	—	1,912	122,005
	3/2/2009	—	—	—	3,452	220,272
	9/1/2009	—	—	—	2,020	128,896
	3/1/2010	—	—	—	1,546	98,650
	9/1/2010	—	—	—	3,016	192,451

(1)	Holders of shares of restricted stock are entitled to vote such shares and to receive dividends if declared.

(2)	The market value of restricted stock and RSU awards is equal to the number of shares awarded multiplied by the closing market price of the Company’s Common Stock on December 31, 2010, which was $63.81.

(3)	Restricted stock granted January 1, 2009 and September 1, 2010, 2009 and 2008, vest in three substantially equal annual increments, except that if the aggregate diluted earnings per share for the four quarters preceding a vesting date do not exceed $1.00, the stock award scheduled to vest on that date will be forfeited.

RSUs granted March 2, 2009 vest on the third anniversary of the grant date to the extent that the Company’s cumulative economic profit for the three-year period beginning January 1, 2009 achieves the Company’s targeted economic profit for such period, provided that up to one-half of the RSUs may be earned (although not vested) after the first year and all of such units may be earned after the second year if the high end of the range of projected economic profit (significantly higher than the target) for such one-year or two-year period, respectively, is met or exceeded. The RSUs, which were fully earned based on the Company’s economic profit in 2010 and 2009, are scheduled to vest on December 31, 2011.

RSUs granted pursuant to the Company’s LTIP on March 1, 2010, vest in three annual increments on each December 31st to the extent the Company achieves its cumulative economic profit goal for the period ending on such date each year. Participants may earn a threshold of zero to a maximum of 150% of their target equity incentive award over the three-year period.

Option Exercises and Stock Vested in 2010

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise(1)	Acquired on Vesting	Vesting(2)
Name	(#)	($)	(#)	($)

Richard W. Gochnauer	291,954	7,733,703	29,058	1,419,877
Victoria J. Reich	—	—	14,819	768,256
P. Cody Phipps	37,000	809,143	8,614	421,046
Stephen A. Schultz	45,311	606,075	4,891	236,475
Todd A. Shelton	8,000	196,960	3,059	148,769

(1)	The value realized is equal to the difference between the option exercise prices and the Company’s common stock price on the date of exercise multiplied by the number of options exercised.

(2)	The value realized under stock awards is equal to the Company’s common stock price on the date the shares vested multiplied by the number of shares.

Retirement Benefits

The Company maintains the following two programs to provide retirement benefits to eligible employees, including executive officers:

•	The United Stationers 401(k) Savings Plan (Plan) is a defined contribution plan qualified under sections 401(a) and 401(k) of the Code. Eligible employees may elect to contribute pretax amounts up to 25% of their eligible compensation (generally, base pay), limited to the cap under the Code on pretax deferrals. In addition, participants may make after-tax contributions ranging from 1% to 10% of eligible compensation, whereby the total pretax and after-tax contribution may not exceed 35% of eligible compensation. The Plan provides for a discretionary matching contribution by the Company. Historically, employee contributions that qualify for matching contributions by the Company have been limited to 6% of annual compensation. Qualifying contributions for exempt associates during 2010 were matched by the Company at a rate of 25% and non-exempt associate contributions were matched at a rate of 50%. The Plan also provides for discretionary profit-sharing contributions on behalf of each eligible participant. A discretionary matching contribution was made in 2011 for those exempt associates actively employed by the Company as of December 31, 2010 and who participated in the Plan during 2010. The amount of the discretionary matching contribution was equal to 25% of the associates’ qualifying contributions in 2010.

•	The Company maintains a “frozen” noncontributory pension plan (the “Pension Plan”) covering over 50% of its employees, including all of the named executive officers other than Mr. Shelton. The Pension Plan provides an annual benefit at age 65 equal to 1% of an employee’s career-average annual compensation (generally, base salary, commissions and bonus), multiplied by the number of years of credited service up to a maximum of 40 years, provided that no additional service credits may be earned after March 1, 2009.

However, an employee’s annual compensation for each year of service prior to September 1989 is deemed to be the compensation earned by such employee during the 12 months ending on August 31, 1989. The Code limits the amount of annual compensation that is considered in calculating an employee’s benefits, which is adjusted annually for inflation. An employee’s pension rights fully vest after five years of service. These benefits are in addition to normal Social Security retirement benefits. Alternative benefit options of early retirement, joint and survivor annuity and disability are also available. Participants may select early retirement payments if the participant has obtained the age of 55 and completed 10 years of service. Early retirement benefits are actuarially reduced for early commencement using a 7.5% annual interest rate and the Unisex Pension 1984 Mortality Table set forward one year. The normal retirement age under the Pension Plan is 65. No employee first hired by the Company after December 31, 2007 is eligible to participate in the Pension Plan. As of March 1, 2009, the Company stopped providing additional service benefits to participants under the Pension Plan.

Pension Benefits in 2010

The table below shows the annual retirement benefits that are estimated to be payable at normal retirement (age 65) under the Pension Plan to the named executive officers. The benefits for the named executive officers are calculated on the basis of estimated years of service at retirement age and current levels of compensation, with assumed annual compensation level increases and assumed increases in plan limits based on an inflation rate of 3%.

				Payments
		Number of Years	Present Value of	During Last
		Credited Service	Accumulated	Fiscal Year
Name	Plan Name	(#)	Benefit(1) ($)	($)

Richard W. Gochnauer(2)	Tax-qualified plan	6.6	139,549	—
	Non-qualified plan	5.0	73,605	—

	Total		213,154

Victoria J. Reich(2)	Tax-qualified plan	1.7	24,607	—
	Non-qualified plan	5.0	62,504	—

	Total		87,111

P. Cody Phipps	Tax-qualified plan	5.5	58,121	—

Stephen A. Schultz	Tax-qualified plan	6.3	41,528	—

Todd A. Shelton(3)	—	—	—	—

(1)	The calculation of the present value of accumulated benefit assumes a discount rate of 5.75%. In addition, the benefits were assumed to be paid as a lump sum at age 65, which is the earliest time a participant may retire under the plan without any benefit reduction due to age. The assumed lump sum interest rate was 5.5%. Additional information about the Company’s pension plan and assumptions may be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Note 12, “Pension Plans and Defined Contribution Plan”, in the Company’s 2010 Annual Report on Form 10-K.

(2)	Pursuant to their Executive Employment Agreements with the Company, Mr. Gochnauer and Ms. Reich are entitled to a non-qualified retirement benefit equal to the additional pension benefit for five years of additional age and service credits. Such credits are calculated for each executive based on the annual service credit and the executive’s eligible compensation under the Pension Plan as of, or during the five years immediately preceding, the executive’s hire date.

(3)	Mr. Shelton is not eligible for participation in the Company’s Pension Plan.

Non-qualified Deferred Compensation in 2010

The United Stationers Supply Co. Deferred Compensation Plan (the “Deferred Compensation Plan”) is a non-qualified deferred compensation plan that provides named executive officers, other executive officers and certain other employees the opportunity to defer salary and annual incentive payments under the MIP.

Each participant may elect to defer any percentage of future compensation, consisting of base salary and/or bonus. The elections must be made on or before December 31 of the year prior to the year in which the participant will earn the compensation. Deferred amounts may be invested in any one or all of 25 mutual funds managed by Fidelity Investments. Participants may change their investment election at any time. Earnings on deferred compensation are determined based on the performance of the mutual fund selected by the participant. The mutual funds offered currently include one money market fund, two bond funds, 13 blended funds, and nine stock funds. Investment elections may be changed daily. Distribution of deferred amounts will be made in cash. Payment options include a lump sum or a series of periodic installments (monthly, quarterly, semi-annually, annually) that may be paid over a period of time not less than 12 months and not to exceed ten years. Payment to certain key employees, payable by reason of a separation from service, may not be made until six months after separation. The Deferred Compensation Plan is subject to forfeiture in the event of bankruptcy.

The following table sets forth certain information regarding non-qualified deferred compensation of the named executive officers:

				Aggregate
		Registrant		Earnings	Aggregate
	Executive	Contributions	Aggregate	in Last	Balance at
	Contributions	in Last Fiscal	Withdrawals/	Fiscal Year	Last Fiscal
Name(1)	in Last Fiscal Year(2) ($)	Year ($)	Distributions ($)	(3) ($)	Year-End(4) ($)

Stephen A. Schultz	7,391	—	—	7,557	251,450
Todd A. Shelton	9,030	—	—	46,290	327,391

(1)	Messrs. Gochnauer and Phipps and Ms. Reich did not participate in the Deferred Compensation Plan.

(2)	Messrs. Schultz and Shelton deferred $7,391 and $9,030, respectively, of their 2010 base salary.

(3)	The Fidelity mutual funds selected by Messrs. Schultz and Shelton incurred gains of 7,557, or 3.1%, and $46,290, or 16.7%, respectively.

(4)	The following aggregate amounts have been included in the “Summary Compensation Table” above (as 2008, 2009 and/or 2010) or in previous years for each named executive officer: Mr. Schultz — $33,548 and Mr. Shelton — $9,030.

Employment Contracts and Employment Termination and Change of Control Arrangements

CEO Employment Agreement

The Company and USSC have entered into an Executive Employment Agreement with Mr. Gochnauer, which was amended and restated as of December 31, 2008 (the “CEO Agreement”). Under the CEO Agreement, Mr. Gochnauer is employed to serve as the Company’s President and Chief Executive Officer. Mr. Gochnauer has announced his resignation as Chief Executive Officer effective as of the Annual Meeting and his retirement on May 31, 2011.

General Terms — The CEO Agreement establishes Mr. Gochnauer’s annual salary as of December 31, 2008 and provides for Mr. Gochnauer’s participation in all stock option, incentive, savings and retirement plans, welfare benefit plans and programs, executive fringe benefits and perquisites programs, and other benefit practices, policies and programs generally available to the Company’s other senior executives. In addition to his participation in USSC’s qualified pension plan, the benefits under which have been frozen effective March 1, 2009, the CEO Agreement entitles Mr. Gochnauer to a non-qualified retirement benefit equal to the additional pension benefit from five years of additional age and service credits.

Post-Termination Payments and Benefits — If Mr. Gochnauer’s employment is terminated during the employment term by Mr. Gochnauer for Good Reason or by the Company without Cause (as such terms are defined below), Mr. Gochnauer will be entitled to receive: (a) all earned and unpaid amounts and benefits; (b) an amount equal to two times his base salary payable over 24 months following termination (or three times his base salary payable in a lump sum in the event such termination occurs within two years of a Change of Control (as defined below)); (c) an amount equal to two times the actual incentive compensation award which would otherwise be payable to him for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or, in the event such termination occurs within two years of a Change of Control, three times the greater of (i) his target incentive compensation award for such year or (ii) his average annual incentive for the prior three years, payable in a lump sum); (d) a pro rata portion of his actual incentive compensation award (or target award in the event such termination occurs within two years of a Change of Control) for the year in which termination occurs payable in a lump sum; (e) continued medical and/or dental insurance coverage until the earlier of 24 months from the date of termination (or three years in the event such termination occurs within two years of a Change of Control) or the date he receives substantially equivalent coverage from a subsequent employer; (f) a lump sum payment equal to the amount the Company would otherwise expend for 24 months’ life and disability coverage for him (or three years’ coverage in the event such termination occurs within two years of a Change of Control); (g) continued vesting of option awards if permitted under the Prior Equity Plan and provided for in his option agreements; and (h) career transition assistance services. In the event of termination within two years of a Change of Control, Mr. Gochnauer also will be entitled to a non-qualified retirement benefit equal to the additional pension benefit from three additional years of age and service credits and reimbursement for reasonable attorneys’ fees incurred in conjunction with any disputes regarding the benefits he is entitled to under the CEO Agreement. The CEO Agreement also provides that Mr. Gochnauer will receive a “gross-up” payment in an amount such that, after satisfaction by him of all taxes imposed upon such payment, he retains that portion of the “gross-up” payment equal to any excise tax imposed by Section 4999 of the Code upon any amount paid or payable to him by the Company; provided, however, that all cash payments and other benefits to which Mr. Gochnauer may become entitled due to a change of control shall be reduced to the largest aggregate amount as will result in no portion thereof being subject to the excise tax or being non-deductible to the Company for federal income tax purposes, provided that no such reduction shall occur if the amount thereof would be more than 10% of the aggregate value of such payments and benefits. In addition, the CEO Agreement prohibits Mr. Gochnauer from competing against the Company in the United States and Canada or soliciting any of the Company’s customers or employees for a period of two years following his employment termination.

Definitions — The Executive Employment Agreements signed by the named executive officers have definitions that differ slightly from each other, including slight variations in the definitions of “Cause,” “Good Reason,” and “Change of Control.” As a result, the circumstances that trigger the executives’ severance benefits are slightly different. Generally, however, when used in connection with a named executive officers’ rights under his or her employment agreement, the terms “Cause,” “Good Reason,” and “Change of Control” have the following definitions:

•	“Cause” means (i) conviction of, or plea of no contest to, a felony; (ii) theft or embezzlement from the Company; (iii) illegal use of drugs; (iv) material breach of the employment agreement; (v) gross negligence or willful misconduct in the performance of the executive’s duties; (vi) breach of any fiduciary duty owed to the Company; or (vii) the executive’s willful refusal to perform the assigned duties for which the executive is qualified as directed by his or her supervisor or by the Board. Generally, in the case of an event constituting Cause that is curable by the executive, the executive must fail to cure the event within thirty days after receipt of notice of the event from the Company.

•	“Good Reason” means (i) any material breach by the Company of the executive’s employment agreement without the executive’s written consent, (ii) any material reduction, without the executive’s consent, in the executive’s duties, responsibilities or authority; or (iii) without Executive’s written consent: (a) a material reduction in the executive’s base salary, (b) the relocation of the executive’s principal place of employment more than fifty (50) miles from its location on the date of a Change of Control (or, in Mr. Gochnauer’s employment agreement, fifty (50) miles from Deerfield, IL), or (c) the relocation of the Company’s corporate headquarters office outside of the metropolitan area in which it is located on the date of a Change of Control (or, in Mr. Gochnauer’s employment agreement, outside of the Chicago metropolitan area).

•	“Change of Control” is generally defined to mean (i) acquisition by a person or group of beneficial ownership of 30% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; (ii) at any time during a period of two consecutive years, the individuals who at the beginning of such period constituted the Board cease for any reason to constitute more than 50% of the Board unless the new directors were approved by a vote of more than 50% of the Directors then comprising the incumbent Board; (iii) consummation of a merger, consolidation or reorganization or approval by the Company’s stockholders of a liquidation or dissolution of the Company or the occurrence of a liquidation or dissolution of the Company, unless, following such business combination, the Company’s stockholders continue to hold more than 50% of the voting power of the successor entity or other conditions are satisfied; and (iv) approval by the Company’s stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person.

Other Named Executive Officer Agreements

General Terms — The Company and USSC have entered into Executive Employment Agreements with Victoria J. Reich, Senior Vice President and Chief Financial Officer; P. Cody Phipps, President and Chief Operating Officer; Stephen A. Schultz, Group President, Lagasse and ORS Nasco; and Todd A. Shelton, President, United Stationers Supply, each of which was last amended and restated as of December 31, 2010, except for Ms. Reich’s Agreement which was amended and restated as of December 31, 2008. Each of these Agreements establishes the executive’s annual salary as of its effective date and provides that the Board shall review the executive’s base salary from time to time and may, at the Board’s discretion, increase the base salary. Each of these Agreements further provides for the executive’s participation in all stock option, equity award, incentive, savings and retirement plans, welfare benefit plans and programs, executive fringe benefits and perquisites programs, and other benefit practices, policies and programs generally available to the Company’s other executives at the same grade level. In addition to her participation in USSC’s qualified pension plan, Ms. Reich’s Agreement entitles her to a non-qualified retirement benefit equal to the additional pension benefit from five years of additional age and service credits.

Pursuant to Ms. Reich’s Agreement she was granted 7,500 shares of restricted stock as of her hire date, which restricted shares vested on June 11, 2010. Under her Agreement, Ms. Reich was also granted 50,000 non-qualified options to purchase shares of the Company’s Common Stock at an exercise price of $66.17. The options became exercisable in three substantially equal annual installments, beginning on July 24, 2008.

The Company and Ms. Reich have agreed that Ms. Reich will remain as a full-time employee of the Company after we hire a new Chief Financial Officer for a period to be determined to support the transition of her responsibilities. Thereafter and until January 2, 2012, she will provide transition services on a part-time basis for which she will receive compensation of $7,500 per month. The specific terms of Ms. Reich’s transition services will be reflected in a letter agreement at a later date.

Post-Termination Payments and Benefits — Under the Executive Employment Agreements with Messrs. Phipps, Schultz and Shelton and Ms. Reich, if the executive’s employment is terminated during the employment term by the Company without “Cause” (as defined above), or, by the executive for “Good Reason” (as defined above), the executive will be entitled to receive all accrued benefits, including any earned but unpaid salary and any accrued but unpaid incentive awards for the prior year and, subject to execution and non-rescission of a release of claims against the Company: (a) an amount equal to one and one-half times his/her then existing base salary payable over 18 months following termination (or two times his/her base salary generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control (as defined above)), except that in either case any amounts in excess of the amount that would cause the payments to constitute deferred compensation under Code Section 409A shall be paid in a lump sum on the first regular payroll date of the Company to occur following the date that is six months after the termination date; (b) an amount equal to one and one-half times his/her actual incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or two times his/her target incentive compensation award for such year generally payable in a lump sum within 90 days following the date of termination in the event such termination occurs within two years of a Change of Control); (c) a pro rata portion of his/her actual incentive compensation award for the year in which termination occurs payable at such time as the incentive award would otherwise be paid (or, in the event such termination occurs within two years of a Change of Control, his/her target incentive compensation award for the year in which termination occurs payable in a lump sum within 90 days following the date of termination); (d) continued medical and/or dental insurance coverage until the earlier of 18 months from the date of termination (or two years in the event such termination occurs within two years of a Change of Control) or the date he/she receives substantially equivalent coverage from a subsequent employer; (e) a lump sum payment equal to the amount the Company would otherwise expend for 18 months’ life and disability coverage for the executives (or two years’ coverage in the event such termination occurs within two years of a Change of Control); (f) continued vesting of equity awards if permitted under the Company’s LTIP or Prior Equity Plan (as defined below) and provided for in his/her equity award agreement; and (g) career transition assistance services until December 31 of the year after the year when the termination occurs. Mr. Gochnauer is entitled to receive executive level career transition assistance services in an amount not to exceed twenty percent of the sum of (i) his then existing base salary and (ii) his target incentive compensation award for the calendar year during which the termination date occurs. Ms. Reich and Messrs. Phipps, Schultz and Shelton are entitled to receive executive level career transition assistance services in an amount not to exceed ten percent of the executive’s then existing base salary. The executive cannot receive cash in lieu of these services. In the event of termination within two years of a Change of Control, such executive also will be entitled to a lump sum cash payment equal to the additional pension benefit value that would be payable to the executive if he/she had two additional years of age and service credits and reimbursement for reasonable attorneys’ fees incurred in conjunction with any disputes regarding the benefits provided for under the agreement in which the executive prevails in any material respect. Ms. Reich’s Executive Employment Agreement provides that she will receive a “gross-up” payment in an amount such that, after satisfaction by her of all taxes imposed upon such payment, she retains that portion of the “gross-up” payment equal to any excise tax imposed by Section 4999 of the Code upon any amount paid or payable to her by the Company; provided however, that all cash payments and other benefits to which she may become entitled due to a Change of Control shall be reduced to the largest aggregate amount as will result in no portion thereof being subject to the excise tax or being non-deductible to the Company for federal income tax purposes, provided that no such reduction shall occur if the amount thereof would be more than 10% of the aggregate value of such payments and benefits. Any severance payments to which Ms. Reich will be entitled will be offset by compensation that she earns during the eighteen-month period following the date her employment with the Company ends.

The Executive Employment Agreements with Messrs. Phipps, Schultz and Shelton and Ms. Reich prohibit the executive from competing against the Company or soliciting any of the Company’s customers or employees for a period of 18 months following his/her employment termination.

Change of Control Terms under the Long-Term Incentive Plan

The LTIP, which was adopted by the Company and approved by stockholders in 2004, permits the Human Resources Committee to grant different types of awards, including options, stock appreciation rights, full value awards (including restricted stock) and cash incentive awards. The named executive officers have received grants of various awards under the LTIP. Vesting of equity awards under the LTIP will accelerate under certain circumstances related to a Change of Control and the termination of the named executive officer’s employment either by the Company without “Cause” (as defined in the LTIP) or by the executive for Good Reason (as defined in the LTIP). The definition of “Change of Control” under the LTIP is similar to the definition of the same term described under ‘‘— CEO Employment Agreement,” above.

Under the LTIP, in the event of a Change of Control the “Affected Portion” of all outstanding awards held by each named executive officer will become vested. See “Approval of Amended and Restated 2004 Long-Term Incentive Plan — Change of Control” for a detailed description of the “Affected Portion.” In addition, if a named executive officer’s employment is terminated by the named executive officer for Good Reason, as defined in the LTIP, or by the Company without Cause, as defined in the LTIP, during the two-year period following a Change of Control, all awards granted prior to the Change of Control that have not vested prior to the named executive officer’s date of termination will become immediately vested as of such date.

Also under the LTIP, if (i) a named executive officer’s employment is terminated during an Anticipated Change of Control by the executive for Good Reason or by the Company without Cause and (ii) within two years of the named executive officer’s termination a Change of Control occurs, then all outstanding awards held by the named executive officer on the date of termination will become vested as of the date of the Change of Control. An Anticipated Change of Control is generally defined under the LTIP as the Company entering into an agreement that would result in a Change of Control or any person publicly announcing an intention to take or consider taking actions the consummation of which would constitute a Change of Control.

The stockholders are being asked to vote at the Annual Meeting on certain amendments to the LTIP that will, among other things, (a) modify the definition of “Change of Control” under the LTIP and (b) eliminate the provisions described above regarding vesting of LTIP awards held by a named executive officer whose employment is terminated during an Anticipated Change of Control. See “Approval of Amended and Restated 2004 Long-Term Incentive Plan.” These changes, however, will only apply to awards granted under the LTIP after stockholder approval of the amendments and will not affect any awards that have been granted under the LTIP prior to the Annual Meeting.

Change of Control Terms under the Prior Equity Plan

Messrs. Gochnauer and Phipps have options to acquire shares of the Company’s Common Stock that were granted prior to the effective date of the LTIP. These options are eligible for accelerated vesting in connection with a Change of Control of the Company, as defined in the United Stationers Inc. 2000 Management Equity Plan, as amended and restated as of July 31, 2002 (collectively, the “Prior Equity Plan”). One-half of the shares covered by a participant’s options that are outstanding, but not yet exercisable, immediately prior to a Change of Control generally become exercisable immediately as of the date of such a Change of Control, provided that the participant’s employment did not terminate prior to such Change of Control date. In addition, if a participant’s employment is terminated by the Company or any of its subsidiaries without “Cause” or by the participant in circumstances constituting “Good Reason” (as such terms are defined in the Prior Equity Plan) after the date of the Change of Control but within one year thereafter, any options granted before the date of the Change of Control that are not then fully vested will become fully vested and immediately exercisable as of such employment termination date.

The Prior Equity Plan also provides that, in specified situations in which (1) a participant’s termination of employment by the Company or any of its subsidiaries without Cause or by the participant for Good Reason occurs during an “Anticipated Change of Control” (as defined), and (2) a Change of Control occurs within one year after such employment termination, the participant’s options outstanding and unvested as of the employment termination date will become fully vested and exercisable.

The definitions of “Cause,” “Good Reason,” “Change of Control” and “Anticipated Change of Control” under the Prior Equity Plan are similar to the definitions under the Executive Employment Agreements described above.

Change of Control Terms under the Management Incentive Plan

The MIP provides that if the plan terminates upon or after a Change of Control (as defined in the MIP) during the plan year in which the Change of Control occurs, participants will be entitled to their target incentive award for such plan year. The definition of Change of Control in the MIP is similar to the definition under the LTIP.

Potential Post-Employment Payments

As described above in the summaries of the employment agreements, our executive officers are eligible to receive benefits in the event their employment is terminated (1) by the Company without Cause, (2) in certain circumstances following a Change of Control or (3) by the executive in the event he or she resigns for Good Reason. The amount of benefits will vary based on the reason for the termination.

The following sections present calculations as of December 31, 2010 of the estimated benefits our executive officers would have received had a triggering event occurred as of that date under the amended and restated Executive Employment Agreements. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if a triggering event were to occur.

In addition to the amounts disclosed in the following sections, each executive officer would retain the amounts which he or she has earned or accrued over the course of his or her employment prior to the termination event, such as the executive’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options (“Accrued Benefits”). For further information about previously earned and accrued amounts, see “Executive Compensation — Summary Compensation Table”, “Executive Compensation — Outstanding Equity Awards at December 31, 2010”, “Executive Compensation — Option Exercises and Stock Vested Table”, “Executive Compensation — Pension Benefits in 2010”, and “Executive Compensation — Non-Qualified Deferred Compensation in 2010”.

Severance Benefits

If the employment of Messrs. Gochnauer, Phipps, Schultz or Shelton or Ms. Reich is terminated by the Company for any reason other than Cause or the executive’s permanent disability (as defined in the Company’s Board-approved disability plan or policy as in effect from time to time) and other than within two years following a Change of Control and, if the executive’s employment is terminated by the executive for

Good Reason, then he/she will be entitled to receive benefits pursuant to the executive’s Executive Employment Agreement described above.

Severance-related benefits are provided only if the executive executes and does not rescind the Company’s then current standard release agreement as a condition to receiving any of the payments and benefits.

The following table presents the estimated separation benefits the Company would have been required to pay to each named executive officer if his/her employment had been terminated as described above as of December 31, 2010.

Estimated Severance Pay

	Cash Compensation		Benefits	Other
			Health and
		Incentive	Welfare
	Salary	Compensation	Benefits	Outplacement	Total
Name	($)	($)	($)	($)	($)

Richard W. Gochnauer	1,830,000	2,199,270	33,150	328,800	4,391,220
Victoria J. Reich	637,050	414,273	27,468	42,470	1,121,261
P. Cody Phipps	900,000	591,798	27,717	60,000	1,579,515
Stephen A. Schultz	581,400	409,178	24,448	38,760	1,053,786
Todd A. Shelton	600,000	241,515	27,357	40,000	908,872

Retirement, Disability and Death

If employment is terminated as a result of the executive’s death, disability, or retirement, then the executive shall be entitled to (i) his/her Accrued Benefits, (ii) any benefits that may be payable to the executive under any applicable Board-approved disability, life insurance or retirement plan or policy in accordance with the terms of such plan or policy, and (iii) a lump sum payment in an amount equal to the pro-rata target incentive compensation award for the calendar year during which the termination date occurs by reason of the executive’s death or disability, or a lump sum payment in an amount equal to the pro-rata actual incentive compensation award for the calendar year during which the termination date occurs by reason of the executive’s retirement.

Potential Change of Control Payments

Under the Company’s LTIP and the Company’s Prior Equity Plan, 50% of each named executive officer’s unvested equity awards automatically vest following a Change of Control, unless the award recipient’s employment is terminated after the Change of Control, in which case 100% of the recipient’s unvested equity awards automatically vest. If the executive’s date of termination occurs during an Anticipated Change of Control and a Change of Control then occurs within two years following his or her date of termination, the number of restricted shares that were forfeited on the date of termination will be granted to him or her on a fully vested basis as of the date of the Change of Control and the option shares, including options that may have expired on or after the date of termination and prior to the Change of Control, will be fully vested and exercisable on the date of Change of Control.

If the employment of a named executive officer is terminated after a Change of Control, the executive will be entitled to the benefits described above pursuant to his or her Executive Employment Agreement. Both the vesting of equity awards and the receipt of the benefits described above assume the executive’s employment is terminated either (i) by the Company for any reason other than Cause or disability or (ii) by the executive for Good Reason.

Payments Triggered Upon a Change of Control

Upon a Change of Control, 50% of any outstanding unvested equity awards would vest. For each named executive officer who remains employed on the date of this Proxy Statement, the following table shows the value of unvested equity awards that would vest if a Change of Control had occurred on December 31, 2010, based on the closing price of the Company’s common stock on December 31, 2010, which was $63.81.

Vesting of Unvested Equity Awards	Restricted Stock/Units in $’s

Richard W. Gochnauer	2,874,641
Victoria J. Reich	772,994
P. Cody Phipps	933,700
Stephen A. Schultz	660,114
Todd A. Shelton	409,724

Payments Triggered Upon a Termination Following a Change of Control

The following table assumes that each executive is terminated after a Change of Control for reasons other than for Cause, retirement, disability or death. These values are estimated as of December 31, 2010.

	Cash Compensation		Benefits		Other
			Health
			and				Excise Tax
		Incentive	Welfare			Vesting of	And
	Salary	Compensation	Benefits	Pension	Outplacement	Unvested	Gross-up(1)
Name	($)	($)	($)	($)	($)	Equity ($)	($)	Total ($)

Richard W. Gochnauer	2,745,000	2,916,000	49,725	114,163	328,800	5,749,281	0	11,902,969
Victoria J. Reich	849,400	823,924	36,623	87,505	42,470	1,545,989	634,671	4,020,582
P. Cody Phipps	1,200,000	1,113,834	36,955	52,250	60,000	1,867,400	—	4,330,439
Stephen A. Schultz	775,200	752,115	32,596	12,495	38,760	1,320,229	—	2,931,395
Todd A. Shelton	800,000	565,156	36,475	—	40,000	819,448	—	2,261,079

(1)	The Company will reimburse Mr. Gochnauer and Ms. Reich for any excise tax imposed by Section 4999 on payments subject to Section 280G of the Code and for any income tax payable by him or her as a result of any reimbursement for the excise tax, subject to limitation as set forth in each executive’s Executive Employment Agreement. The amounts in this column are based on a Section 4999 tax rate of 20%, a statutory 35% federal income tax rate, a 1.45% Medicare tax rate and a 3% state income tax rate.

DIRECTOR COMPENSATION

General

During 2010, the Governance Committee of the Company’s Board of Directors undertook one of its periodic reviews of the compensation paid to the Company’s non-employee Directors. The Governance Committee evaluated the current and recent historical cash, equity and total compensation paid by the Company to its non-employee Directors in light of benchmark data from a comparator group of companies (consistent with that used by the Human Resources Committee in its management compensation reviews) and established a total target compensation level based on the benchmark data. As a result of this review, no adjustments were made to the cash and equity compensation payable to the Company’s non-employee Directors in 2010. The following table summarizes the total compensation paid to the Company’s non-employee Directors for 2010:

Retainer	$60,000
Board Attendance Fees
• In person	$4,000 per meeting
• By teleconference	$1,000 per meeting
Committee Attendance Fees
• In connection with a Board meeting or by teleconference
- Audit Committee Chair	$2,500 per meeting
- Other Committee Chairs	$2,000 per meeting
- Other non-employee Directors	$500 per meeting
• Not in connection with a Board meeting
- Audit Committee Chair	$2,500 per meeting
- Other Committee Chairs	$2,000 per meeting
- Other non-employee Directors	$1,000 per meeting
2010 Restricted Stock Unit Grant(1)
• Chairman of the Board	2,496 restricted shares
• All other non-employee Directors	2,288 restricted shares

(1)	The restricted stock unit grant to the Chairman of the Board on September 1, 2010 was for the number of shares having an economic value of $120,000 based on the closing price of the Company’s Common Stock on September 1, 2010, which was $48.08 per share. The restricted stock unit grant to the other non-employee Directors on September 1, 2010 was for the number of shares having an economic value of $110,000 based on the closing price of the Company’s Common Stock on September 1, 2010, which was $48.08. The economic value in each case was converted into the number of shares issuable in the manner described in “Compensation Discussion and Analysis — 2010 Long Term Incentive Equity Awards.” The restricted stock units vest in substantially equal installments over 3 years.

Cash Compensation

As a result of the Governance Committee’s review of Director Compensation, no changes to meeting attendance fees were made in 2010. Board members also were reimbursed for reasonable travel and other business expenses incurred in connection with their attendance at Board and Committee meetings and other Company-requested functions and their performance of other responsibilities as Directors of the Company.

Deferred Compensation

Pursuant to the United Stationers Inc. Nonemployee Directors’ Deferred Stock Compensation Plan (the “Directors’ Deferred Compensation Plan”), non-employee Directors may defer receipt of 50% or more of their retainer and meeting fees. Deferred fees are credited quarterly to each participating Director in the form of stock units, based on the fair market value of the Company’s Common Stock on the quarterly deferral date. Deferred stock unit accounts are eligible for additional dividend equivalent credits, if the Company declares and pays any dividends on the Company’s Common Stock during the relevant period.

Each stock unit account generally is distributed and settled in whole shares of the Company’s Common Stock on a one-for-one basis, with a cash-out of any fractional stock unit interests, after the participant ceases to serve as a Company Director. Participants in the Directors’ Deferred Compensation Plan may elect to receive settlement of their stock unit accounts either by delivery of the aggregate whole shares in their respective accounts after the cessation of their service as Directors or in substantially equal installments over a period of not more than five years thereafter. If a participating Director dies before the distribution of his or her entire stock unit account, the balance remaining in the account becomes payable in cash in a lump sum to the Director’s designated beneficiary.

Equity Compensation

The economic value of equity compensation provided annually to Directors remained unchanged in 2010. Such economic value was $110,000 for each non-employee Director other than the Chairman of the Board whose equity compensation economic value was $120,000. The Board approved the grant to each non-employee Director of restricted stock or restricted stock units of the Company’s Common Stock. Each non-employee Director other than the Chairman of the Board received 2,288 restricted stock units. In consideration of his additional responsibilities as the lead independent director, the Chairman of the Board received 2,496 restricted stock units. All restricted stock units vest in substantially equal installments over three years and will be settled upon the Director’s separation from service or in substantially equal installments over a period of not more than five years thereafter. The Company expects to make similar grants to its non-employee Directors on an annual basis.

2010 Director Compensation Table

In 2010, the Company provided the following annual compensation to Directors who are not employees. Mr. Gochnauer is an employee Director who receives no additional compensation for serving on the Board of Directors.

	Fees Earned	Stock
	or Paid	Awards(2)
Name	in Cash(1) ($)	($)	Total ($)

Frederick B. Hegi, Jr.	97,000	120,000	217,000
Jean S. Blackwell	102,000	110,000	212,000
Daniel J. Connors	94,000	110,000	204,000
Charles K. Crovitz	93,000	110,000	203,000
Daniel J. Good	110,500	110,000	220,500
Roy W. Haley	108,500	110,000	218,500
Noah T. Maffitt(3)	66,428	184,034	250,462
Benson P. Shapiro	107,500	110,000	217,500
Alex D. Zoghlin	87,500	110,000	197,500

(1)	The following directors deferred 2010 cash compensation under the United Stationers Inc. Nonemployee Directors’ Deferred Stock Compensation Plan (as described above under “Director Compensation — Deferred Compensation”).

		Deferred Shares Added
Name	2010 Cash Deferred ($)	to Account (#)

Ms. Blackwell	102,000	1,770
Mr. Maffitt	33,214	590

(2)	Amounts shown are based upon the grant date fair value of equity awards computed in accordance with ASC Topic 718. During 2010, each non-employee Director other than the Chairman of the Board received a grant of 2,288 restricted stock units. In consideration of his role the Chairman received a grant of 2,496 restricted stock units. The Directors’ outstanding stock options and restricted stock units granted as of December 31, 2010 are shown below. See “Director Compensation — Equity Compensation” for more information.

(3)	Mr. Maffitt, resigned from the Company’s Board of Directors on October 20, 2010 and as a result forfeited all of the 3,576 shares of restricted stock which were granted to him in 2010.

Directors’ Outstanding Option and Stock Awards at December 31, 2010

	Aggregate	Aggregate
	Option Awards	Stock Awards
	Outstanding	Outstanding
	as of	as of
	December 31,	December 31,
	2010 (#)	2010 (#)

Frederick B. Hegi, Jr.	33,534	8,410
Jean S. Blackwell	3,838	7,694
Daniel J. Connors	—	6,931
Charles K. Crovitz	12,437	7,694
Daniel J. Good	28,937	7,694
Roy W. Haley	28,937	7,694
Benson P. Shapiro	22,937	7,694
Alex D. Zoghlin	—	6,931

EQUITY COMPENSATION PLAN INFORMATION

Overview

The following table provides information about the Company’s Common Stock that may be issued upon the exercise of stock options and the settlement of stock units outstanding under the Company’s equity compensation plans as of December 31, 2010:

			Number of Securities
			Remaining
		Weighted	Available for
	Number of	Average	Future Issuance
	Securities to be	Exercise	under Equity
	Issued upon	Price of	Compensation
	Exercise of	Outstanding	Plans (Excluding
	Outstanding	Options,	Securities
	Options, Warrants	Warrants and	Reflected in
	and Rights	Rights	Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders:
Amended and Restated 2004 Long-Term Incentive Plan	1,523,775	$50.64	485,707
2000 Management Equity Plan	117,000	$35.51	—
1992 Management Equity Plan	65,968	$33.09	—
Nonemployee Directors’ Deferred Compensation Plan	41,927	—	27,994
Equity compensation plans not approved by security holders	—	—	—

Total	1,748,670	$48.35	513,701

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Human Resources Committee of our Board of Directors. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the dates indicated with respect to the beneficial ownership of Common Stock by each person or group who is known by the Company to own beneficially more than five percent of its outstanding Common Stock.

	Number of Shares
	of Common Stock
Name and Address of Beneficial Owner	Beneficially Owned	Percent of Class

FMR LLC, and various affiliated entities(1)	3,499,976	15.12%
82 Devonshire Street, Boston, MA 02109
Blackrock, Inc. and various affiliated entities(2)	2,031,753	8.78%
55 East 52nd Street, New York, NY 10055
Neuberger Berman Group, LLC and various affiliated entities(3)	1,554,616	6.72%
605 Third Avenue, 41st Floor, New York, New York 10158
Vanguard Group, Inc. and various affiliated entities(4)	1,408,759	6.08%
100 Vanguard Blvd., Malvern, PA 19355

(1)	This information is based on a Schedule 13G filed with the SEC on February 14, 2011, reporting the shares of the Company’s Common Stock that FMR LLC (“FMR”) may be deemed to beneficially own, as of December 31, 2010, in its capacity as investment adviser. FMR reported that it may be deemed to have beneficial ownership of 3,499,976 shares. FMR has sole voting power with respect to 398,540 shares and sole dispositive power with respect to 3,499,976 beneficially owned shares.

(2)	This information is based on a Schedule 13G Amendment filed with the SEC on February 9, 2011, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of December 31, 2010, by Blackrock, Inc. Blackrock, Inc. has sole voting and sole dispositive power with respect to all of the 2,031,753 shares reported as beneficially owned.

(3)	This information is based on a Schedule 13G filed with the SEC on February 14, 2011, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned, as of December 31, 2010, by Neuberger Berman Group, LLC (“Neuberger”) and various affiliated entities. Of the shares set forth above, Neuberger reported shared dispositive power with respect to 1,554,616 shares and shared voting power with respect to 1,348,436 shares. Neuberger Berman, LLC (“Neuberger LLC”) and Neuberger Berman Management, Inc. (“Neuberger Management”) serve as sub-advisor and investment manager, respectively, of Neuberger’s various investment funds. As such, Neuberger LLC has shared voting power with respect to 1,348,436 shares and shared dispositive power with respect to 1,554,616 shares. Neuberger Management has shared voting and shared dispositive power with respect to 1,207,209 shares. Neuberger Berman Equity Funds has shared voting power and shared dispositive power with respect to 1,201,775 shares. Many unrelated clients of Neuberger LLC have the sole right to receive and the power to direct the receipt of dividends or proceeds from the sale of such shares. Neuberger is the parent holding company that owns 100% of Neuberger LLC and Neuberger Management.

(4)	This information is based on a Schedule 13G Amendment filed with the SEC on February 10, 2011, reporting the shares of the Company’s Common Stock that may be deemed to be beneficially owned as of December 31, 2010, by the Vanguard Group, Inc. (“Vanguard”). Vanguard reported that it may be deemed to have beneficial ownership of 1,408,759 shares. Vanguard has sole voting power with respect to 33,519 shares and sole dispositive power with respect to 1,375,240 shares and shared dispositive power with respect to 33,519 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner of 33,519 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares.

Security Ownership of Management

To the Company’s knowledge, the following table reflects the beneficial ownership of the Company’s Common Stock as of March 14, 2011 by each Company Director, each named executive officer and all of the Company’s Directors and executive officers as a group. Unless otherwise indicated, each beneficial owner listed in the table holds sole voting and investment power over the shares listed as beneficially owned by him or her.

	Number of Shares
	of Common Stock
Name of Beneficial Owner	Beneficially Owned(1)		Percent of Class

Frederick B. Hegi, Jr.	550,130	(3)(4)	2.4%
Robert B. Aiken, Jr.	1,000
Jean S. Blackwell	12,247	(3)	*
Daniel J. Connors	—
Charles K. Crovitz	12,437		*
Daniel J. Good	85,823	(2)	*
Roy W. Haley	32,137		*
Benson P. Shapiro	26,137	(3)	*
Alex D. Zoghlin	—		*
Richard W. Gochnauer	235,006		1.0%
P. Cody Phipps	143,960		*
Victoria J. Reich	89,017		*
Stephen A. Schultz	26,792		*
Todd A. Shelton	41,926		*
All current Directors and executive officers as a group (18 persons)	1,377,468		5.9%

*	Represents less than 1%

(1)	In accordance with applicable SEC beneficial ownership rules, includes shares of the Company’s Common Stock that may be acquired within 60 days after March 14, 2011 through the exercise of stock options, as follows: Mr. Hegi, 33,534 shares; Ms. Blackwell, 3,838 shares; Mr. Crovitz, 12,437 shares; Mr. Good, 28,937 shares; Mr. Haley, 28,937 shares; Dr. Shapiro, 22,937 shares; Mr. Gochnauer, 139,410 shares; Ms. Reich 64,477 shares; Mr. Phipps, 119,170 shares; Mr. Schultz, 8,747 shares; Mr. Shelton, 30,071 shares and all current Directors and executive officers as a group, 554,180 shares.

(2)	Includes 24,798 shares owned by Good Capital Co., Inc. (“Good Capital”). Mr. Good is Chairman and a controlling stockholder of Good Capital and, accordingly, may be deemed to share voting and dispositive power and therefore beneficially own such shares. Mr. Good disclaims beneficial ownership of the shares owned by Good Capital except to the extent of his beneficial interest therein.

(3)	Includes shares issuable shortly after the participant’s cessation of service as a Director on a one-for-one basis in satisfaction of fully vested deferred stock units credited under the Directors’ Deferred Compensation Plan, as follows: Ms. Blackwell, 7,409 shares and Mr. Hegi, 17,250 shares. Does not include the 16,679 shares issuable in settlement of fully vested deferred stock units credited to Dr. Shapiro under the same plan, as he has elected to defer receipt of such shares over a two-year period following termination of his service as a Director.

(4)	In addition to the shares referenced in Notes 1 and 4, includes: (i) 317,223 shares held of record by Mr. Hegi; (ii) 32,312 shares held of record by a family company of which he is managing partner; (iii) 500 shares held in the Hegi Family Foundation; and (iv) 149,311 shares held in trust for his benefit and for which he serves as trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors and executive officers and persons who own more than 10% of the Company’s Common Stock to file with the SEC reports of holdings and transactions in the Company’s Common Stock. Based on its review of such reports furnished to the Company and on written representations from the Company’s Directors and executive officers, the Company believes that there was only one late filing in 2010 for Victoria J. Reich.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee

The Audit Committee of the Company’s Board of Directors consists of the three non-employee Directors named below. Each member of the Audit Committee is independent, as defined by the current NASDAQ listing standards and Rule 10A-3 of the Exchange Act. No member of the Audit Committee received any compensation from the Company during 2010 other than for services as a member of the Board or one or more of its Committees.

The Board of Directors has determined that all Audit Committee members are financially literate and at least two members have financial management expertise, in accordance with NASDAQ listing standards. In addition, the Board of Directors has determined that Roy W. Haley and Jean S. Blackwell each qualify as an “audit committee financial expert” within the meaning of applicable SEC regulations.

Audit Committee Charter and Responsibilities

The Audit Committee operates under and regularly reviews a written charter originally adopted by the Board of Directors in February 2000, and amended as of July 13, 2010. The Audit Committee charter may be found under “Corporate Governance” as part of the “Investor Information” section available through the Company’s website at http://www.unitedstationers.com.

The Audit Committee assists the Company’s Board of Directors in fulfilling its responsibilities for oversight of: (1) the integrity of the Company’s financial statements; (2) the soundness of the Company’s internal control systems; (3) assessment of the independence, qualifications and performance of the Company’s independent registered public accountants; (4) performance of the internal audit function; and (5) the Company’s legal, regulatory and ethical compliance programs.

The Company’s management has primary responsibility for preparing the Company’s financial statements and for establishing and maintaining its financial reporting processes and internal controls. The Company’s independent registered public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressing an opinion on the conformity of such financial statements with U.S. generally accepted accounting principles. In addition, the Company’s independent registered public accountants are responsible for auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting as well as management’s assessment of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the PCAOB.

The Audit Committee has the sole authority to select, appoint and, if appropriate, terminate the engagement of the independent registered public accountants. As described under “Proposal 4: Ratification of the Selection of Independent Registered Public Accountants — Audit Committee Pre-Approval Policy,” the Audit Committee adopted guidelines requiring review and pre-approval by the Audit Committee of all audit and permitted non-audit services performed for the Company by its independent registered public accountants.

Audit Committee Report

In this context, the Audit Committee reports as follows with respect to the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting for the year ended December 31, 2010:

The Audit Committee has reviewed and discussed the Company’s audited financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, the independent registered public accountants’ evaluation of the Company’s internal control over financial reporting and the related reports of the independent registered public accountants with the Company’s management, its chief internal auditor and its independent registered public accountants, with and without management present.

The Audit Committee has discussed with the independent registered public accountants matters relating to the independent registered public accountants’ judgment about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting, the reasonableness of significant judgments and the clarity of financial statement disclosures, as required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

The Audit Committee has reviewed with the independent registered public accountants and the Company’s internal auditors their respective audit plans, audit scope and identification of audit risks. It has discussed the internal audit function’s organization, responsibilities and activities with the Company’s management, its internal auditors and the independent registered public accountants. The Audit Committee periodically met with both the internal auditors and the independent registered public accountants, with and without management present, to discuss the results of their respective evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. It also met periodically to discuss such matters in executive session.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved the recommendation) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Members of the Audit Committee:

Roy W. Haley, Chair
Jean S. Blackwell
Daniel J. Good

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

No relationships and/or related party transactions have been identified for disclosure.

Related Person Transaction Approval Policy

In March 2008, our Board of Directors adopted a written related person transaction approval policy, which sets forth the Company’s policies and procedures for the review, approval or ratification of any transaction required to be reported in the Company’s filings with the Securities and Exchange Commission. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which the Company (including any subsidiaries) is or will be a participant and in which a related person (as defined in Item 404 of Regulation S-K) has a direct or indirect interest, but exempts the following:

•	payment of compensation by the Company to a related person for the related person’s service to the Company as a director, officer or employee;

•	transactions available to all employees or all shareholders of the Company on the same terms;

•	transactions, which when aggregated with the amount of all other transactions between the Company and a related person (or any entity in which the related person has an interest), involve less than $120,000 in a fiscal year; and

•	transactions in the ordinary course of business at the same prices and on the same terms as are made available to customers of the Company generally.

The Audit Committee of our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction. If such a transaction is not identified until after it has commenced, it must then be brought to the Audit Committee, which will consider all options, including approval, ratification, amendment, denial, termination or, if the transaction is completed, rescission. The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve or ratify a related person transaction:

•	whether the terms are fair to the Company;

•	whether the transaction is material to the Company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon the Company and the related person taking any actions that the Audit Committee deems appropriate. The Audit Committee has delegated to its chairperson authority to approve or take any other action with respect to a related person transaction that the Committee itself would be authorized to take pursuant to this policy.

PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

General

The Company has selected Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accountants for 2011, as it has done since 1995. Although action by the stockholders in this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent registered public accountants in maintaining the integrity of Company financial controls and reporting. Representatives of E&Y are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement, should they choose to do so.

The following proposal will be presented for action at the Annual Meeting by direction of the Board of Directors:

RESOLVED, that action by the Audit Committee appointing Ernst & Young LLP as the Company’s independent registered public accountants to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2011 is hereby ratified, confirmed and approved.

THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

Fee Information

General.  The following table presents information with respect to fees incurred for the indicated professional services rendered by E&Y during each of the last two years (dollars in thousands).

Type of Fees	2010	2009

Audit Fees	$1,257	$1,378
Audit-Related Fees	91	56
Tax Fees	23	54
All Other Fees	—	—

Total	$1,371	$1,488

Audit Fees.  “Audit Fees” included fees for professional services rendered for the 2010 and 2009 audits of the consolidated financial statements of the Company included in the Company’s Annual Reports on Form 10-K, reviews of the quarterly condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, statutory audits, regulatory filings or engagements and accounting consultations on matters related to the annual audits or interim reviews. Audit fees for 2010 and 2009 also included the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010 and 2009, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.  “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. For 2010 and 2009 these fees included employee benefit plan audits and accounting consultations. In addition, Audit-Related Fees in 2010 included acquisition-related due diligence services.

Tax Fees.  “Tax Fees” are fees for professional services performed by E&Y with respect to tax compliance, tax advice and tax planning. For 2010 and 2009, the fees consisted of tax consulting services.

All Other Fees.  “All Other Fees” are fees for any services not included in the first three categories.

Audit Committee Pre-Approval Policy

Under applicable SEC rules, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accountants, subject to certain de minimis exceptions and prohibitions against the provision of certain types of non-audit services. The Audit Committee pre-approved all services and fees described above. These SEC rules are designed to assure that the provision of services by the independent registered public accountants does not impair its independence from the Company.

Consistent with applicable SEC rules, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). The Pre-Approval Policy sets forth the procedures and conditions pursuant to which the Audit Committee may pre-approve audit and permissible non-audit services proposed to be performed by the independent registered public accountants.

Pursuant to the Pre-Approval Policy, the Audit Committee will consider annually and, if appropriate, approve the provision of all audit services to the Company by the independent registered public accountants. Any changes to any previously approved audit services, terms or fees require the further specific pre-approval of the Audit Committee.

Under the Pre-Approval Policy, the Audit Committee also will consider and, if appropriate, pre-approve the provision by the independent registered public accountants of permitted audit-related, tax or other non-audit services. The term of any such pre-approval is twelve months from the date of pre-approval, unless the Audit Committee provides for a different period or earlier terminates such services. Any such pre-approval will be subject to a dollar limit specified by the Audit Committee. The Audit Committee periodically reviews, and from time-to-time may revise, the list of general pre-approved services. Any proposed new services, and any previously approved services anticipated to exceed the respective fee limits previously established for such services, must be separately approved.

The Pre-Approval Policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority for permitted non-audit services. The member to whom such authority is delegated must report any pre-approval decisions, for informational purposes, to the Audit Committee at its next regularly scheduled meeting.

The Company’s Vice President, Controller and Chief Accounting Officer monitors the performance of all services provided by the independent registered public accountants for compliance with the Pre-Approval Policy. The Audit Committee periodically reviews reports summarizing all services and related fees and expenses being provided to the Company by the independent registered public accountants.

PROPOSAL 3: APPROVAL OF AMENDED AND RESTATED 2004 LONG-TERM
INCENTIVE PLAN

Introduction

The Company’s stockholders are asked to approve certain amendments to and the restatement of the United Stationers Inc. Amended and Restated 2004 Long-Term Incentive Plan (the “LTIP”). The LTIP was originally adopted by the Company’s stockholders on May 6, 2004, with an effective date of May 1, 2004. The stockholders approved certain amendments to the LTIP on May 10, 2006. Subsequent to that time, the Board adopted certain amendments to and restatement of the LTIP that did not require stockholder approval.

On February 23, 2011, the Board of Directors approved certain amendments to and the restatement of (the “Amendments”) the LTIP (as amended and restated, the “Amended 2004 Plan”), to be effective as of May 11,

2011, subject to stockholder approval at the Annual Meeting. The Amendments will modify the LTIP as follows:

•	Modify Section 5.2(b)(i) of the LTIP to increase the maximum number of shares available for issuance under the Amended 2004 Plan from 4,625,000 to 6,425,000 shares of Common Stock;

•	Modify Section 5.2(f) of the LTIP to clarify that the Committee shall have the authority to adjust the number and type of shares available for awards under the Amended 2004 Plan in the event of a corporate transaction involving any capital adjustment (e.g. stock splits);

•	Modify Section 5.2(g) of the LTIP to increase the number of shares that can be delivered with respect to incentive stock options granted under the Amended 2004 Plan from 4,625,000 to 6,425,000 shares;

•	Modify Section 5.6 of the LTIP to provide that dividends and dividend equivalents will not be paid unless and until the awards to which such rights relate are vested, exercised, settled, earned, or otherwise paid in accordance with the terms and conditions of such awards;

•	Delete Sections 6.1(h), 6.3, and 9(b) in their entirety and modify Section 6.2(d) to eliminate references to an “Anticipated Change of Control”;

•	Modify the definition of “Change of Control” in Section 6.2 and the definitions of “Cause,” “Fair Market Value,” and “Good Reason” in Section 9; and

•	Amend and restate the LTIP in its entirety to make other conforming changes and to make one cohesive and integrated document to avoid confusion.

A summary of the Amendments as well as the other material terms of the Amended 2004 Plan is contained below. This summary should be read with and is subject to the specific provisions of the Amended 2004 Plan, the full text of which is attached as Appendix A to this Proxy Statement.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDED 2004 PLAN.

Plan Highlights

The Amended 2004 Plan contains features that the Company’s Board believes are consistent with the interests of stockholders and sound governance principles. These include the following:

•	Authorization of Restricted Stock and Other Equity Awards Beyond Stock Options. In the past, stock options served as the principal form of long-term incentive compensation for Company employees and were the only form of equity awards permitted under the Company’s 2000 Management Equity Plan and 1992 Management Equity Plan (the “Prior Equity Plans”). The Amended 2004 Plan provides the Company with the ability to make use of restricted stock and other so-called full value awards.

•	Enhanced Flexibility and Performance Ties. The variety of equity or cash awards permitted under the Amended 2004 Plan affords the Human Resources Committee and Company management flexibility in designing long-term incentives that are responsive to evolving regulatory changes and compensation best practices and that can incorporate tailored, performance-based measures.

•	Platform for Reduced Future Stock Usage Rates. As the Amended 2004 Plan permits the use of full value share awards in combination with or in lieu of options, it positions the Company to manage effectively its future stock usage rates.

•	Limitations on Shares Available for Awards. A maximum of 6,425,000 shares of Common Stock will be available to be awarded under the Amended 2004 Plan through its expiration date, subject to equitable adjustment, plus any additional shares made available through forfeiture, expiration or cancellation of any options outstanding under the Prior Equity Plans as of the original effective date of the LTIP. There are no evergreen or reload terms applicable to the Amended 2004 Plan. Full value awards will count as 1.85 shares for each full value share issued and will reduce the number of shares remaining for grant by that amount.

•	No Discount Options. Stock options (or stock appreciation rights) generally may not be granted or awarded with a then-established exercise price (or reference price) of less than the fair market value of the Company’s Common Stock on the date of grant or award.

•	No Repricings. The repricing of stock options and stock appreciation rights is prohibited without the approval of stockholders. This prohibition applies to both direct repricings (lowering the exercise price of a stock option or stock appreciation right or canceling such awards and replacing them with lower priced awards) and indirect repricings (canceling an outstanding stock option or stock appreciation right and granting a replacement full-value award).

•	Independent Committee Oversight. The Amended 2004 Plan is administered by the Company’s Human Resources Committee, which is comprised solely of non-employee, independent Directors.

Reasons for and Effects of the Amendments

Increase in Authorized Shares

Prior to the adoption of the Amendments, an aggregate of 4,625,000 shares of Common Stock were authorized for issuance under the LTIP (excluding shares added upon the forfeiture, expiration or cancellation of awards granted under the Prior Equity Plans). As of February 23, 2011, there were 502,127 shares of Common Stock remaining authorized for issuance under the LTIP. The Amendments will authorize an additional 1,800,000 shares of Common Stock. As a result, approval of the Amendments will increase the total number of shares authorized for issuance under the Amended 2004 Plan to 6,425,000 shares (excluding shares added upon the forfeiture, expiration or cancellation of awards granted under the Prior Equity Plans). The Board believes that the LTIP is an important element in the Company’s overall compensation program, as described under “Compensation Discussion and Analysis — Objectives and Design of Our Compensation Program” and “Compensation Discussion and Analysis — Elements of Compensation.” The Board further believes that increasing the number of shares authorized for issuance under the Amended 2004 Plan is necessary to enable the Company to continue to make grants of awards as the long-term equity incentive portion of our overall executive compensation program.

Amendments to Change of Control Provisions

The Amendments eliminate all references in the LTIP to an “Anticipated Change of Control.” Under the deleted provisions, if a Participant’s employment with the Company was terminated without Cause or for Good Reason during an Anticipated Change of Control and Change of Control actually occurred within two years after such termination, then all awards held by the Participant at the time of his or her termination of employment would become vested and, in the case of options and SARs, exercisable. The Board has determined that these provisions are not consistent with current “best practices” for executive compensation and, therefore, decided to eliminate these provisions so that grants made under the Amended 2004 Plan in the future will not include these provisions. Awards outstanding under the LTIP prior to stockholder approval of the Amended 2004 Plan, however, will continue to be subject to these provisions.

The Amendments also modify one aspect of the definition of “Change of Control.” Under the existing definition, a “Change of Control” will be deemed to have occurred upon approval by the Company’s stockholders of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any person (with certain exceptions), or the occurrence of the same. The Amendments change this provision to define a Change of Control as occurring upon the closing of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any person (with certain exceptions), or the occurrence of the same. The Board has determined that this aspect of the original definition is not consistent with current “best practices” for executive compensation and, therefore, decided to amend this part of the definition of Change of Control so that grants made under the Amended 2004 Plan in the future will be subject to the amended definition. Awards outstanding under the LTIP prior to stockholder approval of the Amended 2004 Plan, however, will continue to be subject to the original definition.

In addition, the Amendments provide that for any awards that include a provision for payment of dividends or dividend equivalents with respect to the underlying shares, such dividends and dividend equivalents will not be paid unless and until the awards to which such rights relate are vested, exercised, settled, earned, or otherwise paid in accordance with the terms and conditions of such awards.

Other Changes

The Amendments also:

•	Clarify the Committee’s authority to adjust the number and type of shares available for awards under the Amended 2004 Plan in the event of a corporate transaction involving any capital adjustment;

•	Modify the definitions of “Cause” and “Good Reason” to substantially conform to the definitions of such terms included in the Executive Employment Agreements that Messrs. Phipps, Schultz and Shelton entered into with the Company effective December 31, 2010;

•	Modify the definition of “Fair Market Value” to delete references to the Nasdaq National Market and the Nasdaq SmallCap Market, which no longer exist; and

•	Amend and restate the LTIP in its entirety to make other conforming changes and to make one cohesive and integrated document to avoid confusion.

In general, all other provisions of the LTIP will remain in effect, with the only material amendments being those described above.

Purpose of the Amended 2004 Plan

The purpose of the Amended 2004 Plan is to: (i) attract and retain individuals with excellent managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend; (ii) motivate those selected as participants, by means of appropriate performance-based incentives, to achieve long-term performance goals; (iii) further align the interests of selected employee participants and non-employee Director participants with those of the Company’s other stockholders and provide them with an effective means to acquire and maintain equity interests in the Company; and (iv) provide incentive compensation opportunities that are competitive with those of similar companies. As a result, the Amended 2004 Plan is designed to promote the long-term growth and financial success of the Company and the interests of its stockholders.

Eligibility and Amended 2004 Plan Benefits

All employees and non-employee Directors of the Company and its subsidiaries are eligible to become Participants in the Amended 2004 Plan, except that non-employee Directors may not be granted incentive stock options. As of March 14, 2011, the Company and its subsidiaries had approximately 5,900 employees. The specific individuals who will be granted awards under the Amended 2004 Plan and the type and amount of any such awards will be determined by the Committee (as defined below), subject to annual limits on the maximum amounts that may be awarded to any individual, as described below. Accordingly, future awards to be received by or allocated to particular participants under the Amended 2004 Plan are not presently determinable. Information about awards currently outstanding under the LTIP may be found in the “Equity Compensation Plan Information” section of this Proxy Statement.

Administration

The Amended 2004 Plan is administered by a committee (the “Committee”) selected by the Board of Directors of the Company. The Human Resources Committee will administer the Amended 2004 Plan unless otherwise determined by the Board. The Committee selects from eligible individuals those persons to whom awards under the Plan will be granted (“Participants”), the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. The Board itself may take any action under the Amended 2004 Plan that would otherwise be the responsibility of the Committee. The Board also may delegate to the Governance Committee the authority to administer awards granted to non-employee Directors. Except to the extent prohibited by applicable law or the rules of any stock exchange or automated quotation system on which the Common Stock is then listed, the Committee may either allocate its responsibilities under the Amended 2004 Plan to one or more of its members or delegate its responsibilities to other persons selected by it.

Shares Subject to the Amended 2004 Plan; Limits on Awards

In making or settling equity awards under the Amended 2004 Plan, the Company may use shares of Common Stock currently authorized but unissued or currently held or, to the extent permitted by applicable law, subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions. At the discretion of the Committee, an award under the Amended 2004 Plan may be settled in cash rather than Common Stock.

The maximum number of shares that may be delivered to Participants and their beneficiaries under the Amended 2004 Plan may not exceed the sum of (i) 6,425,000 shares of Common Stock (provided that each share of Common Stock issued for full value awards, as described below, will count as covering 1.85 shares of Common Stock and will reduce the number of shares of Common Stock available for delivery by 1.85 shares); plus (ii) shares of Common Stock that are represented by awards granted under the Prior Equity Plans that are forfeited, expire or are canceled after May 1, 2004 (the initial “effective date” of the LTIP) without delivery of shares of Common Stock or which result in the forfeiture of the shares of Common Stock back to the Company to the extent that such shares would have been added back to the reserve under the terms of the applicable Prior Equity Plans. The following additional limits apply to awards under the Amended 2004 Plan:

•	A maximum of 6,425,000 shares of Common Stock may be delivered to Participants and their beneficiaries with respect to incentive stock options granted under the Amended 2004 Plan;

•	A maximum of 500,000 shares of Common Stock may be covered by options and stock appreciation rights granted to any one Participant in any one calendar year;

•	A maximum of 300,000 shares of Common stock may be delivered pursuant to full value awards intended to be “performance-based compensation” (as described below) granted to any one Participant during any one calendar-year period, regardless of whether settlement of the award is to occur prior to, at the time of, or after the time of vesting; and

•	The maximum amount of cash incentive awards intended to be “performance-based compensation” payable to any one Participant for performance periods beginning in any one calendar year will be $2,000,000 regardless of whether the applicable performance period during which the award is earned ends in the same year in which it begins or in a later calendar year.

The closing price with respect to the Common Stock on March 14, 2011 was $67.32 per share.

Types of Awards

The Amended 2004 Plan permits the award by the Committee of different types of awards, including but not limited to options, stock appreciation rights, full value awards and cash incentive awards. These types of awards are further described below.

Options

The Committee may grant an incentive stock option or non-qualified stock option to purchase Common Stock at an exercise price determined under the option. Except as described below, the exercise price for an option will not be less than the fair market value of the shares of Common Stock at the time the option is granted. The Committee, however, may grant options with an exercise price lower than the fair market value of the Common Stock at the time of grant in replacement for awards under other plans assumed in connection with business combinations if the Committee determines that doing so is appropriate to preserve the benefit of the awards being replaced.

Options granted under the Amended 2004 Plan will be exercisable in accordance with the terms established by the Committee. Except as otherwise determined by the Committee, the purchase price of an option will be payable in cash, in Common Stock (valued at fair market value as of the day of exercise), or a combination thereof, and must be paid in full in connection with its exercise. The Committee also may permit a Participant to elect to pay the exercise price upon the exercise of an option by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares) acquired upon exercise of the option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding obligations resulting from such exercise. The Committee, in its discretion, may impose such conditions, restrictions and contingencies on Common Stock acquired pursuant to the exercise of an option as the Committee determines to be desirable. In no event will an option expire more than ten years after the grant date.

Stock Appreciation Rights

A stock appreciation right (“SAR”) entitles the Participant to receive the amount (in cash or stock) by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee. Except as described below, the exercise price for an SAR shall not be less than the fair market value of the Common Stock at the time the SAR is granted. The Committee, however, may grant SARs with an exercise price lower than the fair market value of the Common Stock at the time of grant in replacement for awards under other plans assumed in connection with business combinations if the Committee determines that doing so is appropriate to preserve the benefit of the awards being replaced. The Committee may grant SARs independent of any option grant and may grant an option and an SAR in tandem with each other, and SARs and options granted in tandem may be granted on different dates but may have the same exercise price.

SARs shall be exercisable in accordance with the terms established by the Committee. The Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Common Stock acquired pursuant to the exercise of SARs as the Committee determines to be desirable. In no event will an SAR expire more than ten years after the grant date.

Full Value Awards

The following types of “full value awards” may be granted, as determined by the Committee:

•	The Committee may grant shares of Common Stock in return for previously performed services or in return for the Participant surrendering other compensation that may be due. These awards may include, without limitation, bonus stock. Generally, “bonus stock” is the grant of stock in return for previously performed services or the surrender of other compensation that may be due.

•	The Committee may grant shares of Common Stock that are contingent on the achievement of performance or other objectives during a specified period. These awards may include, without limitation, performance shares and performance units. Generally, “performance shares” are grants of actual shares of Common Stock whose payment is contingent on performance as measured against predetermined objectives over a one-year or multi-year period of time. Generally, “performance units” are grants of stock units whose payment is contingent on performance as measured against predetermined objectives over a one-year or multi-year period of time and whose value fluctuates with stock price changes and performance against objectives.

•	The Committee may grant shares of Common Stock subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the Participant or the achievement of performance or other objectives. These awards may include, without limitation, restricted stock and restricted stock units. Generally, “restricted stock” and “restricted stock units” are grants of actual shares of Common Stock or stock units subject to restrictions and risk of forfeiture until vested by continued employment and/or attainment of specified performance objectives.

Any such full value awards may be subject to such conditions, restrictions and contingencies as the Committee determines. If the right to become vested in a full value award is conditioned on the completion of a specified period of service with the Company or its subsidiaries, without achievement of performance measures (as described below) or other performance objectives being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting must not be less than three years (subject to accelerated vesting, to the extent provided by the Committee, in the event of the Participant’s death, disability, retirement, change of control or termination).

Cash Incentive Awards

The Committee may grant cash incentive awards (including the right to receive payment of cash or Common Stock having the value equivalent to the cash otherwise payable) that may be contingent on achievement of a Participant’s performance objectives over a specified period established by the Committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies as determined by the Committee.

Performance Measures

An income tax deduction for the Company will generally be unavailable for annual compensation in excess of $1 million paid to any of the five most highly compensated officers of a public corporation. However, amounts that constitute “performance-based compensation” are not counted toward the $1 million limit. It is expected that options and SARs granted under the Amended 2004 Plan will satisfy the requirements for “performance-based compensation.” The Committee may designate whether any full value awards or cash incentive awards being granted to any Participant are intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more performance measures, to the extent required by Section 162(m) of the Code. The performance measures that may be used by the Committee for such awards shall be based on any one or more of the following, as selected by the Committee: (a) earnings per share (“EPS”); (b) net earnings/income; (c) net operating earnings/income; (d) net operating earnings/income after taxes; (e) net operating earnings/income per share; (f) EPS from continuing operations; (g) earnings before interest and taxes; (h) stock price appreciation; (i) total shareholder return; (j) relative total shareholder return (for example, as compared to peer group performance); (k) sales/revenues, or any component thereof; (l) sales/revenue growth; (m) unit volume; (n) gross or operating margins/margin contribution; (o) economic value added or economic profit; (p) return on assets (net assets or operating assets); (q) return on equity; (r) return on invested capital or invested capital efficiency; (s) working capital or working capital efficiency; (t) cash flow/free cash flow; (u) net cash provided by operating activities; (v) cash return on assets; (w) waste recovery, cost control and/or operating efficiency targets; (x) expense targets; and (y) safety goals. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders equity and/or shares outstanding, investments or assets or net assets. For awards intended to be “performance-based compensation,” the grant of the awards and the establishment of the performance measures shall be made during the period required under Section 162(m) of the Code.

A vote to approve the Amended 2004 Plan also will serve as a vote to re-approve the performance measures listed above, as required by Section 162(m) of the Code.

Dividends and Dividend Equivalents

Awards may provide for payment of dividends or dividend equivalents with respect to the underlying shares, provided that any dividend or dividend equivalent shall be subject to the following:

•	Except as otherwise provided by the Committee, payment of any dividend or dividend equivalent shall be subject to the same conditions, restrictions and contingencies (including vesting) as the underlying shares of Common Stock;

•	No payments of dividends or dividend equivalents will be made with respect to awards granted in the form of options, SARs, or similar awards unless and until the shares of stock underlying such awards are actually issued upon exercise, vesting or settlement of the award; and

•	All payments of dividends or dividend equivalents with respect to awards granted in the form of Full Value Awards, including performance shares, performance units, shares of restricted stock, restricted stock units, or similar awards shall be deferred and shall not be paid unless and until such Awards vest or otherwise are earned or settled in accordance with the terms and conditions of the applicable Award Agreement.

No Repricing

Except as approved by the Company’s stockholders or as adjusted for corporate transactions described below, (i) the exercise price of an option or SAR may not be decreased after the date of grant nor may an option or SAR be surrendered to the Company as consideration for the grant of a replacement option or SAR with a lower exercise price, and (ii) any other action with respect to awards that is treated as a repricing under accounting principles generally accepted in the United States is prohibited under the Amended 2004 Plan. In no event may the exercise price of any option, as reduced or otherwise adjusted, be lower than the fair market value of a share of Common Stock on the date of grant of such option.

Adjustments

In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee (a) shall have the authority to proportionately adjust the aggregate number of and type of shares available for awards under the Amended 2004 Plan, and (b) shall proportionally adjust outstanding awards to preserve the benefits or potential benefits of the awards. Action by the Committee may include: (i) adjustment of the number and kind of shares or other securities which may be delivered under the Amended 2004 Plan; (ii) adjustment of the number and kind of shares or other securities subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments to outstanding awards that the Committee determines to be equitable, which may include, without limitation, (A) replacement of awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from or involved in the transaction, (B) cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that in the case of an option, the amount of such payment may be the excess of value of the Common Stock subject to the option at the time of the transaction over the exercise price, and (C) replacement with other types of awards.

Change of Control

Unless otherwise provided by the Committee and in the award agreement, upon the occurrence of a Change of Control of the Company , the “Affected Portion” (as described below) of all outstanding awards held by Participants will become vested. Under the Amended 2004 Plan, the “Affected Portion” is described as follows:

•	The Affected Portion of any option, SAR, or other award (excluding a cash incentive award) will be 50% of the shares covered by the award as to which the award is not vested immediately prior to the Change of Control. If, however, the vesting of any of these awards is contingent on the achievement of performance objectives (that is, objectives other than the completion of service, and referred to as “Performance-Contingent Vesting”), the Affected Portion of the award will be the number of shares that would be delivered to the Participant if the target level of performance objectives were achieved for the applicable performance period multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the performance period and ending on the date of the Change of Control and the denominator of which is the number of days in the total performance period.

•	The Affected Portion of a cash incentive award will be 50% of the amount covered by the award that is not vested immediately prior to the Change of Control. If, however, the vesting of the Cash Incentive Award is Performance-Contingent Vesting, the Affected Portion of such cash incentive award will be the amount that would be earned by the Participant if the target level of performance objectives were achieved for the applicable performance period multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the performance period and ending on the date of the Change of Control (but not less than 365 days or, if the performance period is less than 365 days, the number of days in the total performance period) and the denominator of which is the number of days in the total performance period.

In addition, if a Participant’s employment is terminated by the Participant for Good Reason (as defined in the Amended 2004 Plan) or by the Company without Cause (as defined in the Amended 2004 Plan) during the two-year period following a Change of Control, all awards granted prior to the Change of Control that have not vested prior to the Participant’s date of termination will become immediately vested as of such date.

See “Executive Compensation — Employment Contracts and Employment Termination and Change of Control Arrangements — CEO Employment Agreement” for a description of the definition of “Change of Control” under the Amended 2004 Plan. See “Reasons for and Effects of the Amendments — Amendment of Change of Control Provisions” above, for a description of how the Amendments will affect this definition.

Amendments and Termination

The Amended 2004 Plan may be amended or terminated at any time by the Board, and the Board or the Committee may amend any award granted under the Amended 2004 Plan, provided that no amendment or termination may adversely affect the rights of any Participant without the Participant’s written consent. The Board may not amend the provision of the Amended 2004 Plan related to repricing without stockholder approval. The Amended 2004 Plan will remain in effect as long as any awards remain outstanding, but no new awards may be granted after May 1, 2014.

Transferability

Except as otherwise provided by the Committee, awards under the Amended 2004 Plan are not transferable except as designated by the Participant by will or by laws of descent and distribution.

United States Federal Income Tax Consequences

The following discussion is based on Federal tax laws and regulations presently in effect, which are subject to change, and it does not purport to be a complete description of the Federal income tax aspects of the Amended 2004 Plan. A Participant may also be subject to state and local taxes in connection with the grant of awards under the Amended 2004 Plan. The Company recommends that Participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

Certain awards under the Amended 2004 Plan may be subject to tax rules that apply to nonqualified deferred compensation plans. If an award is subject to those rules, and fails to conform to them, the recipient may have accelerated recognition of taxable income, and may also become liable for interest and tax penalties. Failure to satisfy these rules will not have an adverse tax effect on the Company. The Company intends that, to the extent that awards are subject to these deferred compensation rules, the awards will be structured to satisfy those rules.

Under present Federal income tax laws, awards granted under the Amended 2004 Plan will have the following tax consequences:

Non-Qualified Options

The grant of a non-qualified option (“NQO”) will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

The exercise of an NQO through the delivery of previously acquired stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the Participant at the time of the exercise. The excess shares will have a new holding period for capital gain purposes and a basis equal to the value of such shares determined at the time of exercise. The holding period for determining long-term or short-term capital gains treatment will commence on the exercise date.

Incentive Stock Options

The grant of an incentive stock option (“ISO”) will not result in taxable income to the Participant. The exercise of an ISO will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Code).

The excess of the fair market value of the shares at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the Participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the Participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the ISO exercise, the Participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

If the Participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the ISO and within one year after the ISO exercise, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the Participant as long-term capital gain, and the Company will not be entitled to any deduction for Federal income tax purposes. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income, and a corresponding deduction will be allowed to the Company, at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares. The holding period for determining long-term or short-term capital gains treatment will commence on the exercise date.

The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of an NQO; that is, as a non-taxable, like-kind exchange as to the number of shares given up and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gain purposes, the same holding period as the shares that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares to receive ISO treatment. Shares received in excess of the number of shares given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares received from the exchange, it will be treated as a disqualifying disposition of the shares with the lowest basis.

If the exercise price of an ISO is paid with shares of Common Stock of the Company acquired through a prior exercise of an ISO, gain will be realized on the shares given up (and will be taxed as ordinary income) if those shares have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of exercise), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares received.

Stock Appreciation Rights

The grant of an SAR will not result in taxable income to the Participant. Upon exercise of an SAR, the amount of cash or the fair market value of shares received will be taxable to the Participant as ordinary income, and a corresponding deduction will be allowed to the Company. If the Participant receives shares of Common Stock upon exercise of an SAR and later sell such shares, then the gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise. The holding period for determining long-term or short-term capital gains treatment will commence on the SAR exercise date.

Full Value Awards

A Participant who has been granted a full value award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, if (i) the award is subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant or achievement of other objectives, and (ii) the restrictions constitute a “substantial risk of forfeiture” for Federal income tax purposes. Upon the vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the Participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. The holding period for determining long-term or short-term capital gains treatment will commence on the date on which the substantial risk of forfeiture lapses. Dividends paid to the holder during the restriction period will also be compensation income to the Participant and deductible as such by the Company.

Alternatively, for a full value award that is subject to a substantial risk of forfeiture, the Committee may (i) permit the Participant to make an election to accelerate the recognition of income from the award to the date of grant by properly filing an election under Section 83(b) of the Code; (ii) prohibit the Participant from making such an election; or (iii) require the Participant to make such an election as a condition of receiving such award. In the absence of a provision in the award agreement to the contrary, such an award will be deemed to permit the Participant to make such election.

Cash Incentive Awards

A Participant will realize taxable income at the time the cash incentive award is distributed, and the Company will be entitled to a corresponding deduction.

Change of Control

Any acceleration of the vesting or payment of awards under the Amended 2004 Plan in the event of a Change of Control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the Participant to a 20% excise tax and which may not be deductible by the Company.

Required Vote

The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting and entitled to vote on such matter is required for approval of the Amended and Restated 2004 Long-Term Incentive Plan. If the stockholders do not approve the Amended 2004 Plan, then the LTIP as currently in effect will remain in effect and the Company will continue to grant awards pursuant to that plan.

THE COMPANY’S BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED 2004 LONG-TERM INCENTIVE PLAN.

PROPOSAL 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2010 compensation of our named executive officers.

The Human Resources Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Please read the “Executive Summary” under “Compensation Discussion and Analysis” for details of changes made to our executive compensation practices during 2010.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the stockholders approve the compensation of the Company’s executives as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure presented in this Proxy Statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Human Resources Committee or our Board of Directors. Our Board of Directors and our Human Resources Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Human Resources Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS, UPON RECOMMENDATION OF OUR HUMAN RESOURCES COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 5: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE
ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 4 included above in this Proxy Statement. By voting on this Proposal 5, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.

After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative for our Company, and therefore our Board of Directors recommends that you vote for a one year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussion with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for our Company, and we look forward to hearing from our stockholders on this Proposal.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on our Board of Directors or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

THE BOARD OF DIRECTORS, UPON RECOMMENDATION OF OUR HUMAN RESOURCES COMMITTEE, UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF ONE YEAR (ANNUAL) AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

STOCKHOLDER PROPOSALS

Deadline for Inclusion in Proxy Statement

Any proposal that a stockholder wants the Company to consider including in its Proxy Statement and form of proxy relating to the Company’s 2012 Annual Meeting of Stockholders must be received by the Secretary of the Company, c/o United Stationers Inc., One Parkway North Boulevard, Deerfield, Illinois 60015, not later than December 1, 2011 and must otherwise satisfy the requirements of applicable SEC rules.

Deadline for Notice of Other Stockholder Proposals/Director Nominations

Any stockholder proposal that the stockholder does not want the Company to consider including in its proxy statement for an annual meeting of stockholders, but does intend to introduce at the meeting, as well as any proposed stockholder nomination for the election of directors at an annual meeting, must comply with the advance notice procedures set forth in the Company’s current Restated Certificate of Incorporation in order to be properly brought before that annual meeting. To comply with those procedures, a director nomination can be submitted only by a stockholder entitled to vote in the election of directors generally and written notice of such a stockholder’s intent to make such nomination at the Company’s 2012 Annual Meeting must be given to the Company’s Secretary at the address in the preceding paragraph not later than February 11, 2012. Our Restated Certificate of Incorporation also includes advance notice requirements applicable to special meetings of stockholders. Any other stockholder proposals must be submitted in writing to the Secretary of the Company at the address given in the prior paragraph not later than the close of business on the tenth day after notice of the Company’s 2012 Annual Meeting of Stockholders is first given to stockholders.

In addition to these timing requirements, the Company’s Restated Certificate of Incorporation also prescribes informational content requirements for director nominations and other proposals by stockholders. See “Governance and Board Matters — Consideration of Director Nominees” above for more information about the informational content requirements for stockholder notices relating to intended director nominations. Any other stockholder proposal notice generally must set forth a brief description of the matter proposed to be brought before the annual meeting, the name and address of the stockholder making the proposal, the number of shares beneficially owned by the stockholder and any material interest of the stockholder in such proposed matter.

OTHER BUSINESS

The Company does not know of any other matters to be presented or acted upon by stockholders at the Annual Meeting. If any matter is presented at the meeting on which a vote may properly be taken, the persons named as proxies in the proxy card will vote the shares they represent in accordance with their judgment as to the best interests of the Company.

Your vote is important. Please vote your shares as instructed in the Notice of Internet Availability.

By Order of the Board of Directors,

Eric A. Blanchard
Secretary

APPENDIX A

UNITED STATIONERS INC.
2004 LONG-TERM INCENTIVE PLAN
(As amended and restated effective May 11, 2011)

SECTION 1

GENERAL

1.1.  Purpose.  The United Stationers Inc. 2004 Long-Term Incentive Plan (the “Plan”) has been established by United Stationers Inc. (the “Company”) to promote the long-term growth and financial success of the Company and the interests of its stockholders by: (i) attracting and retaining individuals with excellent managerial talent upon whom, in large measure, the sustained progress, growth and profitability of the Company depend; (ii) motivating those selected as participants, by means of appropriate performance-based incentives, to achieve long-term performance goals; (iii) further aligning the interests of selected employee and Director participants with those of the Company’s other stockholders and providing them with an effective means to acquire and maintain equity interests in the Company; and (iv) providing incentive compensation opportunities that are competitive with those of other similar companies.

1.2.  Participation.  Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards, and thereby become “Participants” in the Plan.

1.3.  Operation, Administration, and Definitions.  The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 5 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in Section 9.

SECTION 2

OPTIONS AND SARS

2.1.  Options.  The grant of an “Option” entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee. Any Option granted under this Section 2 may be either a non-qualified option (an “NQO”) or an incentive stock option (an “ISO”), as determined in the discretion of the Committee.

(a) An “NQO” is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

(b) An “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code and shall be subject to the following conditions, limitations and restrictions:

(i) ISOs may be granted only to employees of the Company or a Subsidiary that is a subsidiary or parent corporation of the Company, within the meaning of section 424 of the Code.

(ii) ISOs shall not be granted under the Plan after the 10-year anniversary of the date on which the Plan is adopted by the Board or, if earlier, the date on which the Plan is approved by the Company’s stockholders.

(iii) To the extent required by applicable law, if the Committee permits an ISO to be exercised by a Participant more than three months after the Participant has ceased being an employee of the Company or a subsidiary as that term is defined in Code section 424(f), or more than 12 months if the Participant is permanently and totally disabled, within the meaning of section 22(e) of the Code, the ISO shall thereafter be treated as an NQO.

(iv) To the extent required by applicable law, the Committee shall not permit an ISO to be transferred by an employee other than by will or the laws of descent and distribution, and any ISO granted under this Plan shall be exercisable only by the employee during the employee’s lifetime.

2.2.  Stock Appreciation Rights.  A stock appreciation right (an “SAR”) entitles the Participant to receive, in cash or Stock (as determined in accordance with Subsection 5.7), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.

2.3.  Exercise Price.  The “Exercise Price” of each Option and SAR granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted; provided, that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock).

2.4.  Exercise.  An Option and an SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee. In no event, however, shall an Option or SAR expire later than ten years after the date of its grant.

2.5.  Payment of Option Exercise Price.  The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

(a) Subject to the following provisions of this Subsection 2.5, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Subsection 2.5(c), payment may be made as soon as practicable after the exercise).

(b) The Exercise Price shall be payable in cash, or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued at the then current value as of the day of exercise, or in any combination thereof, all as determined by the Committee. The Committee may limit payments made with shares of Stock pursuant to this Subsection 2.5(b) to shares held by the Participant for not less than six months prior to the payment date.

(c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

(d) The Committee, in its sole discretion, may permit the Participant to elect to pay the Exercise Price by any other method.

2.6.  Repricing.  Except for either adjustments pursuant to Subsection 5.2(f) (relating to the adjustment of shares), or reductions in the Exercise Price approved by the Company’s stockholders, (i) the Exercise Price for any outstanding Option or SAR previously granted under the Plan may not be decreased after the date of grant nor may an outstanding Option or SAR previously granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option or SAR with a lower exercise price, and (ii) any other action with respect to Awards that is treated as a repricing under accounting principles generally accepted in the United States is prohibited. Notwithstanding anything in this Subsection 2.6 to the contrary, in no event shall the Exercise Price of any Option, as reduced or otherwise adjusted, be less than the Fair Market Value of a share of Stock on the date of grant of such Option.

2.7.  Grants of Options and SARs.  An Option may, but need not be, granted in tandem with an SAR, and an SAR may, but need not be, granted in tandem with an Option. Except as otherwise provided by the Committee, if an Option is in tandem with an SAR, the exercise price of both the Option and SAR shall be the same, and the exercise of the Option or SAR with respect to a share of Stock shall cancel the corresponding tandem SAR or Option right with respect to such share. If an SAR is in tandem with an Option but is granted after the grant of the Option, or if an Option is in tandem with an SAR but is granted after the grant of the SAR, the later granted tandem Award shall have the same exercise price as the earlier granted Award; provided, however, that the exercise price for the later granted Award shall not be less than the Fair Market Value of the Stock at the time of such grant.

SECTION 3

FULL VALUE AWARDS

3.1.  Full Value Awards.  A “Full Value Award” is a grant of one or more shares of Stock or a right to receive one or more shares of Stock in the future, with such grant subject to one or more of the following, as determined by the Committee:

(a) The grant shall be in return for the Participant’s previously performed services, or in return for the Participant surrendering other compensation that may be due. Awards under this Subsection 3.1(a) may include, without limitation, bonus stock. Generally, “bonus stock” is the grant of stock in return for previously performed services or the surrender of other compensation that may be due.

(b) The grant shall be contingent on the achievement of performance or other objectives during a specified period. Awards under this Subsection 3.1(b) may include, without limitation, performance shares and performance units. Generally, “performance shares” are grants of actual shares of stock whose payment is contingent on performance as measured against predetermined objectives over a one-year or multi-year period of time. Generally, “performance units” are grants of stock units whose payment is contingent on performance as measured against predetermined objectives over a one-year or multi-year period of time and whose value fluctuates with stock price changes and performance against objectives.

(c) The grant shall be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives. Awards under this Subsection 3.1(c) may include, without limitation, restricted stock and restricted stock units. Generally, “restricted stock” and “restricted stock units” are grants of actual shares of stock or stock units subject to restrictions and risk of forfeiture until vested by continued employment and/or attainment of specified performance objectives.

The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies as determined by the Committee.

3.2.  Performance-Based Compensation.  The Committee may designate a Full Value Award being granted to a Participant as intended to be “performance-based compensation” as that term is used in section 162(m) of the Code. Any such Award designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Measures, to the extent required by Code section 162(m). For Awards under this Section 3 intended to be “performance-based compensation,” the grant of the Awards and the establishment of the Performance Measures shall be made during the period required under Code section 162(m).

3.3.  Restrictions on Awards.  If the right to become vested in a Full Value Award granted under this Section 3 is conditioned on the completion of a specified period of service with the Company or the Subsidiaries, without achievement of Performance Measures or other performance objectives being required as a condition of vesting, and without it being granted in lieu of other compensation, then the required period of service for full vesting shall be not less than three years (subject to acceleration of vesting, to the extent provided by the Committee, in the event of the Participant’s death, disability, retirement, Change of Control or termination of employment).

SECTION 4

CASH INCENTIVE AWARD

A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or in the discretion of the Committee, Stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee. The Committee may designate a Cash Incentive Award granted to any Participant as “performance-based compensation” as that term is used in section 162(m) of the Code. To the extent required by Code section 162(m), any such Award so designated shall be conditioned on the achievement of one or more performance objectives. The performance objectives shall be based on Performance Measures as selected by the Committee. For Awards under this Section 4 intended to be “performance-based compensation,” the grant of the Awards and the establishment of the performance objectives shall be made during the period required under Code section 162(m). Except as otherwise provided in the applicable plan, arrangement or agreement, distribution of any Cash Incentive Awards by the Company or its Subsidiaries (whether granted under this Plan or otherwise), for a performance period ending in a calendar year, shall be made to the Participant not later than March 15 of the following calendar year; provided, however, that for purposes of determining compliance with Code section 409A, a payment will be considered to satisfy the requirement of this sentence if distribution is made no later than the end of the calendar year following the end of the applicable performance period.

SECTION 5

OPERATION AND ADMINISTRATION

5.1.  Effective Date.  The Plan became effective on May 1, 2004 (the “Effective Date”). In the event of Plan termination, the Plan shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted under the Plan after the ten-year anniversary of the Effective Date.

5.2.  Shares Subject to Plan.  The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a) The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued or currently held or to the extent permitted by applicable law, subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

(b) Subject to the following provisions of this Subsection 5.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be equal to the sum of Subsections 5.2(b)(i) and (ii) below:

(i) 6,425,000 shares of Stock; provided, however, that for purposes of applying the limitations of this Subsection 5.2(b), each share of Stock delivered pursuant to Section 3 (relating to Full Value Awards), shall be counted as covering 1.85 shares of Stock, and shall reduce the number of shares of Stock available for delivery under this Subsection 5.2(b) by 1.85 shares.

(ii) Any shares of Stock that are represented by awards granted under the Company’s 2000 Management Equity Plan and 1992 Management Equity Plan (the “Prior Equity Plans”) that are forfeited, expire or are canceled after the Effective Date without delivery of shares of Stock or which result in the forfeiture of the shares of Stock back to the Company to the extent that such shares would have been added back to the reserve under the terms of the applicable Prior Equity Plan.

(c) To the extent provided by the Committee pursuant to Subsection 5.7, any Award may be settled in cash rather than Stock.

(d) Any shares of Stock subject to an Award which for any reason expires or terminates unexercised or is not earned in full may again be made subject to an Award under the Plan. The following shares of Stock may not again be made available for issuance as Awards under the Plan: (i) shares of Stock not issued or delivered as a result of the net settlement of an outstanding SAR, (ii) shares of Stock used to pay the exercise price or withholding taxes related to an outstanding Award, or (iii) shares of Stock repurchased on the open market with the proceeds of the option exercise price.

(e) Subject to Subsection 5.2(f), the following additional maximums are imposed under the Plan:

(i) The maximum number of shares that may be covered by Awards granted to any one Participant pursuant to Section 2 (relating to Options and SARs) shall be 500,000 shares during any one-calendar-year period. If an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Stock shall be counted as covering but one share of Stock for purposes of applying the limitations of this Subsection 5.2(e)(i).

(ii) To the extent required by applicable law, the aggregate Fair Market Value (as of the date of grant) of the shares of Stock with respect to which the ISOs granted to any employee first become exercisable during any calendar year may not exceed $100,000. For purposes of this $100,000 limit, the employee’s ISOs under this Plan and all other plans maintained by the Company and its Subsidiaries will be aggregated. To the extent any ISOs would exceed the $100,000 limit, the ISO shall thereafter be treated as an NQO.

(iii) For Full Value Awards that are intended to be “performance-based compensation” (as that term is used for purposes of Code section 162(m)), no more than 300,000 shares of Stock may be delivered pursuant to such Awards granted to any one Participant during any one-calendar-year period (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting); provided that Awards described in this Subsection 5.2(e)(iii) shall be subject to the following:

(A) If the Awards are denominated in Stock but an equivalent amount of cash is delivered in lieu of delivery of shares of Stock, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of shares of Stock into cash.

(B) If delivery of Stock or cash is deferred until after shares of Stock have been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the shares are earned shall be disregarded.

(iv) For Cash Incentive Awards that are intended to be “performance-based compensation” (as that term is used for purposes of Code section 162(m)), no more than $2,000,000 may be paid to any one Participant for performance periods beginning in any one calendar year, regardless of whether the applicable performance period during which the Award is earned ends in the same year in which it begins or in a later calendar year; provided that Awards described in this Subsection 5.2(e)(iv) shall be subject to the following:

(A) If the Awards are denominated in cash but an equivalent amount of Stock is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into shares of Stock.

(B) If delivery of Stock or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

(f) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares or any other capital adjustment), the Committee (i) shall have the authority, in its absolute discretion, to proportionately adjust the aggregate number and type of shares available for Awards under the Plan, and (ii) shall proportionally adjust outstanding Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (A) adjustment of the number and kind of shares (or other securities) which may be delivered under the Plan; (B) adjustment of the number and kind of shares (or other securities) subject to outstanding Awards; (C) adjustment of the Exercise Price per share (but not the total price) of outstanding Options and SARs; and (D) any other adjustments to outstanding Awards that the Committee determines to be equitable, which may include, without limitation, (1) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from or involved in the transaction, (2) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option, the amount of such payment may be the excess of value of the Stock subject to the Option at the time of the transaction over the exercise price; and (3) replacement with other types of Awards. In no event shall this Subsection 5.2(f) be construed to permit an adjustment (including a replacement) of an Option, SAR or other Award if such modification either: (x) would result in accelerated recognition of income or imposition of additional tax under Code section 409A; or (y) would cause the Option, SAR or other Award subject to the adjustment (or cause a replacement Option, SAR or other award) to be subject to Code section 409A, provided that the restriction of this clause (y) shall not apply to any Option, SAR or other Award that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A.

(g) The maximum number of shares of Stock that may be delivered to Participants and their beneficiaries with respect to ISOs granted under the Plan shall be 6,425,000 shares; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to ISOs, such rules shall apply to the limit on ISOs granted under the Plan.

5.3.  General Restrictions.  Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

5.4.  Tax Withholding.  All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations.

Except as otherwise provided by the Committee, such withholding obligations may be satisfied (i) through cash payment by the Participant, (ii) through the surrender of shares of Stock which the Participant already owns (provided, however, that to the extent shares described in this clause (ii) are used to satisfy more than the minimum statutory withholding obligation, as described below, then, except as otherwise provided by the Committee, payments made with shares of Stock in accordance with this clause (ii) shall be limited to shares held by the Participant for not less than six months prior to the payment date), or (iii) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan; provided, however, that such shares under this clause (iii) may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal, state and local tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

5.5.  Grant and Use of Awards.  In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Subject to Subsection 2.6 (relating to repricing), Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations. Notwithstanding the provisions of Subsection 2.3, Options and SARs granted under the Plan in replacement for awards under plans and arrangements of the Company or a Subsidiary assumed in business combinations may be adjusted by the Committee to preserve the benefit of the award. The provisions of this Subsection 5.5 shall be subject to the provisions of Subsection 5.18.

5.6.  Dividends and Dividend Equivalents.  An Award (including without limitation an Option or SAR Award) may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award, provided that any dividend or dividend equivalent shall be subject to the following:

(a) Except as otherwise provided by the Committee, payment of any dividend or dividend equivalent shall be subject to the same conditions, restrictions and contingencies (including vesting) as the underlying shares of Stock;

(b) No payments of dividends or dividend equivalents will be made with respect to Awards granted in the form of Options, SARs, or similar Awards unless and until the shares of Stock underlying such Awards are actually issued upon exercise, vesting, or settlement of the Award;

(c) All payments of dividends or dividend equivalents with respect to Awards granted in the form of Full Value Awards, including performance shares, performance units, shares of restricted stock, restricted stock units, or similar Awards shall be deferred and shall not be paid unless and until such Awards vest or otherwise are earned or settled in accordance with the terms and conditions of the applicable Award Agreement;

(d) Any such dividend and dividend equivalent payments shall be subject to adjustment by the Committee pursuant to Subsection 5.2(f) (relating to the adjustment of shares); and

(e) The provisions of this Subsection 5.6 shall be subject to the provisions of Subsection 5.18.

5.7.  Settlement of Awards.  The settlement of Awards under the Plan shall be subject to the following:

(a) The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents.

(b) Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee; provided, however, that no such dispute shall result in a delay in payment to a Participant beyond the latest date by which such payment is due under the terms of the applicable Award.

(c) Except for Options and SARs designated at the time of grant or otherwise as intended to be subject to Code section 409A, this Subsection 5.7 shall not be construed to permit the deferred settlement of Options or SARs, if such settlement would result in deferral of compensation under Treas. Reg. §1.409A-1(b)(5)(i)(A)(3) (except as permitted in paragraphs (i) and (ii) of that section).

(d) The provisions of this Subsection 5.7 shall be subject to the provisions of Subsection 5.18.

5.8.  Transferability.  Except as otherwise provided by the Committee (subject to Subsection 2.1(b)(iv)), Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.

5.9.  Form and Time of Elections.  Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

5.10.  Agreement With Company.  An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required. Except for Awards designated at the time of grant or otherwise as intended to be deferred compensation subject to Code section 409A, this Subsection 5.10 shall not be construed to permit the grant of an Award if such action would cause the Award being granted to be subject to Code section 409A.

5.11.  Action by Company or Subsidiary.  Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of its board of directors (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the Company or Subsidiary.

5.12.  Gender and Number.  Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

5.13.  Limitation of Implied Rights.

(a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee or other individual the right to be retained in the employ of the Company or any Subsidiary or the right to continue to provide services to the Company or any Subsidiary, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise expressly provided in an Award Agreement or the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights or any rights to receive any additional Awards under the Plan or any other Plan or arrangement of the Company or any Subsidiary.

5.14.  Evidence.  Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

5.15.  Section 83(b) Election.  For an Award of Stock that is subject to a substantial risk of forfeiture, the Committee may: (a) permit the Participant to make an election to accelerate the recognition of income from the Award to the date of grant by properly filing an election under section 83(b) of the Code; (ii) prohibit the Participant from making such an election; or (iii) require the Participant to make such an election as a condition of receiving such Award. In the absence of a provision in the Award Agreement to the contrary, such an Award of Stock shall be deemed to permit the Participant to make such election.

5.16.  Registration.  If the Committee determines that registration of Awards under the Plan is necessary or appropriate, it may use a Form S-8 or, in the event that such a form is unavailable because the Awards are granted to employees of companies which are not at least 50% owned by the Company or for any other reason, the Committee may direct the Company to use such other registration procedures as it deems appropriate.

5.17.  Governing Law.  The Plan and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law of Delaware or any other jurisdiction.

5.18  Limitations under Code Section 409A. The provisions of the Plan shall be subject to the following:

(a) No provision of the Plan shall be construed to permit the grant of an Option or SAR if such action would cause the Option or SAR being granted or the option or stock appreciation right being replaced to be subject to Code section 409A, provided that this Subsection 5.18(a) shall not apply to any Option or SAR (or option or stock appreciation right granted under another plan) being replaced that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A.

(b) Except with respect to an Option or SAR that, at the time it is granted or otherwise, is designated as being deferred compensation subject to Code section 409A, no Option or SAR shall condition the receipt of dividends with respect to an Option or SAR on the exercise of such Award, or otherwise provide for payment of such dividends in a manner that would cause the payment to be treated as an offset to or reduction of the exercise price of the Option or SAR pursuant Treas. Reg. §1.409A-1(b)(5)(i)(E).

(c) The Plan shall not be construed to permit a modification of an Award, or to permit the payment of a dividend or dividend equivalent, if such actions would result in accelerated recognition of taxable income or imposition of additional tax under Code section 409A.

SECTION 6

CHANGE OF CONTROL

6.1.  Effect of Change of Control.  Notwithstanding any provision in the Plan (including, without limitation, Subsection 5.2(f)) and unless otherwise indicated in the Award Agreement, upon the occurrence of a Change of Control:

(a) If (i) a Participant’s Date of Termination does not occur between the date of grant of an Option or SAR and the date of a Change of Control; and (ii) as of the Change of Control, the Participant is not vested in all of such Option or SAR, then, as of the date of the Change of Control, the Participant shall become vested in the Affected Portion of such Option or SAR.

(b) If (i) a Participant’s Date of Termination does not occur between the date of grant of a Full Value Award and the date of a Change of Control (regardless of whether settlement of the Award is to occur prior to, at the time of, or after vesting); and (ii) as of the Change of Control, the Participant is not vested in all of such Award, then, as of the date of the Change of Control, the Participant shall become vested in the Affected Portion of such Award. If (i) a Participant’s Date of Termination does not occur between the date of grant of a Cash Incentive Award and the date of a Change of Control (regardless of whether settlement of the Award is to occur at the time of or after vesting); and (ii) as of the Change of Control, the Participant is not vested in all of such Award, then, as of the date of the Change of Control, the Participant shall become vested in the Affected Portion of such Award.

(c) For purposes of this Subsection 6.1, the “Affected Portion” of any Option or SAR or other Award (excluding a Cash Incentive Award) shall be 50% of the shares covered by the Award as to which the Award is not vested immediately prior to the Change of Control; provided that if the vesting of the Award is contingent on the achievement of performance objectives (that is, objectives other than the completion of service, and referred to as “Performance-Contingent Vesting”), the Affected Portion of the Award shall be the number of shares that would be delivered to the Participant if the target level of performance objectives were achieved for the applicable performance period multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the performance period and ending on the date of the Change of Control and the denominator of which is the number of days in the total performance period. For purposes of this Subsection 6.1, the “Affected Portion” of a Cash Incentive Award shall be 50% of the amount covered by the Award which is not vested immediately prior to the Change of Control; provided that if the vesting of the Cash Incentive Award is Performance-Contingent Vesting, the “Affected Portion” of such Cash Incentive Award shall be the amount that would be earned by the Participant if the target level of performance objectives were achieved for the applicable performance period multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the performance period and ending on the date of the Change of Control (but not less than 365 days or, if the performance period is less than 365 days, the number of days in the total performance period) and the denominator of which is the number of days in the total performance period.

(d) If different portions of any Award that are not vested on the date of a Change of Control are scheduled to vest on different dates, then the provisions of this Subsection 6.1 shall be applied to each such portion as though it were a separate Award.

(e) Subject to Subsection 6.1(f) below, the vesting of the portion of any Award that is not the Affected Portion of the Award shall vest without regard to the acceleration effected by reason of this Subsection 6.1.

(f) Except as otherwise provided by the Committee, if the Performance-Contingent Vesting of any Award is accelerated by reason of this Subsection 6.1, then at the end of the applicable performance period for such Award, the Participant shall become vested in the number of shares or cash amount in which the Participant would have become vested in accordance with the terms of the Award, if any

(without regard to the acceleration under this Subsection 6.1) reduced by the number of shares or cash amount vested under the Award by reason of the acceleration under this Subsection 6.1.

(g) If (i) during the two-year period following the date of the Change of Control, a Participant’s Date of Termination occurs by the Company or its Subsidiaries without Cause or by the Participant for Good Reason, and (ii) at the Date of Termination, any Award granted before the Change of Control is not fully vested, then any and all such Awards granted before the Change of Control held by the Participant shall become fully vested (and, in the case of Options or SARs, exercisable) on the Date of Termination.

6.2.  Definition of Change of Control.  For purposes of the Plan, the term “Change of Control” shall mean:

(a) Any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)) has or acquires “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”); provided, however, that the acquisition or holding of Voting Securities by (i) the Company or any of its Subsidiaries, or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its Subsidiaries shall not constitute a change of control; and provided further that the acquisition or holding of Voting Securities by any Person in which a Participant has a substantial equity interest shall not constitute a Change of Control with respect to such Participant. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than the permitted amount of Voting Securities as a result of (A) the issuance of Voting Securities by the Company in exchange for assets (including equity interests) or funds with a fair value equal to the fair value of the Voting Securities so issued or (B) the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the issuance of Voting Securities or the acquisition of Voting Securities by the Company, and after such issuance or acquisition such Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the Voting Securities Beneficially Owned by such Person to more than 50% of the Voting Securities of the Company, then a Change of Control shall occur.

(b) At any time during a period of two consecutive years, the individuals who at the beginning of such period constituted the Board (the “Incumbent Board”) cease for any reason to constitute more than 50% of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of more than 50% of the directors then comprising the Incumbent Board, such new director shall, for purposes of this Subsection 6.2(b), be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of (i) either an actual “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual solicitation of proxies or contest by or on behalf of a Person other than the Incumbent Board (a “Proxy Contest”), or (ii) by reason of an agreement intended to avoid or settle any actual or threatened Election Contest or Proxy Contest.

(c) Consummation of a merger, consolidation or reorganization or approval by the Company’s stockholders of a liquidation or dissolution of the Company or the occurrence of a liquidation or dissolution of the Company (“Business Combination”), unless, following such Business Combination:

(i) the Persons with Beneficial Ownership of the Company, immediately before such Business Combination, have Beneficial Ownership of more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Surviving Company”) in substantially the same proportions as their Beneficial Ownership of the Voting Securities immediately before such Business Combination;

(ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than 50% of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and

(iii) no Person (other than the Company, any of its Subsidiaries or any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Company or any Person who immediately prior to such Business Combination had Beneficial Ownership of 30% or more of the then Voting Securities) has Beneficial Ownership of 30% or more of the then combined voting power of the Surviving Company’s then outstanding voting securities; provided, that notwithstanding this clause (iii), a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than 30% of Voting Securities as a result of the issuance of Voting Securities by the Company in exchange for assets (including equity interests) or funds with a fair value equal to the fair value of the Voting Securities so issued; provided, however that a Business Combination with a Person in which a Participant has a substantial equity interest shall not constitute a Change of Control with respect to such Participant.

(d) The closing of any assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person (other than a Person in which a Participant has a substantial equity interest (in which case there shall not be a Change of Control with respect to such Participant) and other than a Subsidiary of the Company or other entity, the Persons with Beneficial Ownership of which are the same Persons with Beneficial Ownership of the Company and such Beneficial Ownership is in substantially the same proportions), or the occurrence of the same.

Notwithstanding this Subsection 6.2, if any Award under the Plan constitutes Deferred Compensation (as defined in Subsection 9(m)(vi) below) and becomes payable upon a Change of Control, a change of control event that otherwise is a Change of Control under the Plan shall be a Change of Control for purposes of the Plan only if such event also satisfies the requirements of Treas. Reg. §1.409A-3(i)(5).

SECTION 7

COMMITTEE

7.1.  Administration.  The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 7. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board who are outside directors within the meaning of section 162(m)(4)(C)(i) of the Code and the applicable regulations and nonemployee directors within the meaning of Rule 16b-3 under the Exchange Act. The Human Resources Committee shall administer the Plan unless otherwise determined by the Board. The Board may delegate the authority to grant and administer non-employee director compensation to the Governance Committee. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

7.2.  Powers of Committee.  The Committee’s administration of the Plan shall be subject to the following:

(a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 8) to amend, cancel or suspend Awards.

(b) To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(c) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any

Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company, and applicable state corporate law.

7.3.  Delegation by Committee.  Except to the extent prohibited by applicable law or the applicable rules of a stock exchange or automated quotation system on which the Stock is listed, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

7.4.  Information to be Furnished to Committee.  The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

SECTION 8

AMENDMENT AND TERMINATION

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board or the Committee (if applicable); and further provided that adjustments pursuant to Subsection 5.2(f) shall not be subject to the foregoing limitations of this Section 8; and further provided that the provisions of Subsection 2.7 (relating to repricing) cannot be amended unless the amendment is approved by the Company’s stockholders. No amendment or termination of the Plan shall be adopted or effective if it would result in accelerated recognition of income or imposition of additional tax under Code section 409A or, except as otherwise provided in the amendment, would cause amounts that were not otherwise subject to Code section 409A to become subject to Code section 409A.

SECTION 9

DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

(a) Affected Portion.  The term “Affected Portion” shall have the meaning set forth in Subsection 6.1(c).

(b) Award.  The term “Award” means any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Full Value Awards and Cash Incentive Awards.

(c) Award Agreement.  The term “Award Agreement” shall have the meaning set forth in Subsection 5.10.

(d) Board.  The term “Board” means the Board of Directors of the Company.

(e) Bonus Stock.  The term “bonus stock” shall have the meaning set forth in Subsection 3.1(a).

(f) Cash Incentive Award.  The term “Cash Incentive Award” shall have the meaning set forth in Section 4.

(g) Cause.  Except as otherwise provided by the Committee, and subject to the last sentence of this definition, “Cause” shall mean (i) conviction of, or plea of nolo contendere to, a felony (excluding motor vehicle violations); (ii) theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Company or any of its Subsidiaries; (iii) illegal use of drugs; (iv) material breach of any employment-related undertakings provided in a writing signed by the Participant prior to or concurrently with an Award Agreement; (v) gross negligence or willful misconduct in the performance of the Participant’s duties to the Company or any of its Subsidiaries; (vi) breach of any fiduciary duty owed to the Company or any of its Subsidiaries including, without limitation, engaging in competitive acts while employed by the Company or any of its Subsidiaries; or (vii) the Participant’s willful refusal to perform the assigned duties for which the Participant is qualified as directed by the Participant’s Supervising Officer (as hereinafter defined) or the Board; provided, that in the case of any event constituting Cause within clauses (iv) through (vii) that is curable by the Participant, the Participant has been given written notice by the Company or one of its Subsidiaries of such event said to constitute Cause, describing such event in reasonable detail, and has not cured such action within thirty (30) days of such written notice as reasonably determined by the Committee. For purposes of this definition of Cause, action or inaction by the Participant shall not be considered “willful” unless done or omitted by the Participant (A) intentionally or not in good faith and (B) without reasonable belief that the Participant’s action or inaction was in the best interests of the Company and its Subsidiaries, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness. If a non-employee director ceases to be a member of the Board, he or she shall be treated as having been terminated by the Company without Cause on the date of such cessation unless the director is removed from the Board for cause (as that term is defined in Article Fifth, Section 5 of the Company’s Second Restated Certificate of Incorporation as in effect on the Effective Date).

(h) Change of Control.  The term “Change of Control” shall have the meaning set forth in Subsection 6.2.

(i) Code.  The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(j) Committee.  The term “Committee” shall have the meaning set forth in Subsection 7.1.

(k) Company.  The term “Company” shall have the meaning set forth in Subsection 1.1.

(l) Date of Termination.  The term “Date of Termination” with respect to an Award granted to any Participant shall mean the first day occurring on or after the grant date of the Award on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer. If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Date of Termination caused by the Participant being discharged by the employer. For purposes of applying the foregoing definition of Date of Termination, a Participant shall be deemed to be employed by the Company or Subsidiary during any period in which he or she is a member of the Board of Directors of the Company or a Subsidiary. With respect to Awards that constitute Deferred Compensation, references to the Participant’s termination of employment (including references to the Participant’s employment termination, and to the Participant terminating employment, a Participant’s separation from service, and other similar reference) and references to a Participant’s termination as a director (including separation from service and other similar references) shall mean, respectively, the Participant ceasing to be employed by, or ceasing to perform director services for, the Company and the Affiliates, subject to the following:

(i) With respect to any Deferred Compensation attributable to services as an employee, the employment relationship will be deemed to have ended at the time the Participant and the applicable company reasonably anticipate that a level of bona fide services the Participant would perform for the Company and the Affiliates after such date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 month period (or the full period of service to the Company and the Affiliates if the Participant has performed services for the Company and the Affiliates for less than 36 months, disregarding any services performed in a director relationship. With respect to any Deferred Compensation attributable to services as a director, the director relationship will have ended when the Participant ceases to be a director, disregarding any services performed in an employment relationship with the Company or any Affiliate.

(ii) The employment or director relationship will be treated as continuing intact while the Participant is on a bona fide leave of absence (determined in accordance with Treas. Reg. §409A-1(h)).

(iii) The determination of a Participant’s termination of employment or termination as a director by reason of a sale of assets, sale of stock, spin-off, or other similar transaction of the Company or an Affiliate will be made in accordance with Treas. Reg. §1.409A-1(h).

(iv) If a Participant performs services both as an employee of the Company or an Affiliate, and a member of the board of directors of the Company or an Affiliate, the determination of whether termination of employment or termination of service as a director shall be made in accordance with Treas. Reg. §1.409A-1(h)(5) (relating to dual status service providers).

(v) For purposes of this Subsection 9(l), the term “Affiliates” means all persons with whom the Company is considered to be a single employer under Code section 414(b) and all persons with whom the Company would be considered a single employer under Code section 414(c) thereof.

(vi) For purposes of this Subsection 9(l), the term “Deferred Compensation” means payments or benefits that would be considered to be provided under a nonqualified deferred compensation plan as that term is defined in Treas. Reg. §1.409A-1.

(vii) Notwithstanding the foregoing, a Participant shall not be deemed to have had a termination of employment or separation of the director relationship unless that termination of employment or separation of the director relationship constitutes a “separation for service” as defined in Treas. Reg. §1.409A-1(h).

(m) Effective Date.  The term “Effective Date” shall have the meaning set forth in Subsection 5.1.

(n) Eligible Individual.  Subject to the provisions of Subsection 2.1(b) (relating to ISOs), the term “Eligible Individual” means any employee of the Company or a Subsidiary, and any non-employee member of the Board of Directors of the Company or the Board of Directors of any Subsidiary.

(o) Exchange Act.  The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) Exercise Price.  The term “Exercise Price” shall have the meaning set forth in Subsection 2.3.

(q) Fair Market Value.  Except as otherwise provided by the Committee, “Fair Market Value” for a share of Stock for a day shall be the closing price per share on such day on the principal securities exchange or trading market on which shares of Stock are listed or admitted to trading (or the closing bid if no sales were reported); provided that if shares of Stock are listed or admitted to trading on an exchange or trading market but such day is not a trading day, Fair Market Value shall be determined as of the last preceding trading day. If the preceding sentence is not applicable, Fair Market Value shall be determined in good faith by the Committee in accordance with Treas. Reg. 1.409A-1(b)(5)(iv).

(r) Full Value Award.  The term “Full Value Award” shall have the meaning set forth in Subsection 3.1.

(s) Good Reason.  Except as otherwise provided by the Committee, “Good Reason” shall exist upon the occurrence of any of the following events: (i) any material reduction, without the Participant’s written consent, in the Participant’s duties, responsibilities or authority; provided, however, that for purposes of this clause, neither (A) a change in the Participant’s supervisor or the number or identity of the Participant’s direct reports, nor (B) a change in the Participant’s title, duties, responsibilities or authority as a result of a realignment or restructuring of the Company’s executive organizational chart, nor

(C) a change in the Participant’s title, duties, responsibilities or authority as a result of a realignment or restructuring of the Company shall be deemed by itself to materially reduce Participant’s duties, responsibilities or authority, as long as, in the case of either (B) or (C), Participant continues to report to either the supervisor to whom he or she reported immediately prior to the Change of Control or a supervisor of equivalent responsibility and authority; or (ii) without Participant’s written consent: (A) a material reduction in the Participant’s base salary, or (B) the relocation of the Participant’s principal place of employment more than fifty (50) miles from its location on the date of a Change in Control. For purposes of this Plan, a Change of Control, alone, does not constitute Good Reason. Furthermore, notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless the Participant gives the Company written notice within thirty (30) days after the initial occurrence of any of such events that the Participant believes that such event constitutes Good Reason, and the Company thereafter fails to cure any such event within sixty (60) days after receipt of such notice.

(t) ISO.  The term “ISO” shall have the meaning set forth in Subsection 2.1.

(u) NQO.  The term “NQO” shall have the meaning set forth in Subsection 2.1.

(v) Option.  The term “Option” shall have the meaning set forth in Subsection 2.1.

(w) Participant.  The term “Participant” shall have the meaning set forth in Subsection 1.2.

(x) Performance-Based Compensation.  The term “Performance-Based Compensation” shall have the meaning ascribed to it under section 162(m) of the Code.

(y) Performance-Contingent Vesting.  The term “Performance-Contingent Vesting” shall have the meaning set forth in Subsection 6.1(c).

(z) Performance Measures.  The “Performance Measures” may be based on any one or more of the following, as selected by the Committee: (a) earnings per share; (b) net earnings/income; (c) net operating earnings/income; (d) net operating earnings/income after taxes; (e) net operating earnings/income per share; (f) EPS from continuing operations; (g) EBIT; (h) stock price appreciation; (i) total shareholder return; (j) relative total shareholder return (for example, as compared to peer group performance); (k) sales/revenues, or any component thereof; (l) sales/revenue growth; (m) unit volume; (n) gross or operating margins/margin contribution; (o) economic value added or economic profit; (p) return on assets (net assets or operating assets); (q) return on equity; (r) return on invested capital or invested capital efficiency; (s) working capital or working capital efficiency; (t) cash flow/free cash flow; (u) net cash provided by operating activities; (v) cash return on assets; (w) waste recovery, cost control and/or operating efficiency targets; (x) expense targets; and (y) safety goals. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders equity and/or shares outstanding, investments or assets or net assets.

(aa)   Performance Shares.  The term “performance shares” shall have the meaning set forth in Subsection 3.1(b).

(bb) Performance Units.  The term “performance units” shall have the meaning set forth in Subsection 3.1(b).

(cc) Plan.  The “Plan” means the United Stationers Inc. 2004 Long-Term Incentive Plan, as amended and restated effective May 11, 2011.

(dd) Prior Equity Plans.  The term “Prior Equity Plans” shall have the meaning set forth in Subsection 5.2(b)(ii).

(ee) Restricted Stock.  The term “restricted stock” shall have the meaning set forth in Subsection 3.1(c).

(ff) Restricted Stock Units.  The term “restricted stock units” shall have the meaning set forth in Subsection 3.1(c).

(gg) SAR.  The term “SAR” shall have the meaning set forth in Subsection 2.2.

(hh) Stock.  The term “Stock” means Common Stock of the Company.

(ii) Subsidiary.  For purposes of the Plan and subject to Subsection 2.1(b) (relating to ISOs), the term “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest.

UNITED STATIONERS INC.
CORRINE KASSITAS
ONE PARKWAY NORTH BOULEVARD
DEERFIELD, IL 60015
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 10, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 10, 2011. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32888-P06587	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

UNITED STATIONERS INC.		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote FOR each of the nominees listed below:
1.	Election of Directors to serve for a three-year term expiring in 2014.	☐	☐	☐
Nominees:
01) Robert B. Aiken, Jr.
02) Jean S. Blackwell
03) Paul Cody Phipps

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposals 2., 3. and 4.			For	Against	Abstain

2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011.		☐	☐	☐

3.	Approval of the Amended and Restated 2004 Long-Term Incentive Plan.		☐	☐	☐

4.	Approval of advisory vote on executive compensation.		☐	☐	☐

The Board of Directors recommends that you vote for 1 YEAR on the following proposal:		1 Year	2 Years	3 Years	Abstain

5.	Advisory vote on frequency of advisory vote on executive compensation.	☐	☐	☐	☐

NOTE: In their discretion, the proxies may vote upon any other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
This proxy is solicited on behalf of the Board of Directors of United Stationers Inc.

This proxy will be voted as directed by the undersigned. If no direction is given, this proxy will be voted as recommended by the Board of Directors on each of the proposals listed below.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

YOUR VOTE IS IMPORTANT!
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so the shares may be represented at the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M32889-P06587

UNITED STATIONERS INC.
Annual Meeting of Stockholders
May 11, 2011 2:00 PM
This proxy is solicited by the Board of Directors

UNITED STATIONERS, INC.	PROXY/VOTING INSTRUCTION CARD
The undersigned hereby appoints Richard W. Gochnauer, Victoria J. Reich and Eric A. Blanchard, or either of them, as proxies, with full power of substitution and with all the powers the undersigned would possess if present, to vote all the shares of common stock of UNITED STATIONERS INC. (the “Company”) which the undersigned is entitled to vote, on all matters that may properly come before the Annual Meeting of Stockholders to be held at the Company’s offices located at One Parkway North Boulevard, Deerfield, Illinois on Wednesday, May 11, 2011 at 2:00 p.m., Central Time, and at any adjournment thereof. This card also serves as voting instructions to Computershare Trust Company, as Plan Agent of the United Stationers Inc. Employee Stock Purchase Plan. The Plan Agent will vote the shares of the Company’s common stock allocated to the stockholder’s account at the Annual Meeting of Stockholders as directed by the stockholder on the reverse side. If voting by mail, your vote must be received by 11:59 p.m., Eastern Time, on May 9, 2011 to ensure that your Employee Stock Purchase Plan shares are voted at the meeting.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side